Exhibit 10.1

 Execution Version

[Published CUSIP Number:  _________]

$175,000,000
CREDIT AGREEMENT

Dated as of January 13, 2012

among

NUMBER MERGER SUB, INC.,
as the initial Borrower,
which on the Effective Date shall be merged within and into

99¢ ONLY STORES,
with 99¢ ONLY STORES surviving such merger as the Borrower,

NUMBER HOLDINGS, INC.,
as Holdings,

ROYAL BANK OF CANADA,
as Administrative Agent and Issuer,

and

THE OTHER LENDERS AND ISSUERS PARTY HERETO
________________

BMO HARRIS BANK N.A.
and
DEUTSCHE BANK SECURITIES INC.,
as Co-Syndication Agents,

CITY NATIONAL BANK
and
SIEMENS FINANCIAL SERVICES, INC.,
as Co-Documentation Agents,

and

RBC CAPITAL MARKETS,*
BMO CAPITAL MARKETS·
and
DEUTSCHE BANK SECURITIES INC.
as Joint Lead Arrangers and as Joint Bookrunners

* RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates
• BMO Capital Markets is a brand name for the capital markets activities of Bank of Montreal and its affiliates.

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(continued)

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(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Page

Schedules

Schedule I	-	Revolving Credit Commitments
Schedule II	-	Subsidiary Guarantors
Schedule 1.1A	-	Certain Security Interests and Guarantees
Schedule 1.1B	-	Credit Card Agreements
Schedule 1.7(b)	-	Adjustments to Consolidated EBITDA
Schedule 5.10(a)	-	ERISA Compliance
Schedule 5.11	-	Subsidiaries and Other Equity Investments
Schedule 8.13	-	Post Closing Items
Schedule 9.1(b)	-	Existing Liens
Schedule 9.2(f)	-	Existing Investments
Schedule 9.3(b)	-	Existing Indebtedness
Schedule 9.6(c)	-	Permitted Restricted Payments
Schedule 9.8(h)	-	Existing Transactions with Affiliates
Schedule 9.9	-	Burdensome Agreements
Schedule 12.8	-	Administrative Agent’s Office, Certain Addresses for Notices

Exhibits

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Revolving Credit Note
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Swing Loan Request
Exhibit E	-	Form of Letter of Credit Request
Exhibit F	-	Form of Notice of Conversion or Continuation
Exhibit G-1	-	Form of Opinion of Proskauer Rose LLP, New York and
California Counsel for the Loan Parties
Exhibit G-2	-	Form of Opinion of Greenberg Traurig LLP, Nevada Counsel for the Loan Parties
Exhibit H	-	Form of Guaranty
Exhibit I	-	Form of Security Agreement
Exhibit J	-	Form of Borrowing Base Certificate
Exhibit K	-	Form of Intercreditor Agreement
Exhibit L	-	Form of Intercompany Subordination Agreement
Exhibit M	-	Form of Solvency Certificate
Exhibit N	-	Form of Non-Bank Certificate
Exhibit O	-	Form of Compliance Certificate
Exhibit P	-	Form of Customs Broker Agreement
Exhibit Q	-	Form of Credit Card Notification
Exhibit R-1	-	Form of Collateral Access Agreement for Landlords
Exhibit R-2	-	Form of Collateral Access Agreement for Non-Landlords
Exhibit S	-	Form of Mortgage

i

This CREDIT AGREEMENT (“Agreement”) is entered into as of January 13, 2012, among NUMBER MERGER SUB, INC., a California corporation and the initial Borrower (which on the Effective Date shall be merged with and into 99¢ ONLY STORES, a California corporation (the “Company”), with the Company surviving such merger as the successor Borrower), NUMBER HOLDINGS, INC., a Delaware corporation (“Holdings”), ROYAL BANK OF CANADA, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to the Merger Agreement (as this and other capitalized terms used in these preliminary statements are defined in Section 1.1 below), Number Merger Sub, Inc., a California corporation and a direct wholly owned subsidiary of Holdings (“Merger Sub”), will merge (the “Merger”) with and into the Company, with (i) subject to dissenters’ rights, the Merger Consideration being paid, and (ii) the Company surviving as a wholly owned subsidiary of Holdings.

The Borrower has requested that, substantially simultaneously with the consummation of the Merger, (i) the Lenders extend credit to the Borrower in accordance with the Revolving Credit Commitments on the Effective Date in an initial aggregate principal amount of up to $175,000,000 pursuant to this Agreement, and (ii) certain other lenders extend credit to the Borrower in the form of a Term Facility in an initial aggregate principal amount of $525,000,000 pursuant to the Term Facility Credit Agreement.

The proceeds of the Initial ABL Borrowings (to the extent permitted in accordance with the definition of the term “Permitted Initial ABL Borrowing Purposes”),  together with (i) a portion of the Company’s cash on hand, (ii) borrowings under the Term Facility, (iii) the proceeds of the issuance of the Senior Notes (or, if and to the extent the Borrower does not, or is unable to, issue the Senior Notes generating gross proceeds of at least $250,000,000 on or before the Effective Date, the proceeds of loans under a bridge facility in the aggregate principal amount of at least $250,000,000, less the aggregate gross proceeds of the Senior Notes, if any, issued on or before the Effective Date) and (iv) the proceeds of the Equity Contribution, will be used to pay the Merger Consideration and the Transaction Expenses.  The proceeds of Revolving Loans made after the Effective Date will be used to finance Capital Expenditures, working capital, Acquisitions permitted under this Agreement and other investments, and for general corporate purposes of the Borrower and its Subsidiaries.  Swing Loans and Letters of Credit will be used for general corporate purposes of the Borrower and its Subsidiaries.

The applicable Lenders have indicated their willingness to lend, and the Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

SECTION 1.1             Defined Terms.

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise Disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit, debit or charge card or information contained on or for use with the card.

“Account Debtor” means a person who is obligated under an Account, Chattel Paper (as defined in the UCC) or General Intangible (as defined in the UCC).

“ACH” means automated clearing house transfers.

“ACOF III” means Ares Corporate Opportunities Fund III, L.P., and its Affiliates.

“Acquisition” means the purchase or other acquisition by any Person of property and assets or businesses of any other Person or of assets constituting a business unit, a line of business or division of any Person, a Store or Equity Interests in any Person that, upon the consummation thereof, will be or become part of a direct or indirect wholly owned Restricted Subsidiary of such Person (including as a result of a merger, consolidation or amalgamation).

“Acquisition Documents” means the Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Effective Date or thereafter.

“Additional Lender” means, at any time, any bank, financial institution or other institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Revolving Commitment Increase in accordance with Section 2.15 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.18.

“Adjusted Eurocurrency Rate” means with respect to any Eurocurrency Rate Loan for any Interest Period, an interest rate per annum equal to the Eurocurrency Rate for such Interest Period multiplied by the Statutory Reserve Rate.  The Adjusted Eurocurrency Rate will be adjusted automatically as to all Eurocurrency Rate Loans then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each January, April, July and October, as applicable.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.8, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 12.8(d).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners and trustees of such Persons and of such Persons’ Affiliates.

“Agent Sweep Account” has the meaning specified in Section 8.12(c).

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, each Co-Syndication Agent, each Co-Documentation Agent and each co-agent or sub-agent (if any) appointed by the Administrative Agent from time to time pursuant to Section 11.5 and the Arrangers.

“Aggregate Commitments” means the Revolving Credit Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Annual Financial Statements” means the audited Consolidated balance sheets of the Company as of the Saturday closest to each of March 31, 2011 and 2010, and the related Consolidated statements of operations, changes in stockholders’ equity and cash flows for the Company for the Fiscal Years then ended.

“Applicable Margin” means a percentage per annum equal to (a) until the end of the first two Fiscal Quarters ending after the Effective Date, (i) for Eurocurrency Rate Loans, 2.00%, (ii) for Base Rate Loans, 1.00% and (iii) for Letter of Credit fees, 2.00%, and (b) thereafter, the following percentages per annum, based upon Average Historical Excess Availability as of the most recent Adjustment Date:

Average Historical Excess Availability	Applicable Margin for Eurocurrency Loans and Letter of Credit Fees	Applicable Margin for Base Rate Loans
> $100,000,000	1.75%	0.75%

< $100,000,000 but > $45,000,000	2.00%	1.00%

< $45,000,000	2.25%	1.25%

The Applicable Margin shall be adjusted quarterly in accordance with the table above on each Adjustment Date commencing with the Adjustment Date on July 1, 2012 for the period beginning on such Adjustment Date based upon the Average Historical Excess Availability as the Administrative Agent shall determine in good faith within ten (10) Business Days after such Adjustment Date.  Any increase or decrease in the Applicable Margin resulting from a change in the Average Historical Excess Availability shall become effective as of each Adjustment Date.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.16.  If the commitment of each Lender to make Loans and the obligation of the Issuers to make L/C Credit Extensions have been terminated pursuant to Section 10.2 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Unused Commitment Fee Rate” means, for any day, a percentage per annum equal to (a) initially, 0.375% per annum and (b) following the end of the first two Fiscal Quarters ending after the Effective Date, the following percentages per annum of the Aggregate Commitments, based upon Average Historical Excess Availability as of the most recent Adjustment Date:

Average Historical Excess Availability	Unused Commitment Fee
> $100,000,000	0.50%
< $100,000,000	0.375%

The Applicable Unused Commitment Fee Rate shall be adjusted quarterly on each Adjustment Date commencing with the Adjustment Date on July 1, 2012 for the period beginning on such Adjustment Date based upon the Average Historical Excess Availability as the Administrative Agent shall determine in good faith within ten (10) Business Days after such Adjustment Date in accordance with the table above.  Any increase or decrease in the Applicable Unused Commitment Fee Rate resulting from a change in the Average Historical Excess Availability shall become effective as of the applicable Adjustment Date.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Account Bank” means a financial institution at which the Borrower or any Guarantor maintains an Approved Deposit Account.

“Approved Deposit Account” means each Deposit Account in respect of which the Borrower or any Guarantor shall have entered into a Deposit Account Control Agreement.

“Approved Securities Account” means each securities account in respect of which Borrower or any Guarantor shall have entered in a Securities Account Control Agreement.

“Approved Securities Intermediary” means a securities intermediary at which the Borrower or any Guarantor maintains an Approved Securities Account.

“Approved Fund” means, with respect to any Lender, any Fund that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Arrangers” means RBC Capital Markets*, BMO Capital Markets· and Deutsche Bank Securities Inc., each in its capacity as a joint lead arranger under this Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Available Amount” means, at any time (the “Reference Date”), the sum of (without duplication):

(a)           an amount equal to $25,000,000; plus

* RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.
• BMO Capital Markets is a brand name for the capital markets activities of Bank of Montreal and its affiliates.

(b)           an amount, determined for all Fiscal Years commencing with the Fiscal Year ending on or around March 31, 2013, equal to (A) the cumulative amount of Excess Cash Flow (as defined under the Term Facility Credit Agreement) (which amount shall not be less than zero in any Fiscal Year) of the Borrower and the Restricted Subsidiaries for each Fiscal Year ending after the Effective Date and prior to such time of determination, minus (B) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Loans in accordance with Section 2.4(a) of the Term Facility Credit Agreement; plus

(c)           the amount of any capital contributions made in cash or Cash Equivalents to the Borrower or Net Cash Proceeds from the issuance or sale of Qualified Equity Interests of any direct or indirect parent of the Borrower (other than any amount designated as a Cure Amount, or an Excluded Contribution or any amount (x) increasing Restricted Payment capacity under clause (ii) of the proviso of Section 9.6(f) or (y) applied to (1) prepay Indebtedness under Sections 9.11(iii) or 9.11(vi) or (2) finance Capital Expenditures under clause (viii) of the proviso to the definition thereof) received by the Borrower (or any direct or indirect parent thereof and contributed by such parent, directly or indirectly, to the Borrower) during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date; plus

(d)           in the event that the Available Amount has been reduced as a result of an Investment made pursuant to Section 9.2(r), to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or required to be applied to prepay loans under the Term Facility in accordance with Section 2.4(b) of the Term Facility Credit Agreement, the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Disposition of any such Investment, and the aggregate amount of all returns, profits, dividends, other distributions and similar amounts received by the Borrower or any Restricted Subsidiary in cash or Cash Equivalents in respect of such Investment, in each case, from and including the Business Day immediately following the Effective Date through and including the Reference Date; plus

(e)           in the event that the Available Amount has been reduced as a result of an any Investment made pursuant to Section 9.2(r), in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, in the event any such Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, an amount equal to the lesser of Fair Market Value (as determined in good faith by the Borrower) of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary (i) at the time of such redesignation, merger, combination or transfer (or of the assets transferred or conveyed, as applicable), and (ii) at the time of the original Investment by the Borrower or any Restricted Subsidiary in such Unrestricted Subsidiary, during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date; minus

(f)           the aggregate amount, without duplication, of any Investment made pursuant to Section 9.2(r), any Investment made pursuant to Section 9.2(i), any Restricted Payment made pursuant to Section 9.6(l) or any payment made pursuant to Section 9.11(i) during the period commencing on the Effective Date and ending on the Reference Date.

It is understood and agreed that any and all Retained Declined Proceeds (as defined under the Term Facility Credit Agreement) shall be disregarded for purposes of calculating the Available Amount.

“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agents’ ability to realize upon the Collateral in accordance with the Loan Documents, (b) to reflect claims and liabilities that will need to be satisfied in connection with the realization upon the Collateral or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, the Collateral or the validity or enforceability of this Agreement or the other Loan Documents or any material remedies of the Secured Parties under the Loan Documents with respect to the Collateral; provided that circumstances, conditions, events or contingencies existing or arising prior to the Effective Date and, in each case, disclosed in writing in any field examination or appraisal delivered to the Administrative Agent in connection herewith prior to the Effective Date shall not be the basis for any establishment of any reserves after the Effective Date, unless such circumstances, conditions, events or contingencies shall have changed since the Effective Date in a manner materially adverse to the interests of the Lenders.  Without limiting the generality of the foregoing, Availability Reserves may include, without duplication, reserves based on: (i) rent; provided that such Availability Reserves shall be limited to an amount not to exceed the sum of (x) past due rent for all of the Borrower and the Subsidiary Guarantors’ leased locations plus (y) one (1) month’s rent for all of the Borrower and the Subsidiary Guarantors’ leased locations (A) located in any Landlord Lien States or (B) that are distribution centers or warehouses, other than, in each case, such locations, distribution centers or warehouses with respect to which the Administrative Agent has received a Collateral Access Agreement; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, ad valorem, real estate, personal property, sales, and other Taxes which have priority over the security interests of the Collateral Agent under the Collateral Documents in the Current Asset Collateral; (iv) salaries, wages and benefits due to employees of the Borrower which have priority over the security interests of the Collateral Agent under the Collateral Documents in the Current Asset Collateral, (v) Customer Credit Liabilities; provided that such Availability Reserves shall be limited to an amount not to exceed 50% of then Customer Credit Liabilities; (vi) unless the Administrative Agent has received a Collateral Access Agreement from the applicable warehouseman or bailee, warehousemen’s or bailee’s charges and other Liens permitted under Section 9.1 which could reasonably be expected to have priority over the security interests of the Collateral Agent under the Collateral Documents in the Current Asset Collateral; (vii) reserves in respect of Cash Management Obligations, provided that reserves of the type described in this clause (vii) in respect of such Cash Management Obligations shall require the prior written consent of the Borrower; (viii) reserves in respect of Obligations in respect of Secured Hedge Agreements; provided that reserves of the type described in this clause (viii) in respect of such Secured Hedge Agreements shall require the prior written consent of the Borrower; (ix) without duplication of any eligibility criteria, the PACA Reserve and the PASA Reserve; (x) the Systems Reserve, (xi) to the extent and in the amount permitted by clause (v) of the proviso to the definition of Credit Agreement Refinancing Indebtedness, reserves in respect of any Credit Agreement Refinancing Indebtedness that is secured by any Collateral included in the Borrowing Base, and (xii) circumstances, conditions, events or contingencies not addressed in foregoing clauses (i) through (xi) above; provided that reserves of the type described in this clause (xii) shall be imposed only in the circumstances described in clauses (a) through (c) of the first sentence of this definition.  Notwithstanding the foregoing, the proviso to the last sentence of the definition of Borrowing Base is hereby incorporated herein mutatis mutandis.

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the three-month period immediately preceding such Adjustment Date.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate” at its principal office in New York City, and (c) the Adjusted Eurocurrency Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day).  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the Base Rate due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the announcement of such change.

“Base Rate Loan” means any Loan during any period in which it bears interest based on the Base Rate.

“Beneficial Owner” has the meaning given to such term in Rules 13(d)-3 and 13(d)-5 under the Exchange Act.  “Beneficially Owned” has the meaning correlative thereto.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrower” means (i) prior to the effectiveness of the Merger, Merger Sub, and (ii) thereafter, the Company.

“Borrower Materials” has the meaning specified in Section 12.8(b).

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, having the same Interest Period.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)           the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate; plus

(b)           the Net Recovery Percentage of Eligible Inventory, multiplied by the Inventory Advance Rate multiplied by the Cost of Eligible Inventory, net of Inventory Reserves attributable to Eligible Inventory; plus

(c)           the lesser of (i) the Net Recovery Percentage of Eligible In-Transit Inventory multiplied by the In-Transit Advance Rate, multiplied by the Cost of Eligible In-Transit Inventory, net of Inventory Reserves attributable to Eligible In-Transit Inventory, and (ii) $10,000,000; minus

(d)           the then amount of all Availability Reserves (exclusive of Inventory Reserves attributable to Eligible Inventory).

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.4, as adjusted to give effect to Reserves following such delivery; provided, that:  (i) notwithstanding anything to the contrary herein, such Reserves shall not be established or changed except upon not less than three (3) Business Days’ prior written notice to the Borrower (during which period (a) the Administrative Agent shall be available to discuss any such proposed Reserve or change with the Borrower and (b) the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in a manner and to the extent reasonably satisfactory to the Administrative Agent); (ii) no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and Customer Credit Liabilities); (iii) the amount of any Reserve established by the Administrative Agent, and any change in the amount of any Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change; and (iv) Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Credit Card Receivables, Eligible Inventory, Eligible In-Transit Inventory or any other Reserve then established.

“Borrowing Base Certificate” means a certificate of the Borrower substantially in the form of Exhibit J.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Los Angeles, California or in the jurisdiction where the Administrative Agent’s Office with respect to Obligations is located and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank Eurocurrency market.

“Capital Expenditures” means, for any period, the aggregate of (a) all amounts that would be reflected as additions to property, plant or equipment on a Consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries in accordance with GAAP and (b) the value of all assets under Capitalized Leases incurred by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a Consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries; provided that the term “Capital Expenditures” shall not include: (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions of Collateral that are not required to be applied to prepay the Loans pursuant to Section 2.9(b) or (c) or prepay loans under the Term Facility pursuant to the Term Facility Credit Agreement, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed to the Borrower or any Restricted Subsidiary in cash or Cash Equivalents, by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such Person or any other Person (whether before, during or after such period), (v) expenditures to the extent constituting any portion of an Acquisition permitted under this Agreement (but shall include Capital Expenditures made with the cash proceeds of such Acquisition by the Borrower or any Restricted Subsidiary that is a recipient thereof), (vi) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (vii) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Borrower or a Restricted Subsidiary during the same Fiscal Year in which such expenditures were made pursuant to a Permitted Sale-Leaseback Transaction to the extent of the cash proceeds received by the Borrower or such Restricted Subsidiary pursuant to such Permitted Sale-Leaseback Transaction; or (viii) expenditures financed with the proceeds of an issuance of Equity Interests of Holdings, any direct or indirect parent thereof, or a capital contribution to the Borrower or Indebtedness permitted to be incurred hereunder.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an Issuer or the Swing Loan Lender (as applicable) and the Lenders, as collateral for Letter of Credit Obligations, Obligations in respect of Swing Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash in Dollars or deposit account balances or, if the applicable Issuer or Swing Loan Lender benefiting from such collateral shall agree in its sole discretion, other credit support (including, in the case of Letter of Credit Obligations, back-to-back letters of credit from an issuer reasonably satisfactory to the Administrative Agent, it being agreed that any Lender (other than a Disqualified Lender or a Defaulting Lender) shall be deemed satisfactory to the Administrative Agent), in each case in an amount and pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Issuer or the Swing Loan Lender (as applicable).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Period” means (a) each period beginning on the date that Excess Availability shall have been less than the greater of (x) 12.5% of the Maximum Credit and (y) $15,000,000, in either case, for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been equal to or greater than the greater of (x) 12.5% of the Maximum Credit and (y) $15,000,000, in either case, for thirty (30) consecutive calendar days or (b) upon the occurrence of an Event of Default, the period that such Event of Default shall be continuing; provided that a Cash Dominion Period may not be deemed to have ended under this definition on more than three (3) occasions in any period of 365 consecutive days, with each such 365 consecutive day period commencing on the first day of each Cash Dominion Period.

“Cash Equivalents” means:

(a)           Dollars, Canadian dollars, pounds sterling, euros, or in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(b)           readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of two (2) years or less from the date of acquisition;

(c)           certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, or bankers’ acceptances, in each case, with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 and whose long-term debt is rated at least “A-2” or the equivalent thereof by Moody’s or at least “A” or the equivalent thereof by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(d)           repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)           commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least P-1 by Moody’s or A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized rating agency), in each case maturing within 12 months after the date of acquisition thereof;

(f)           readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized rating agency), in each case with maturities of two (2) years or less from the date of acquisition;

(g)           Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of at least A-2 by Moody’s or A by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another internationally recognized rating agency), in each case with maturities not exceeding two years from the date of acquisition;

(h)           investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (g) above; and

(i)           auction rate securities held by the Borrower on the Effective Date in an aggregate amount not to exceed $10,000,000.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it provides any Cash Management Services, whether or not such Person subsequently ceases to be a Lender or an Affiliate of a Lender.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations”.

“Cash Management Services” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Cash Receipts” shall have the meaning specified in Section 8.12(c).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) (x) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all rules or directives and, any compliance by a Lender with any requests or guidelines promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof and (ii) for purposes of this Agreement, the adoption of a successor provision that is substantially equivalent to the promulgation of Treasury regulations in respect of or the issuance of official interpretations of FATCA shall be deemed not an occurrence described in the preceding sentence.

“Change of Control” means the earliest to occur of:

(a)           at any time prior to the consummation of a Qualifying IPO: any Person or group of Persons (other than Permitted Holders) acquiring, beneficially, directly or indirectly, greater than 50% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Holdings (in each case, determined on a fully diluted basis but not giving effect to contingent voting rights that have not vested); or

(b)           at any time upon or after the consummation of a Qualifying IPO (1) any Person (other than a Permitted Holder) or (2) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the Beneficial Owner, directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of Holdings (in each case, determined on a fully diluted basis but not giving effect to contingent voting rights that have not vested) and the percentage of aggregate ordinary voting power for the election of directors so held is greater than the percentage of the aggregate ordinary voting power for the election of directors represented by the Equity Interests of Holdings Beneficially Owned, directly or indirectly, in the aggregate by the Permitted Holders (in each case, determined on a fully diluted basis but not giving effect to contingent voting rights that have not vested);

unless, in the case of either clause (a) or (b) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings; or

(c)           any “Change of Control” (or any comparable term) in any document pertaining to the Term Facility (or any Permitted Refinancing thereof), the Senior Notes or the Senior Notes Indenture, any indenture governing notes issued in a Permitted Refinancing of the Senior Notes or any documents governing any Credit Agreement Refinancing Indebtedness (or any Permitted Refinancing thereof); or

(d)           the Borrower ceases to be a direct Wholly-Owned Subsidiary of Holdings (or any successor (a “Permitted Holdings Successor”) of Holdings that (A) becomes the direct parent of the Borrower and owns no other direct Subsidiaries and (B) has expressly assumed (and is in compliance with) all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent); provided that ACOF III or one or more of its designees may own up to 20% of the Class B Equity Interests (determined on a fully diluted basis but not giving effect to contingent voting rights that have not vested), so long as Holdings has collaterally assigned its call rights set forth in the Shareholders Agreement with respect to such Class B Equity Interests to the Collateral Agent to secure the Secured Obligations.

The merger of Merger Sub with and into the Company shall in no event constitute a Change of Control.

“Class” (a) when used with respect to any commitment, refers to whether such commitment is a Revolving Credit Commitment, an Extended Revolving Credit Commitment of a given Extension Series, a New Revolving Credit Commitment or an Other Commitment, (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Loans under Extended Revolving Credit Commitments of a given Extension Series, Loans under New Revolving Credit Commitments or Other Loans under an Other Commitment, and (c) when used with respect to Lenders, refers to whether such Lenders have a Loan or Commitment with respect to a particular Class of Loans or Commitments.  Other Commitments, Other Loans, Extended Revolving Credit Commitments of a given Extension Series and Loans under New Revolving Credit Commitments that have different terms and conditions shall be construed to be in different Classes.

“Class B Equity Interests” means the Class B Common Stock of the Borrower.

“Closing Date Material Adverse Effect” means any change, development, event, effect or occurrence (each, an “Event”) that, individually or in the aggregate:

(a)           has or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; or

(b)           prevents or materially delays the Company from performing its obligations under the Merger Agreement in any material respect or from consummating the Merger; provided, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Closing Date Material Adverse Effect pursuant to clause (a) above:

(i)          any Event generally affecting (A) the geographic regions or the industry in which the Company primarily operates to the extent that they do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates, or (B) the economy or financial, debt, credit, banking, foreign exchange, securities or capital markets, including any change in interest, currency or exchange rates, or in any commodity, security or market index, and including any disruption of any thereof, in the United States or elsewhere in the world to the extent that they do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company primarily operates; or

(ii)         to the extent (but only to the extent) arising or resulting from any of the following:

 (A)           changes in applicable Law or applicable accounting regulations or principles or interpretations thereof to the extent that they do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in relation to other companies in the geographic area or industry in which the Company primarily operates;

 (B)           the announcement or pendency of the Merger Agreement or any related agreement or the anticipated consummation of the Merger (including the identity of Holdings or any of its affiliates as the acquiror of the Company, or any action taken, delayed or omitted to be taken by the Company at the request or with the prior consent of Holdings or Merger Sub), including the impact thereof on relationships, contractual or otherwise, with employees, customers, subcontractors or partners;

 (C)           national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, whether or not pursuant to declaration of a national emergency or war, acts of terrorism, sabotage, strikes, freight embargoes or other calamity or crisis to the extent that they do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in relation to other companies in the geographic area or industry in which the Company primarily operates;

 (D)           any decline in the market price, or change in trading volume, of the capital stock of the Company or any change in or failure to meet publicly announced revenue or earnings projections (whether such projections or predictions were made by the Company or independent third parties) or internal projections (it being understood that any Event giving rise to such failure (other than any Event described in clause (a) or (b) of this paragraph) may be taken into account in determining whether there has been or will be a Closing Date Material Adverse Effect);

 (E)           any proceeding by any of the Company’s stockholders (other than the Rollover Investors) arising out of, concerning or related to the Merger Agreement or the Merger or any related proposals or processes that were announced or became known publicly (whether before or after the date of the Merger Agreement); or

 (F)           fires, epidemics, quarantine restrictions, earthquakes, hurricanes, tornadoes or other natural disasters to the extent that they do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, in relation to other companies in the geographic area or industry in which the Company primarily operates.  For purposes of this definition, “Company Subsidiaries”, “Law”, “Merger” and “Rollover Investors” shall have the meanings assigned to such terms in the Merger Agreement.

“Co-Documentation Agents” means City National Bank and Siemens Financial Services, Inc., each as a Co-Documentation Agent under this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral Access Agreement” means (A) an agreement substantially in the form of Exhibit R-1 or Exhibit R-2, as applicable, or (B) any other collateral access agreement reasonably satisfactory in form and substance to the Administrative Agent executed by, as the case may be, (a) an owner or operator or warehouse lessor or other bailee or other Person (other than a Loan Party) in possession of Collateral, or (b) any landlord of any premises leased by any Loan Party, pursuant to which, in the case of a collateral access agreement entered into pursuant to clause (B), such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates to the security interest of the Collateral Agent therein pursuant to the Collateral Documents such Person’s Liens in the Collateral held by such Person or located on such premises, (iii) agrees to provide the Collateral Agent with access to the Collateral held by such bailee or other Person or located in or on such premises for the purpose of conducting field examinations, appraisals or Liquidation as and to the extent permitted by the Loan Documents to which any Loan Party is a party and (iv) makes such other agreements with the Collateral Agent as the Administrative Agent may reasonably require in the good faith exercise of its Permitted Discretion.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)           the Collateral Agent shall have received each Collateral Document required to be delivered on the Effective Date pursuant to Section 4.1(a)(iv) or pursuant to Section 8.11, Section 8.12 or Section 8.13 at such time, duly executed by each Loan Party thereto;

(b)           all Obligations shall have been unconditionally guaranteed by Holdings, each wholly-owned Material Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary, including those Subsidiaries that are listed on Schedule II hereto and any Restricted Subsidiary of the Borrower that Guarantees the Senior Notes, any Indebtedness incurred by the Borrower pursuant to the Term Facility, any Junior Financing or any Credit Agreement Refinancing Indebtedness (or, in each case, any Permitted Refinancing thereof) (each such guarantor, a “Guarantor”);

(c)           the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (subject, as to priority, only to (i) non-consensual Liens permitted by Section 9.1, (ii) Liens permitted under Section 9.1 (including under clause (v) thereof) securing the Obligations (as defined under the Term Facility Credit Agreement) or any Permitted Refinancing thereof (in each case, subject to the terms of the Intercreditor Agreement) and (iii) Liens permitted under Section 9.1(p), and any modification, replacement, renewal or extension of any such Liens to the extent permitted under Section 9.1(y)) in (A) the Equity Interests of the Borrower (other than any Class B Equity Interests owned by ACOF III or one or more of its designees as permitted hereunder; provided that Holdings shall collaterally assign its call rights set forth in the Shareholders Agreement with respect to such Class B Equity Interests to the Collateral Agent to secure the Secured Obligations), (B) all Equity Interests of each Domestic Subsidiary that is a Restricted Subsidiary (other than a Domestic Subsidiary described in the following clause (C)(1)) and that is a direct Wholly-Owned Subsidiary of the Borrower or any Subsidiary Guarantor and (C) 65% of the issued and outstanding Equity Interests of (1) each Domestic Subsidiary that is a Restricted Subsidiary and a direct Wholly-Owned Subsidiary of the Borrower or any Subsidiary Guarantor and that is a disregarded entity for United States Federal income tax purposes substantially all of the assets of which consist of Equity Interests in one or more Foreign Subsidiaries and (2) each Foreign Subsidiary that is a Restricted Subsidiary and a direct Wholly-Owned Subsidiary of the Borrower or any Subsidiary Guarantor  (it being understood, for the avoidance of doubt, that each of the preceding clauses (1) and (2) shall be interpreted as intended to prevent the application of Section 956 of the Code to Holdings, the Borrower and any of their respective Subsidiaries as a result of the Obligations, the Secured Obligations and the Guaranty); provided that Holdings, the Borrower and their respective Subsidiaries shall not be required to enter into any pledge or other collateral agreements governed by foreign Law (other than with respect to Collateral in the Borrowing Base located in Canada, as to which the Laws of Canada shall govern); and

(d)           except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 9.1, or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the UCC and the PPSA or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office) in substantially all tangible and intangible personal property Collateral of the Borrower and each Guarantor, in each case, as, and with the priority, required by the Collateral Documents, in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents; provided that any such security interests in Collateral shall be subject to the terms of the Intercreditor Agreement.

The foregoing definition shall not require (i) Holdings, the Borrower or any of their respective Subsidiaries to enter into any Collateral Documents (or any foreign equivalent thereof), or any other pledge or collateral documents, governed or purported to be governed by foreign Law (other than with respect to Collateral in the Borrowing Base located in Canada, as to which the Laws of Canada shall govern), or (ii) the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys, abstracts or appraisals with respect to, particular assets if and for so long as, in the reasonable judgment of both the Collateral Agent and the Borrower, the cost, difficulty, burden or consequences of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys, abstracts or appraisals in respect to such assets shall be excessive in relation to the benefit to the Lenders to be afforded thereby.

Subject to the immediately preceding paragraph, the Collateral Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond (x) the Effective Date or, if later, the date required by the proviso at the end of Section 4.1(a) or Section 8.13 for the creation or perfection of security interests in the assets of the Loan Parties on such date, or (y) the closing date of any Acquisition permitted by this Agreement or, if later, the date required by Section 8.11 or Section 8.13 for the creation or perfection of security interests in the assets acquired in such Acquisition on such date) where it reasonably determines, in consultation with the Borrower, that creation or perfection cannot reasonably be accomplished without undue effort, difficulty, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, the Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Agents and the Lenders pursuant to Section 4.1(a)(iv), Section 8.11, Section 8.12 or Section 8.13, the Guaranty, each Lien Acknowledgment Agreement, the Intercreditor Agreement and each of the other agreements, instruments or documents executed and delivered by one or more Loan Parties that creates or purports to create a Lien or Guarantee in favor of the Collateral Agent for the benefit of the Secured Parties to secure or Guarantee the Obligations.

“Commitment” means a Revolving Credit Commitment, an Extended Revolving Credit Commitment of a given Extension Series, a New Revolving Credit Commitment or an Other Commitment, as the context may require.

“Company” has the meaning specified in the introductory paragraph to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit O and which certificate shall in any event be a certificate of the chief financial officer (a) certifying as to whether, to such chief financial officer’s knowledge, except as otherwise disclosed to the Administrative Agent pursuant to this Agreement, an Event of Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth a reasonably detailed calculation of the Fixed Charge Coverage Ratio for the most recently completed Test Period, and (c) setting forth reasonably detailed calculations, in the case of financial statements delivered under Section 7.1, beginning with the financial statements for the Fiscal Year of the Borrower ending on or around March 31, 2012, of the Net Cash Proceeds received during the applicable period by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.9.

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and any other Person in accordance with GAAP, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary shall be accounted for as an Investment.  Unless the context otherwise requires “Consolidated” refers to the consolidated of accounts of the Borrower and the Restricted Subsidiaries in accordance with GAAP.  “Consolidation” has a correlative meaning.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of key money and other intangible assets and deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and the Restricted Subsidiaries for such period on a Consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)           increased, in each case to the extent deducted (and not added back) or, in the case of clause (l) not already included, in Consolidated Net Income, and in each case, without duplication, by:

(a)           provision for taxes based on income or profits or capital, including state, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued, including any penalties and interest relating to any tax examinations; plus

(b)           Fixed Charges (of the type described in clauses (a) and (c) (without giving effect to clause (ii) of the parenthetical in such clause (c)) of the definition thereof) of such Person for such period (including (i) net losses on Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk and (ii) expenses of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a) through (c) thereof; plus

(c)           Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d)           extraordinary, non-recurring, unusual and exceptional losses, charges and expenses; plus

(e)           losses, charges and expenses relating to the Transaction; business optimization (including consolidation initiatives), relocation or integration; consolidation or closing of stores, distribution centers or other facilities or exiting lines of business; acquisitions after the Effective Date; initiatives aimed at profitability improvement; strategic initiatives; personnel relocation, restructuring, redundancy, severance, termination, settlement or judgment; one-time compensation charges; and the amount of any signing, retention and completion bonuses; plus

(f)           losses, charges and expenses attributable to Disposed or discontinued operations and losses, charges and expenses related to the disposal of Disposed, abandoned or discontinued operations; plus

(g)           losses, charges and expenses attributable to asset Dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by a Responsible Officer or the Board of Directors of the Borrower; plus

(h)           losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Swap Contracts or other derivative instruments (including deferred financing expenses written off and premiums paid); plus

(i)            the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(j)            the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities, charges and expenses paid or accrued to or on behalf of any direct or indirect parent of the Borrower or any of the Permitted Holders, in each case to the extent permitted under Section 9.8; plus

(k)           losses, charges and expenses related to internal software development that are expensed but could have been capitalized under alternative accounting policies in accordance with GAAP; plus

(l)            the amount of net cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or expected to be taken prior to or during such period (which cost savings or synergies shall be subject only to certification by management of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable, and (B) such actions have been taken or are to be taken within twelve (12) months after the date of determination to take such action; and provided, further that the aggregate amount added back to pursuant to this clause (l) in any four-quarter period shall not exceed the greater of (i) $25,000,000 and (ii) 15% of Consolidated EBITDA for such period (calculated after giving effect to all adjustments pursuant to this definition, including this clause (l)); plus

(m)           losses, charges and expenses related to the pre-opening and opening of Stores, distribution centers or other facilities; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (m) in any four-quarter period shall not exceed $12,500,000 for such period; plus

(n)           losses, charges and expenses related to payments made to option holders of the Borrower or any of its direct or indirect parents in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under the Senior Notes Indenture; plus

(o)           with respect to any Joint Venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a), (b) and (c) above relating to such Joint Venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such Joint Venture’s Consolidated Net Income (determined as if such Joint Venture were a Restricted Subsidiary); plus

(p)           cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such cash receipts or netting arrangement were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any prior period and not added back; plus

(q)           any other non-cash losses, charges and expenses, including any write offs or write downs, reducing Consolidated Net Income for such period, excluding any such loss, charge or expense that represents an accrual or reserve for a cash expenditure for a future period; and

(2)           decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a)           Consolidated interest expense of such Person and the Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Swap Contracts and excluding additional interest in respect of the Senior Notes, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees); plus

(b)           Consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; plus

(c)           any amounts paid or payable pursuant to Section 9.6(g)(vii); minus

(d)           interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a Consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(a)           the cumulative effect of a change in accounting principles shall be excluded;

(b)           the net after-tax effect of extraordinary, non-recurring, unusual and exceptional gains, losses, charges and expenses shall be excluded;

(c)           the net after-tax effect of any losses, charges and expenses related to the Transaction; business optimization (including consolidation initiatives), relocation or integration; consolidation or closing of Stores, distribution centers or other facilities or exiting lines of business; acquisitions after the Effective Date; initiatives aimed at profitability improvement; strategic initiatives; personnel relocation, restructuring, redundancy, severance, termination, settlement or judgment; one-time compensation charges; and the amount of any signing, retention and completion bonuses; shall in each case be excluded;

(d)           the net after-tax effect of gains, losses, charges and expenses attributable to disposed or discontinued operations and any net after-tax gains, losses, charges and expenses related to the disposal of disposed, abandoned or discontinued operations shall be excluded;

(e)           the net after-tax effect of gains, losses, charges and expenses attributable to asset Dispositions or the sale or other Disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by a Responsible Officer or the Board of Directors of the Borrower, shall be excluded;

(f)           the net after-tax effect of gains, losses, charges and expenses attributable to the early extinguishment or conversion of Indebtedness, Swap Contracts or other derivative instruments (including deferred financing expenses written off and premiums paid) shall be excluded;

(g)           the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that (i) are actually paid to the referent Person or a Restricted Subsidiary thereof in respect of such period in cash, or (ii) as reasonably determined in good faith by a Responsible Officer or the Board of Directors of the Borrower could have been so paid to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(h)           solely for the purpose of determining the amount available under clause (b) of the definition of Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash to the Borrower or a Restricted Subsidiary in respect of such period, to the extent not already included therein;

(i)           the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s Consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in connection with the Transaction, any acquisition or any joint venture investments or the amortization or write off of any amounts thereof, net of taxes, shall be excluded;

(j)           impairment charges, asset write offs and write downs, including impairment charges, asset write offs and write downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(k)           (i) non-cash compensation charges and expenses, including any such charges and expenses arising from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights or equity incentive programs and (ii) non-cash deemed finance charges in respect of any pension liabilities or other provisions shall be excluded;

(l)           (i) charges and expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (ii) charges, expenses, accruals and reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of the Borrower or any of the Restricted Subsidiaries, in the case of each of (i) and (ii), to the extent that (in the case of any cash charges and expenses) such charges, expenses, accruals and reserves are funded with cash proceeds contributed to the capital of the Borrower or any direct or indirect parent of the Borrower or Net Cash Proceeds of an issuance of Equity Interests (other than Disqualified Equity Interests and except to the extent that such proceeds do not increase the amount available under clause (c) of the definition of Available Amount) of the Borrower or any direct or indirect parent of the Borrower shall be excluded;

(m)           charges, expenses and fees incurred, or any amortization thereof, in connection with any Equity Offering, acquisition, Investment, recapitalization, asset Disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any non-recurring charges and expenses (including non-recurring merger expenses) incurred as a result of any such transaction shall be excluded;

(n)           accruals and reserves that are established or adjusted, in each case within 12 months of the subject transaction, as a result of the Transaction or any acquisition, Investment, asset Disposition, write down or write off (including the related tax benefit) in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or charges as a result of the adoption or modification of accounting policies shall be excluded;

(o)           to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a good faith determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that (i) such coverage is not denied by the applicable carrier or indemnifying party in writing within 180 days and (ii) such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within 365 days), losses, charges, expenses, accruals and reserves with respect to liability or casualty events or business interruption shall be excluded;

(p)           losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or asset Disposition, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(q)           (i) non-cash or unrealized gains or losses in respect of obligations under Swap Contracts or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of obligations under Swap Contracts, and (ii) gains or losses resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including gains or losses resulting from (A) Swap Contracts for currency exchange risk and (B) intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gains or losses are non-cash items shall be excluded; and

(r)           deferred tax expenses associated with tax deductions or net operating losses arising as a result of the Transaction, or the release of any valuation allowance related to such item, shall be excluded.

Notwithstanding the foregoing, for the purpose of determining the Available Amount (other than clauses (d) or (e) of the definition thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the Available Amount pursuant to clauses (d) or (e) of the definition thereof.

“Consolidated Total Net Debt” means, as of any date of determination, Consolidated Indebtedness of the Borrower and its Restricted Subsidiaries reflected on the Borrower’s Consolidated balance sheet less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the Borrower’s Consolidated balance sheet as of such date of determination, in an aggregate amount not to exceed $50,000,000.

“Consolidated Senior Secured Net Debt” means, as of any date of determination, Consolidated Indebtedness of the Borrower and its Restricted Subsidiaries reflected on the Borrower’s Consolidated balance sheet that is secured by a Lien less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the Borrower’s Consolidated balance sheet as of such date of determination, in an aggregate amount not to exceed $50,000,000.

“Constituent Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  For the avoidance of doubt, none of the Arrangers, the Agents or their respective lending affiliates or any entity acting as an Issuer hereunder shall be deemed to be an Affiliate of Holdings, the Borrower or any of their respective Subsidiaries.

“Cost” means the cost of purchases of Inventory determined according to the accounting policies used in the preparation of the Borrower’s financial statements.

“Co-Syndication Agent” means each of BMO Harris Bank N.A. and Deutsche Bank Securities, Inc., as a co- syndication agent under this Agreement.

“Covenant Trigger Event” means that Excess Availability shall have been less than the greater of (i) $15,000,000 and (ii) 12.5% of the Maximum Credit.  For purposes hereof, the occurrence of a Covenant Trigger Event shall be deemed to be continuing until Excess Availability is equal to or greater than the greater of (i) $15,000,000 and (ii) 12.5% of the Maximum Credit, in either case, for thirty (30) consecutive days, in which case a Covenant Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Pari Passu Secured Refinancing Debt, (b) Permitted Junior Secured Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, (1) existing Revolving Loans (2) existing Loans under Extended Revolving Credit Commitments of any given Extension Series, (3) existing Loans under New Revolving Credit Commitments of any given Extension Series, (4) existing Other Loans or (5) or (in the case of Other Commitments obtained pursuant to a Refinancing Amendment) Revolving Credit Commitments hereunder (including, in each case, any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such exchanging, extending, renewing, replacing or refinancing Indebtedness (including, if such Indebtedness includes any Other Commitments, the unused portion of such Other Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Credit Commitments or Other Commitments, the amount thereof) except by an amount equal to unpaid accrued or capitalized interest thereon, any make-whole payments and premium (including tender premium) thereon, any swap breakage costs and other termination costs related to Swap Contracts and other customary fees and expenses (including upfront fees and OID) in connection with such exchange, modification, refinancing, refunding, renewal, replacement or extension, (ii) such Indebtedness has a maturity not earlier than, and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (iii) the terms and conditions of such Indebtedness (except (A) as otherwise provided in clause (ii) above, (B) with respect to pricing (including interest rate, fees, funding discounts and other pricing terms), prepayment or other premiums, optional prepayment or redemption terms and subordination, and (C) for covenants or other provisions applicable only to periods after the Latest Maturity Date determined at the time of incurrence of such Indebtedness) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Debt being refinanced, taken as a whole (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the material documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees)), (iv) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid with 100% of the Net Cash Proceeds of the applicable Credit Agreement Refinancing Indebtedness, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, and to the extent that such Credit Agreement Refinancing Indebtedness consists, in whole or in part, of Revolving Credit Commitments or Other Commitments (or Revolving Loans or Other Loans incurred pursuant to any Revolving Credit Commitments or Other Commitments), such Revolving Credit Commitments or Other Commitments, as applicable, to the extent being refinanced by the applicable Credit Agreement Refinancing Indebtedness shall be terminated to the extent of the Refinanced Debt, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, and (v) to the extent any Credit Agreement Refinancing Indebtedness is secured by the Collateral on a pari passu basis with the Facility, unless such Credit Agreement Refinancing Indebtedness is in the form of Loans that are supported by the Borrowing Base and subject to the Loan Documents, corresponding Availability Reserves will be established against the Borrowing Base in an amount equal to the greater of (i) the principal amount of such Credit Agreement Refinancing Indebtedness, or (ii) the lesser of (x) total commitments under such Credit Agreement Refinancing Indebtedness and (y) the maximum principal amount permitted to be borrowed thereunder pursuant to the borrowing base provisions contained therein.

“Credit Card Advance Rate” means 90%.

“Credit Card Agreements” means all agreements now or hereafter entered into by the Borrower or any Guarantor for the benefit of the Borrower or a Subsidiary Guarantor, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 1.1B hereto.

“Credit Card Issuer” means any Person (other than the Borrower or a Guarantor) who issues or whose members issue credit or debit cards, including MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche, other non-bank credit or debit cards, including credit or debit cards issued by or through American Express Travel Related Services Company, Inc. or Novus Services, Inc., any issuer of credit or debit cards distributed to customers of third parties pursuant to any refund or rebate program, and any issuer of credit or debit-type cards issued by any Governmental Authority, including pursuant to any “electronic benefit transaction”, food stamp or similar program.

“Credit Card Notification” means, collectively, the notices to Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in substantially the form of Exhibit Q or such other form as is reasonably satisfactory to the Administrative Agent.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to the Borrower’s or any Guarantor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means, collectively, (a) all present and future rights of the Borrower or any Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of the Borrower or any Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges.

“Credit Extension” means each of the following: (a) a Borrowing and (b) a L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 10.4(b).

“Cure Expiration Date” has the meaning specified in Section 10.4(a).

“Current Asset Collateral” means all the “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“Customer Credit Liabilities” means, at any time, the aggregate remaining balance at such time of (a) outstanding gift certificates and gift cards of the Borrower to the extent entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory and (b) outstanding merchandise credits of the Borrower to the extent entitling the holder thereof to use all or a portion of such merchandise credit to pay all or a portion of the purchase price for any Inventory, in each case, net of any dormancy reserves maintained by the Borrower on its books and records in the ordinary course of business.

“Customs Broker Agreement” means (i) an agreement in substantially the form attached hereto as Exhibit P, or (ii) any agreement in such other form as may be reasonably satisfactory to the Administrative Agent among a Loan Party, a customs broker, freight forwarder or other carrier, and the Collateral Agent, in which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the documents evidencing ownership of, or other shipping documents relating to, the subject Inventory or other property constituting Collateral for the benefit of the Collateral Agent, and agrees, upon written notice from the Collateral Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default and shall be withdrawn in writing by the Collateral Agreement at such time as no Event of Default has occurred and is continuing), to hold and dispose of the subject Inventory and other property solely as directed by the Collateral Agent.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to the Base Rate, plus 2.0% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan (giving effect to Section 2.11, if applicable) plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that any Lender that has failed to give such timely confirmation shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” means any checking or other demand deposit account maintained by the Loan Parties, including any “deposit accounts” under Article 9 of the UCC.  All funds in such Deposit Accounts shall be presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the Deposit Accounts, subject to the Security Agreement and the Intercreditor Agreement.

“Deposit Account Control Agreement” means, with respect to any Deposit Account, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Designated Non-Cash Consideration” means the Fair Market Value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 9.5(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Designated Sale-Leaseback Property” means Material Real Property, other than distribution centers, that the Borrower or a Restricted Subsidiary intends to Dispose of in a Permitted Sale-Leaseback Transaction, to the extent that (x) the Borrower designates such Material Real Property, in writing to the Administrative Agent, on or our prior to the first anniversary of the Effective Date, as “Designated Sale-Leaseback Property” and (y) the Loan Parties Dispose of such Material Real Property in a transaction permitted hereunder prior to the expiration of the 90-day period (or such longer period as the Collateral Agent may agree in its reasonable discretion) following the earlier of (1) the first anniversary of the Effective Date and (2) delivery by the Borrower to the Administrative Agent of the designation notice referred to in the foregoing clause (x).

“Discharge of Obligations” means the time at which all the Secured Obligations (other than (i) contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto, (ii) Obligations under Secured Hedge Agreements, and (iii) Cash Management Obligations) have been paid in full in cash, all Letters of Credit have expired or been terminated (other than Letters of Credit for which other arrangements reasonably satisfactory to the Administrative Agent and each applicable Issuer have been made) and all Commitments have been terminated.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.  “Dispose” shall have a meaning correlative to the foregoing.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale to the extent that (i) such Equity Interest provides that such Equity Interest shall not be required to be repurchased or redeemed until the Latest Maturity Date has occurred, determined as of the time of issuance of such Equity Interest, or (ii) such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)) or (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests, (ii) as a result of a change of control or asset sale to the extent that such Equity Interest provides that such Equity Interest shall not be required to be repurchased or redeemed until the Latest Maturity Date has occurred, determined as of the time of issuance of such Equity Interest, or (iii) such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date of the Loans determined as of the time of issuance of such Equity Interest; provided that if such Equity Interests are issued pursuant to any equity or incentive compensation or benefit plan or arrangement of Holdings, the Borrower or any of its Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings, the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lenders” means those banks, financial institutions and other institutional lenders, investors or competitors of the Borrower or any of its Subsidiaries who are specified by the Borrower to the Administrative Agent in writing prior to the Effective Date (and such other Persons as otherwise mutually agreed between the Borrower and the Administrative Agent after the Effective Date and added to such list in writing, with each of the Borrower and the Administrative Agent acting reasonably).

“Document” has the meaning set forth in Article 9 of the UCC.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or a Guarantor in the ordinary course of its business.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Effective Date” has the meaning specified in Section 4.1.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.2(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.2(b)(iii)).

“Eligible Credit Card Receivables” means, as to the Borrower and each Subsidiary Guarantor, Credit Card Receivables of such Person which satisfy the criteria set forth below:

(a)           such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Person in the ordinary course of the business of such Person;

(b)           such Credit Card Receivables are not unpaid more than five (5) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables;

(c)           the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivables has not failed to remit any monthly payment in respect of such Credit Card Receivable;

(d)           the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary set-offs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Person from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Person to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables;

(e)           the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not set off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Person for the purpose of establishing a reserve or collateral for obligations of such Person to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time) but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables;

(f)           such Credit Card Receivables (x) are owned by the Borrower or a Subsidiary Guarantor and such Person has good title to such Credit Card Receivables, (y) are subject to the first priority, valid and perfected security interest of the Collateral Agent (subject as to priority only to Liens permitted under Section 9.1 having priority by operation of applicable Law over the Liens of the Collateral Agent), for and on behalf of itself and Lenders, as to such Credit Card Receivables of such Person and (z) are not subject to any other Lien (other than Liens permitted under Section 9.1 (subject to the terms of the Intercreditor Agreement)) (the foregoing clause (y) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Reserves in its Permitted Discretion on account of any such permitted Liens);

(g)           the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables is not subject to an event of the type described in Section 10.1(f);

(h)           no event of default has occurred and is continuing under the Credit Card Agreement of such Person with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Person unless, and for so long as, such Credit Card Issuer or Credit Card Processor has waived such event of default;

(i)            the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable; provided that only the portion of such Credit Card Receivable attributable to the merchandise returned shall not be eligible pursuant to this clause (i);

(j)            to the extent required by Section 8.12(b), Credit Card Notifications have been delivered to the Administrative Agent with respect to the Credit Card Receivables;

(k)           the Credit Card Processor is organized and has its principal offices or assets within the United States or Canada or is otherwise acceptable to the Administrative Agent in its Permitted Discretion; provided that, with respect to Canada, all necessary or advisable actions, as reasonably determined by the Administrative Agent, have been taken to perfect the security interest of the Collateral Agent in such Credit Card Receivables under the Laws of Canada;

(l)            such Credit Card Receivables are not evidenced by chattel paper or an instrument of any kind, and have not been reduced to judgment; and

(m)           in the case of a Credit Card Receivable due from a Credit Card Processor, the Administrative Agent has not notified the Borrower that the Administrative Agent has determined in its Permitted Discretion that such Credit Card Receivable is unlikely to be collected.

Credit Card Receivables which would otherwise constitute Eligible Credit Card Receivables pursuant to this definition will not be deemed ineligible solely by virtue of the Credit Card Agreements with respect thereto having been entered into by (i) any Guarantor, for the benefit of Borrower, (ii) any Guarantor for the benefit or any other Guarantor, or (iii) by the Borrower for the benefit of any Guarantor.  Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

“Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, Inventory of the Borrower or a Subsidiary Guarantor which meets the following criteria:

(a)           such Inventory has been shipped from any foreign location to a United States or Canadian location for receipt by the Borrower or a Subsidiary Guarantor within sixty (60) days of the date of determination and has not yet been received by the Borrower or a Subsidiary Guarantor; provided that, with respect to Canada, all necessary or advisable actions, as reasonably determined by the Administrative Agent, have been taken to perfect the security interest of the Collateral Agent in such Inventory under the Laws of Canada;

(b)           the purchase order for such Inventory is in the name of the Borrower or a Subsidiary Guarantor and title has passed to the Borrower or a Subsidiary Guarantor;

(c)           either (i) such Inventory is subject to a negotiable document of title, in form reasonably satisfactory to the Administrative Agent, which shall, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, have been endorsed to the Administrative Agent or an agent acting on its behalf or (ii) such Inventory is evidenced by a non-negotiable document of title in form reasonably acceptable to the Administrative Agent, or other shipping document reasonably acceptable to the Administrative Agent, which names the Borrower or a Subsidiary Guarantor as consignee;

(d)           during the continuation of any In-Transit Trigger Period, (i) each relevant freight carrier, freight forwarder, customs broker, shipping company or other Person in possession of such Inventory and/or the documents relating to such Inventory, in each case, as reasonably requested by Administrative Agent, shall have entered into a Customs Broker Agreement and (ii) as reasonably requested by the Administrative Agent, the documents relating to such Inventory shall be in the possession of the Administrative Agent or an agent (or sub-agent) acting on its behalf;

(e)           such Inventory is insured in accordance with the provisions of this Agreement and the other Loan Documents, including, if applicable, marine cargo insurance;

(f)           such Inventory is subject to a first priority perfected security interest in such Inventory in favor of the Collateral Agent (except, as to priority, for any possessory lien upon such goods and any documentation relating to such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to the Borrower or Subsidiary Guarantor); and

(g)           such Inventory is not excluded from the definition of Eligible Inventory (except solely pursuant to clauses (f), (i), (m), (n), (u) and (v) thereof); provided that the Administrative Agent may, in its Permitted Discretion and upon notice to the Borrower, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event that the Administrative Agent determines in its Permitted Discretion and upon notice to the Borrower that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Collateral Agent (such as, without limitation, a right of reclamation or stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Collateral Agent to realize upon such Inventory in accordance with the Loan Documents.

Notwithstanding anything to the contrary herein, Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by the Borrower or any Subsidiary Guarantor by virtue of such Inventory’s being in transit between the Loan Parties’ locations or in storage trailers at the Loan Parties’ locations; rather such Inventory shall be treated as “Eligible Inventory” if it satisfies the conditions therefor.

“Eligible Inventory” means, as to the Borrower and each Subsidiary Guarantor, Inventory consisting of finished goods merchantable and readily saleable to the public in the ordinary course of the business of such Person but shall not include:

(a)           unfinished goods or work-in-process;

(b)           raw materials;

(c)           spare parts for equipment;

(d)           promotional, marketing, packaging and shipping materials;

(e)           supplies used or consumed in such Person’s business;

(f)            Inventory (other than In-Transit Inventory) located at (x) premises owned and operated by a Person other than, and not leased by, the Borrower or any Subsidiary Guarantor, or (y) at a warehouse leased by the Borrower or any Subsidiary Guarantor, if the Administrative Agent shall not have received a Collateral Access Agreement from the owner and operator or warehouse lessor or other bailee with respect to such location, duly authorized, executed and delivered by such owner and operator or warehouse lessor (or the Administrative Agent shall determine to accept a collateral access agreement that does not include all of the provisions specified in the definition of Collateral Access Agreement), unless the Administrative Agent has, at its option, established such Availability Reserves in respect of amounts at any time due or to become due to the owner and operator or warehouse lessor thereof as the Administrative Agent shall determine in its Permitted Discretion;

(g)           bill and hold goods;

(h)           obsolete, unmerchantable, damaged, defective or unfit for sale Inventory;

(i)            which is not subject to the first priority, valid and perfected security interest of the Collateral Agent (subject, as to priority, only to Liens permitted under Section 9.1 having priority by operation of Law);

(j)            returned or repossessed goods (other than goods that are undamaged and able to be resold in the ordinary course of business) or goods to be returned to the Borrower’s or Subsidiary Guarantor’s suppliers;

(k)           Inventory purchased or sold on consignment;

(l)            Inventory acquired in an Acquisition permitted under this Agreement, other than any such Inventory (i) which otherwise meets the requirements of Eligible Inventory and (ii) as to which the Administrative Agent has completed or received (A) an appraisal from appraisers reasonably satisfactory to the Administrative Agent, and (B) such other due diligence materials as the Administrative Agent may require in its Permitted Discretion, including without limitation, field examinations, all of the results of the foregoing to be satisfactory to the Administrative Agent in its Permitted Discretion (provided that so long as the Administrative Agent has received reasonable prior notice of such Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use reasonable best efforts to complete such due diligence and a related appraisal and, if required, field examinations on or prior to the closing date of such Acquisition);

(m)           Inventory that is not solely owned by the applicable Loan Party or the applicable Loan Party does not have good title thereto;

(n)           Inventory that is not located in the United States (excluding territories or possessions of the United States) or Canada; provided that Inventory located in Canada shall not account for more than 10% of Eligible Inventory at any time (or such greater percentage as the Administrative Agent in its Permitted Discretion may establish in consultation with the Borrower pursuant to its receipt of a recent appraisal thereof from an appraiser and in form and detail reasonably acceptable to the Administrative Agent); provided further that, with respect to Canada, all necessary or advisable actions, as reasonably determined by the Administrative Agent, have been taken to perfect the security interest of the Collateral Agent in such Inventory under the Laws of Canada;

(o)           Inventory consisting of meat, dairy, cheese, seafood, produce, delicatessen, non-artificial floral products and bakery goods;

(p)           samples, labels, bags and other similar non-merchandise categories;

(q)           Inventory that is not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale;

(r)            Inventory that is not subject to casualty insurance in compliance with this Agreement;

(s)           Inventory that has been sold to a customer of the Borrower or such Subsidiary Guarantor but not yet delivered or Inventory to the extent the Borrower has accepted a deposit therefor that has not been returned to or forfeited by the Person making such deposit pursuant to the terms of the agreement between such Person and the Borrower or Subsidiary Guarantor, as applicable, governing such deposit;

(t)            Inventory which contains or bears any intellectual property rights licensed to the Borrower or a Subsidiary Guarantor unless the Administrative Agent, acting in good faith, is satisfied that it may sell or otherwise dispose of such Inventory in accordance with the Loan Documents without (i) infringing the rights of such licensor in any material respect, (ii) violating any material contract between the Borrower or a Subsidiary Guarantor and such licensor or (iii) incurring any material liability to such licensor under any licensing agreement between the Borrower or a Subsidiary Guarantor and such licensor with respect to the payment of royalties to such licensor in respect of such Inventory other than royalties incurred pursuant to sale or other Disposition of such Inventory under any such licensing agreement;

(u)           In-Transit Inventory; and

(v)           Except as otherwise agreed by the Administrative Agent in its Permitted Discretion, Inventory that represents goods that do not conform in all material respects to the representations and warranties with respect to such Inventory contained in this Agreement or any of the Collateral Documents to which the Borrower or any Subsidiary Guarantor is a party.

Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than reports prepared for internal purposes by or on behalf of any Loan Party or any of the Restricted Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all applicable Laws relating to the protection of the environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of the Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any written contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed on any Loan Party or any of the Restricted Subsidiaries with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law in connection with the operation of the business or the real property of each Loan Party and each of the Restricted Subsidiaries.

“Equity Contribution” means the contribution by the Sponsors of an aggregate amount of cash as Qualified Equity Interests, directly or indirectly to Holdings, which will in turn be contributed to the Borrower in the form of common stock, which, together with any rollover equity, will constitute an aggregate amount of not less than 40% of the debt and equity capitalization of Holdings and its Subsidiaries on the Effective Date, after giving effect to the Transaction; provided that (i) the aggregate amount of rollover equity does not exceed 20% of such sum and (ii) for purposes of this definition, debt shall exclude obligations under Secured Hedge Agreements, Swap Contracts or similar arrangements.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Offering” means any public or private sale after the Effective Date of common stock of the Borrower or any direct or indirect parent of the Borrower, as applicable (other than Disqualified Equity Interests), other than:

(a)           public offerings with respect to the Borrower’s or such direct or indirect parent’s common stock registered on Form S-8;

(b)           issuances to any Subsidiary of the Borrower; and

(c)           any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates, (f) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (g) the imposition of a lien under Section 303(k) of ERISA with respect to any Pension Plan or (h) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“Escrow Agent” means Wilmington Trust, National Association.

“Escrow Agreement” means that certain escrow agreement, dated as of December 29, 2011, among the Borrower, and Wilmington Trust, National Association, as Trustee and as Escrow Agent.

“Escrowed Funds” means (i) an amount equal to the gross proceeds of the offering of the Senior Notes sold on the Effective Date, (ii) funds sufficient to pay interest with respect to the Senior Notes up to, but not including, the latest possible date on which the Borrower will redeem all of the Senior Notes pursuant to the Senior Notes Indenture and (iii) any other property from time to time held by the Escrow Agent.

“Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate, as published on LIBOR01 Page as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Royal Bank of Canada and with a term equivalent to such Interest Period would be offered by Royal Bank of Canada’s London Branch (or other Royal Bank of Canada branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request as of 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Adjusted Eurocurrency Rate.

“Event” has the meaning specified in the definition of “Closing Date Material Adverse Effect”.

“Event of Default” has the meaning specified in Section 10.1.

“Excess Availability” means, at any time, (a) the Maximum Credit at such time minus (b) the aggregate Revolving Credit Outstandings at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Amount” has the meaning specified in Section 8.12(a)(i).

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Borrower) received by the Borrower after the Effective Date from:

(a)           contributions to its common equity capital, and

(b)           the sale (other than to a Subsidiary of the Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Equity Interests (other than Disqualified Equity Interests) of the Borrower, in each case other than any amount designated as a Cure Amount or any amount (w) increasing the Available Amount pursuant to clause (c) of the definition thereof, (x) increasing Restricted Payment capacity under clause (ii) of the proviso of Section 9.6(f), (y) applied to prepay Indebtedness under Sections 9.11(iii) or 9.11(vi) or (z) applied to finance Capital Expenditures under clause (viii) of the proviso to the definition thereof, and in each case designated as Excluded Contributions pursuant to a certificate from a Responsible Officer of the Borrower executed on or promptly after the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower or a Guarantor, (b)  any direct or indirect Domestic Subsidiary of Holdings if substantially all of its assets consist of Equity Interests or Indebtedness or Disqualified Equity Interests of one or more direct or indirect Foreign Subsidiaries, (c) Immaterial Subsidiaries, (d) any direct or indirect Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary of Holdings, (e) any Subsidiary that is prohibited or restricted by applicable Law or Contractual Obligation existing on the Effective Date or on the date any such Subsidiary is acquired or organized (so long as, in the case of an acquisition of a Subsidiary, such prohibition did not arise as part of such acquisition) from providing a Guaranty or if such Guaranty would require governmental (including regulatory) consent, approval, license or authorization, (f) any other Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the cost, difficulty, burden or consequences (including any adverse tax consequences) to the Borrower of providing the Guaranty is excessive in relation to the benefit to the Lenders to be obtained therefrom and (f) each Unrestricted Subsidiary.

“Existing Revolver Tranche” has the meaning specified in Section 2.17(a).

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.17(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.17(b).

“Extension” means any establishment of Extended Revolving Credit Commitments pursuant to Section 2.17 and the applicable Extension Amendment.

“Extension Amendment” has the meaning specified in Section 2.17(d).

“Extension Election” has the meaning specified in Section 2.17(b).

“Extension Request” has the meaning specified in Section 2.17(a).

“Extension Series” has the meaning specified in Section 2.17(a).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit, Loans under Extended Revolving Credit Commitments and Loans under New Revolving Credit Commitments, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any successor provision that is substantively the equivalent thereof and not materially more onerous to comply with (and, in each case, any regulations promulgated thereunder or official interpretations thereof).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” means the amended and restated Fee Letter dated October 31, 2011, among Holdings and the Arrangers.

“Field Examination” has the meaning specified in Section 7.4(d).

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Sections 7.1(a) and 7.1(b).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and the Restricted Subsidiaries ending on the Saturday closest to March 31 in the following calendar year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) (i) Consolidated EBITDA of such Person for such period, minus (ii) Maintenance Capital Expenditures (except those financed with Indebtedness other than Loans) of such Person for such period, minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash by such Person during such period, to (b) the Fixed Charges of such Person for such period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(a)           Consolidated Interest Expense of such Person for such period;

(b)           annual management fees provided for in any Sponsor Management Agreement paid in cash by such Person during such period;

(c)           all cash dividend payments (excluding items (i) eliminated in consolidation and (ii) Restricted Payments made pursuant to Section 9.6(l) (except solely for purposes of determining compliance with the Fixed Charge Coverage Ratio in order to make any Restricted Payment pursuant to Section 9.6(l)) on any series of Preferred Stock or Disqualified Equity Interests of such Person and its Restricted Subsidiaries; and

(d)           Scheduled Debt Payments made by such Person during such period.

“Foreign Lender” has the meaning specified in Section 3.1(b).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Obligations to the extent that such Defaulting Lender’s Applicable Percentage of such outstanding Letter of Credit Obligations has not been reallocated pursuant to Section 2.16(a)(iv) or Cash Collateralized pursuant to Section 2.16(c), and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Applicable Percentage of Swing Loans to the extent that such Defaulting Lender’s Applicable Percentage of Swing Loans has not been reallocated pursuant to Section 2.16(a)(iv) or Cash Collateralized pursuant to Section 2.16(c).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that (a) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (b) unless any such notice delivered pursuant to clause (a) above has been withdrawn, the Borrower and the requisite Lenders under Section 12.1 shall negotiate in good faith to amend the provisions of this Agreement that relate to the operation of such provision with the intent of having the respective positions of the Borrower and the Lenders after such change in GAAP or the application thereof conform as nearly to their respective positions as of the Effective Date, and (c) GAAP as applied herein with respect to accounting for leases (including Capitalized Leases, Capitalized Lease Obligations and Permitted Sale-Leaseback Transactions) shall be GAAP as in effect on the Effective Date.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 12.2(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, indemnity obligations in effect on the Effective Date, or customary and reasonable indemnity obligations entered into following the Effective Date in the ordinary course of business in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.  For avoidance of doubt, the Borrower may cause any Restricted Subsidiary that is not a Guarantor to Guarantee the Obligations by causing such Restricted Subsidiary to execute a supplement to the Guaranty in substantially the form attached thereto, and any such Restricted Subsidiary shall be a Guarantor hereunder and thereunder for all purposes.

“Guaranty” means (a) the guaranty made by Holdings and the other Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to clause (b) of the definition of “Collateral and Guarantee Requirement,” substantially in the form of Exhibit H, and (b) each other guaranty and guaranty supplement delivered pursuant to Section 8.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes, all hazardous or toxic substances, and all wastes or pollutants, including petroleum or petroleum distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes in each case that are regulated pursuant to any applicable Environmental Law.

“Hedge Bank” means, with respect to any Swap Contract, as of any date of determination, (a) any Person that is a Lender or an Affiliate of a Lender on such date or (b) any Person who (i) was a Lender or an Affiliate of a Lender at the time such Swap Contract was entered into or on the Effective Date and who is no longer a Lender or an Affiliate of a Lender, (ii) is, and at all times remains, in compliance with the provisions of Section 11.12(b)(i) and (iii) agrees in writing that the Agents and the other Secured Parties shall have no duty to such Person (other than the payment of any amounts to which such Person may be entitled under Section 10.3) and acknowledges that the Agents and the other Secured Parties may deal with the Loan Parties and the Collateral as they deem appropriate (including the release of any Loan Party or all or any portion of the Collateral) without notice or consent from such Person, whether or not such action impairs the ability of such Person to be repaid Obligations owing to it in respect of the Secured Hedge Agreements to which it is a party) and agrees to be bound by Section 11.12(b)(ii).

“Holdings” has the meaning specified in the preamble to this Agreement and shall include any Permitted Holdings Successor.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, with respect to the Borrower, any Subsidiary thereof that is not a Material Subsidiary.

“In-Transit Advance Rate” means 85%.

“In-Transit Inventory” means Inventory located outside of the United States or Canada or in transit within or outside of the United States or Canada to the Borrower or any Subsidiary Guarantor from vendors and suppliers that has not yet been received into a distribution center or store of such Person.

“In-Transit Trigger Period” means the period beginning on the date on which the Borrower has failed to maintain Excess Availability at least equal to the greater of (a) 20% of the Maximum Credit or (b) $25,000,000, in either case, for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been equal to or greater than the greater of (x) 20% of the Maximum Credit and (y) $25,000,000, in each case, for thirty (30) consecutive calendar days.

“Incremental Amendment” has the meaning specified in Section 2.15(a).

“Incremental Facility Effective Date” has the meaning specified in Section 2.15(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all letters of credit (including standby and commercial) or bankers’ acceptances issued or created for the account of such Person;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until both (A) such obligation is not paid within thirty (30) days after becoming due and payable and (B) such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Capitalized Lease Obligations;

(g)           all obligations of such Person in respect of Disqualified Equity Interests; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person (A) shall include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt and (B) in the case of Restricted Subsidiaries that are not Loan Parties, shall exclude loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business solely to the extent that such intercompany loans and advances are evidenced by one or more notes in form and substance reasonably satisfactory to the Administrative Agent and pledged as Collateral.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value (as determined by such Person in good faith) of the property encumbered thereby.

“Indemnified Liabilities” has the meaning specified in Section 12.4.

“Indemnitees” has the meaning specified in Section 12.4.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Information” has the meaning specified in Section 12.16.

“Initial ABL Borrowing” means one or more borrowings of Revolving Loans or issuances or deemed issuances of Letters of Credit on the Effective Date in an amount not to exceed the aggregate amounts specified or referred to in the definition of the term “Permitted Initial ABL Borrowing Purposes”.

“Initial Inventory Appraisal” means that certain report prepared by Great American Group Advisory & Valuation Services, L.L.C. for the Arrangers and the Administrative Agent dated November 2011.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Subordination Agreement” means an agreement executed by each Restricted Subsidiary of the Borrower, in substantially the form of Exhibit L.

“Intercreditor Agreement” means the intercreditor agreement dated as of the date hereof among Holdings, the Borrower, the Administrative Agent, the Collateral Agent and the Term Facility Administrative Agent, substantially in the form attached as Exhibit K, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by each applicable Lender, nine or twelve months (or such period of less than one month as may be consented to by each applicable Lender), as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the applicable Scheduled Termination Date of the Class of Loans of which the Eurocurrency Rate Loan is a part.

“Inventory” has the meaning given to such term in Article 9 of the UCC and Section 1 of the PPSA.

“Inventory Advance Rate” means 90%.

“Inventory Reserves” means (a) such reserves as may be established from time to time by the Administrative Agent, in its Permitted Discretion, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory and (b) Shrink Reserves.  The proviso to the last sentence of the definition of Borrowing Base is hereby incorporated herein mutatis mutandis.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in any other Person, in the form of (a) the purchase or other acquisition (including without limitation by merger or otherwise) of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions, including without limitation by merger or otherwise) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

“IP Rights” has the meaning specified in Section 5.14.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, amend, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit.  The terms “Issued”, “Issuing” and “Issuance” shall have a corresponding meaning.

“Issuer” means Royal Bank of Canada and each other Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer”, and (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance reasonably satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers (and in the case of any resignation, subject to and in accordance with Section 12.2(h)).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by an Issuer and the Borrower (or any of its Subsidiaries) or in favor of such Issuer and relating to such Letter of Credit.

“Joint Bookrunner” means each of RBC Capital Markets*, BMO Capital Markets+ and Deutsche Bank Securities Inc.

“Joint Venture” means a business enterprise comprised of the Borrower or any of the Restricted Subsidiaries and one or more Persons, whether in the form of a partnership, corporation, limited liability company or other entity or joint ownership or operating arrangement, in which 50% or less of the partnership interests, outstanding voting stock or other Equity Interests is owned, directly or indirectly, by the Borrower and/or any of the Restricted Subsidiaries.

“Junior Financing” means the Senior Notes, any Permitted Unsecured Refinancing Debt, Permitted Junior Secured Refinancing Debt, Indebtedness incurred pursuant to Section 9.3(s), and any Indebtedness of a Loan Party that is subordinated to the Obligations expressly by its terms (other than Indebtedness between or among any of Holdings, the Borrower and the Restricted Subsidiaries).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien” means any Lien that ranks (i) prior to the Discharge of Obligations, junior to the Liens securing all or any portion of the Obligations, and (ii) prior to the Discharge of Obligations (as defined in the Term Facility Credit Agreement), junior to the Liens securing all or any portion of the Obligations (as defined in the Term Facility Credit Agreement).

“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement among the Administrative Agent, the Term Facility Administrative Agent and one or more Senior Representatives for holders of Permitted Junior Secured Refinancing Debt in form and substance reasonably satisfactory to the Administrative Agent, the Term Facility Administrative Agent and the Borrower.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Landlord Lien State” means any state in which, at any time, a landlord’s claim for rent has priority by operation of applicable Law notwithstanding any contractual provision to the contrary over the Lien of the Collateral Agent in any of the Collateral.

“Latest Maturity Date” means, at any date of determination, the latest Scheduled Termination Date applicable to any Loan or Revolving Credit Commitment hereunder at such time, including the latest termination date of any Other Loan or Other Commitment, any Extended Revolving Credit Commitment or New Revolving Credit Commitment, as applicable, as extended in accordance with this Agreement from time to time.

* RBC Capital Markets is a brand name for the capital market activities of Royal Bank of Canada and its affiliates.
+ BMO Capital Markets is a brand name for the capital market activities of Bank of Montreal and its affiliates.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lease Letter Agreement” means the Letter Agreement, dated October 11, 2011, among Holdings, Merger Sub and each landlord party thereto, as amended, modified or supplemented in a manner that is not more disadvantageous to the Lenders in any material respect as determined by the Borrower in good faith, together with all transactions effected pursuant thereto.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means the Swing Loan Lender, Revolving Credit Lender and each other financial institution or entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Assumption or, in connection with a Revolving Commitment Increase, an Incremental Amendment or, in connection with an Extended Revolving Credit Commitment or a New Revolving Credit Commitment, an Extension Amendment, or in connection with a Permitted Refinancing, a Refinancing Amendment.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit Issued (or deemed Issued) pursuant to Section 2.4.  A Letter of Credit may be a Documentary Letter of Credit or a Standby Letter of Credit.

“Letter of Credit Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the applicable Reimbursement Date or refinanced as a Revolving Loan.

“Letter of Credit Fee” has the meaning specified in Section 2.12(b).

“Letter of Credit Obligations” means, at any time, the aggregate amount of all liabilities at such time of any Loan Party to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(a)(v).

“Letter of Credit Request” has the meaning specified in Section 2.4(c).

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself be deemed a Lien.

“Lien Acknowledgment Agreement” means each Collateral Access Agreement and Customs Broker Agreement.

“Liquidation” means the exercise by the Collateral Agent or the Administrative Agent of those rights and remedies accorded to the Collateral Agent or the Administrative Agent under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Collateral Agent or the Administrative Agent, of any public, private or “going out of business” sale or other disposition of the Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means any loan made by any Lender pursuant to this Agreement, including Swing Loans and any Loans made in respect of any Revolving Commitment Increase.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Revolving Credit Notes, (c) any Incremental Amendment, any Extension Amendment and any Refinancing Amendment, (d)  the Fee Letter, (e) each Letter of Credit Reimbursement Agreement, (f) the Collateral Documents (including the Guaranty), (g) the Issuer Documents and (h) each other agreement or document that the Administrative Agent and the Borrower shall designate in writing as a Loan Document.

“Loan Parties” means, collectively, (a) Holdings, (b) the Borrower and (c) each other Guarantor.

“Maintenance Capital Expenditures” means any Capital Expenditures of the Borrower and its Restricted Subsidiaries that are necessary to (a) repair any damage to any Store, distribution center or other facility of the Borrower or any of the Restricted Subsidiaries or (b) maintain any Store, distribution center or other facility of the Borrower or any of the Restricted Subsidiaries in good condition and working order (including any Capital Expenditures that are necessary to repair any ordinary wear and tear to such Store, distribution center or other facility).

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Company or any direct or indirect parent thereof, as the case may be, on the Senior Notes Issue Date (including The Gold Revocable Trust dated October 26, 2005) together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or any direct or indirect parent of the Company, as applicable, was approved by a vote of a majority of the directors of the Company or any direct or indirect parent of the Company, as applicable, then still in office who were either directors on the Senior Notes Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or any direct or indirect parent of the Company, as applicable, hired at a time when the directors on the Senior Notes Issue Date together with the directors so approved constituted a majority of the directors of the Borrower or any direct or indirect parent of the Company, as applicable.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent under any Loan Document.

“Material Domestic Subsidiary” means, at any date of determination, each of the Borrower’s Domestic Subsidiaries (a) whose Total Assets at the last day of the most recent Test Period for which financial statements have been or are required to have been delivered pursuant to Section 7.1(a) or (b) were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the Consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Effective Date, Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.0% of Total Assets as of the end of the most recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to Section 7.1 or more than 5.0% of the Consolidated gross revenues of the Borrower and the Restricted Subsidiaries for the period of four consecutive Fiscal Quarters ending as of the last day of such Fiscal Quarter, then the Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Sections 8.11, 8.12 and 8.13 applicable to such Subsidiary.

“Material Foreign Subsidiary” means, at any date of determination, each of the Borrower’s Foreign Subsidiaries (a) whose Total Assets at the last day of the most recent Test Period for which financial statements have been or are required to have been delivered pursuant to Section 7.1(a) or (b) were equal to or greater than 2.5% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the Consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Material Real Property” means any fee owned real property owned by any Loan Party with a Fair Market Value (as determined in good faith by the Borrower) of at least $5,000,000.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary.

“Maximum Credit” means, at any time, the lesser of (i) the Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base at such time.

“Maximum Rate” has the meaning specified in Section 12.23.

“Merchant Card Account” shall have the meaning specified in Section 8.12(b).

“Merger” has the meaning specified in the preliminary statements to this Agreement.

“Merger Agreement” means the Agreement and Plan of Merger dated as of October 11, 2011, among Holdings, Merger Sub and the Company.

“Merger Agreement Representations” means the representations and warranties with respect to the Company made by the Company in the Merger Agreement, but only to the extent (i) such representations and warranties are material to the interests of the Lenders, and (ii) Holdings has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations and warranties under the Merger Agreement.

“Merger Consideration” means an amount equal to the total funds required to pay to (i) the holder of each share of issued and outstanding common stock of the Borrower immediately prior to the consummation of the Merger (subject to certain exceptions as set forth in the Merger Agreement) an aggregate amount of $22.00 per share in cash, (ii) the holders of certain outstanding options, with respect to any share of common stock of the Borrower issuable under a particular option, an aggregate amount in cash equal to the excess, if any, of (x) $22.00 per share and (y) the applicable exercise price payable in respect of such share of common stock of the Borrower issuable under such option, and (iii) the holders of certain restricted stock units and performance stock units, an aggregate amount in cash equal to the product of (a) $22.00 per share and (b) the number of unforfeited shares of common stock of the Borrower subject to the restricted stock unit or performance stock unit, as applicable.

“Merger Sub” has the meaning specified in the preamble to this Agreement.

“Monthly Borrowing Base Certificate” shall have the meaning specified in Section 7.4(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning specified in Section 8.13(b)(ii) hereof.

“Mortgaged Properties” has the meaning specified in paragraph (e) of the definition of “Collateral and Guarantee Requirement”.

“Mortgages” means, collectively, (a) mortgages or deeds of trust in the form of Exhibit S (subject to such conforming changes as shall be necessary to reflect local law requirements), or (b) the deeds of trust, trust deeds, hypothecs and mortgages executed and delivered by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Lenders in form and substance reasonably satisfactory to the Collateral Agent, and any other mortgages executed and delivered pursuant to Sections 8.11 or 8.13.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to the Disposition of any asset by the Borrower or any of the Restricted Subsidiaries or with respect to any Recovery Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) or Recovery Event, as the case may be, over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Recovery Event, as the case may be, and that is required to be repaid in connection with such Disposition or Recovery Event (other than Indebtedness under the Loan Documents, the Credit Agreement Refinancing Indebtedness or the Term Facility Documentation or any Permitted Refinancing of the Indebtedness under the Term Facility Documentation or the Credit Agreement Refinancing Indebtedness), (B)  distributions permitted to be made pursuant to Section 9.6(g)(i) or (g)(ii) and taxes paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), (C) in the case of any Disposition by a non-wholly owned Restricted Subsidiary or Recovery Event with respect to assets of a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such Recovery Event or Disposition, as the case may be, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (D) and (E) the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with any of the foregoing,; and

(b)           (i) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Borrower or any direct or indirect parent of the Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (ii) with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Recovery Percentage” means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “going out of business sale” basis as set forth in the most recent appraisal of Inventory received by the Administrative Agent in accordance with Section 7.4, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to appraisal.  The Net Recovery Percentage for any category of Inventory used in determining the Borrowing Base shall be based on the applicable percentage in the most recent appraisal conducted as set forth in Section 7.4.

“New Revolving Credit Commitment” has the meaning specified in Section 2.17(c).

“New Revolving Commitment Lenders” has the meaning specified in Section  2.17(c).

“Non-Bank Certificate” has the meaning specified in Section 3.1(b).

“Non-Consenting Lender” has the meaning specified in Section 3.7.

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11(a).

“Notice of Intent to Cure” has the meaning specified in Section 7.2(a).

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations of any Loan Party arising under any Secured Hedge Agreement, and (c) Cash Management Obligations.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents to which such Subsidiaries are party) include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“OFAC” has the meaning specified in Section 5.17(b).

“OID” means “original issue discount” within the meaning of Section 1273 of the Code.

“Other Commitments” means one or more Classes of loan commitments hereunder that result from a Refinancing Amendment.

“Other Loans” means one or more Classes of loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning specified in Section 3.1(f).

“Outstanding Amount” means (a) with respect to the Revolving Loans and Swing Loans on any date, the amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans (including any refinancing of Letter of Credit Obligations as a Revolving Loan) and Swing Loans, as the case may be, occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, the amount thereof on such date after giving effect to any related extension of any Letter of Credit occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Letter of Credit Obligations (including any refinancing of outstanding Letter of Credit Obligations under related Letters of Credit or related extensions of any Letters of Credit as a Revolving Loan) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent, an Issuer, or the Swing Loan Lender, as applicable, in accordance with banking industry rules on interbank compensation.

“PACA” means the Perishable Agricultural Commodities Act, 1930.

“PACA Reserve” means all amounts owed from time to time by the Borrower or any Subsidiary Guarantor to any Person on account of the purchase price or other amounts owed in respect of agricultural products or any services related to the foregoing and subject to PACA, to the extent that (i) such amounts are secured (by way of a grower’s lien, seller’s lien, statutory trust or similar security interest or priority arrangement) by the applicable agricultural products (such lien, a “PACA Super Priority Lien”) in accordance with PACA and (ii) such PACA Super Priority Lien would have priority over the Administrative Agent’s Lien in such agricultural products to the extent constituting Current Asset Collateral consisting of Inventory..

“PASA” means the Packers and Stockyards Act, 1921.

“PASA Reserve” means all amounts owed from time to time by the Borrower or any Subsidiary Guarantor to any Person on account of the purchase price or other amounts owed in respect of livestock, livestock products, poultry, poultry products, other meat and meat products, or any services related to the foregoing and subject to PASA, to the extent that (i) such amounts are secured (by way of a grower’s lien, seller’s lien, statutory trust or similar security interest or priority arrangement) by the applicable livestock, livestock products, poultry, poultry products, other meat and meat products (such lien, a “PASA Super Priority Lien”) in accordance with PASA and (ii) such PASA Super Priority Lien would have priority over the Administrative Agent’s Lien in such livestock, livestock products, poultry, poultry products, other meat and meat products to the extent constituting Current Asset Collateral consisting of Inventory.

“Pari Passu Intercreditor Agreement” means a “pari passu” intercreditor agreement among the Administrative Agent, the Term Facility Administrative Agent and one or more Senior Representatives for holders of Permitted Pari Passu Secured Refinancing Debt in form and substance reasonably satisfactory to the Administrative Agent, the Term Facility Administrative Agent and the Borrower.

“Participant” has the meaning specified in Section 12.2(d).

“Participant Register” has the meaning specified in Section 12.2(e).

“Payment Conditions” means, at any time of determination, that (a) no Event of Default exists immediately prior to the making of the subject Specified Payment or would thereafter result from the making of the subject Specified Payment, (b) for five (5) consecutive Business Days immediately prior to such Specified Payment and immediately after giving Pro Forma Effect to such Specified Payment, Excess Availability shall be at least the greater of (i) 12.5% of the Maximum Credit and (ii) $15,000,000, (c) the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period for which financial statements have been or are required to have been delivered pursuant to Section 7.1(a) or (b) shall be greater than or equal to 1.00 to 1.00 after giving Pro Forma Effect to such Specified Payment as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such period (the “Pro Forma Fixed Charge Coverage Ratio”), and (d) the Total Leverage Ratio as of the end of the most recently ended Test Period for which financial statements have been or are required to have been delivered pursuant to Section 7.1(a) or (b) shall not be greater than (i) in the case of Restricted Payments made pursuant to Section 9.6(l), 3.25 to 1.00, (ii) in the case of payments of Junior Financings made pursuant to Section 9.11, 4.00 to 1.00, and (iii) in the case of Permitted Acquisitions, 4.50 to 1.00, in each case, after giving Pro Forma Effect to such Specified Payment as if such Specified Payment (if applicable to such calculation) had been made as of the first day of such period (the “Pro Forma Total Leverage Ratio”), and, in each case, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, (A) certifying that no Event of Default exists immediately prior to the making of the subject Specified Payment or would thereafter result from the making of such subject Specified Payment and (B) setting forth a reasonably detailed calculation of the Pro Forma Fixed Charge Coverage Ratio and the Pro Forma Total Leverage Ratio.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions in the preceding five plan years.

“Permitted Acquisition” means any Acquisition by Holdings, the Borrower or any of the Restricted Subsidiaries; provided that, with respect to each such Acquisition:

(i)         (A) each applicable Loan Party and any newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement and Section 8.11, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall comply with the requirements of Section 8.11, 8.12 and 8.13, within the times specified therein (for the avoidance of doubt, this clause (i) shall not override any provisions of the Collateral and Guarantee Requirement or Section 8.11, subject to the limit in clause (iii) below); (B) the Board of Directors of such acquired Person or its selling equity holders in existence at the time such purchase or acquisition is commenced shall have approved such purchase or other acquisition, and (C) the acquired property, assets, business or Person is in a business permitted under Section 9.7;

(ii)         the Borrower shall have delivered to the Administrative Agent (and the Borrower shall have used commercially reasonable efforts to deliver no later than five (5) Business Days before the date on which any such purchase or other acquisition is consummated), on behalf of the Lenders, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied in accordance with the requirements of this definition;

(iii)         with respect to Acquisitions of Subsidiaries that do not become Guarantors, the consideration shall not exceed the greater of (1) $50,000,000 and (2) 2.75% of Total Assets (in each case, measured at the time of consummation of the subject Acquisition), in the aggregate with respect to all such Acquisitions; and

(iv)         after giving effect to such Acquisition on a Pro Forma Basis, the Borrower is in compliance with the Payment Conditions.

“Permitted Discretion” means a determination made by the Administrative Agent or the Collateral Agent (as applicable) in its commercially reasonable discretion, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of any direct or indirect parent of the Borrower (in which case the Net Cash Proceeds have been received by the Borrower as cash common equity), in each case to the extent permitted hereunder.

“Permitted Holder” means any of the Sponsors.

“Permitted Holdings Successor” has the meaning specified in the definition of “Change of Control”.

“Permitted Initial ABL Borrowing Purposes” means (a) one or more Borrowings of Revolving Loans to pay for Transaction Expenses, and (b) the issuance of Letters of Credit in replacement of, or as a backstop for, letters of credit of Holdings, the Borrower or any of the Restricted Subsidiaries outstanding on the Effective Date.

“Permitted Junior Secured Refinancing Debt” means any secured Indebtedness issued or incurred by the Borrower or a Subsidiary Guarantor in the form of one or more series of Junior Lien secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a Junior Lien basis (subject to Liens permitted under Section 9.1) with the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or other Disposition or casualty event or incurrence of indebtedness that is not permitted thereunder and customary acceleration rights after an event of default) prior to the Latest Maturity Date, determined at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Junior Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Junior Secured Refinancing Debt incurred by the Borrower or a Subsidiary Guarantor, then Holdings, the Borrower, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Junior Lien Intercreditor Agreement.  Permitted Junior Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Pari Passu Secured Refinancing Debt” means any secured Indebtedness issued or incurred by the Borrower or a Subsidiary Guarantor in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or other Disposition, casualty event or incurrence of indebtedness that is not permitted thereunder and customary acceleration rights after an event of default) prior to the Latest Maturity Date determined at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (v) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors and (vi) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of the Pari Passu Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Pari Passu Secured Refinancing Debt incurred by the Borrower or a Subsidiary Guarantor, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a Pari Passu Intercreditor Agreement.  Permitted Pari Passu Secured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of, any Indebtedness (including any such Indebtedness incurred or issued pursuant to a Permitted Refinancing) of such Person with Indebtedness of such Person or Disqualified Equity Interests of such Person, or of any Disqualified Equity Interests (including any such Disqualified Equity Interests incurred or issued pursuant to a Permitted Refinancing) of such Person with Disqualified Equity Interests; provided that (a) the principal amount (or accreted value, if applicable) of any such Indebtedness or the liquidation preference of any such Disqualified Equity Interests does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness or the liquidation preference of any such Disqualified Equity Interests so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued or capitalized interest thereon, any make-whole payments and premium (including tender premiums) thereon, any swap breakage costs and other termination costs related to Swap Contracts, plus OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Sections 9.3(b), (e), (p) and (u), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Equity Interests being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Sections 9.3(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended (or are otherwise acceptable to the Administrative Agent), (ii) the terms and conditions (including, if applicable, as to collateral but excluding (a) as to subordination, pricing (including interest rate, fees, funding discounts and other pricing terms), premiums, no call periods, liquidation preferences and optional prepayment or redemption provisions, and (b) covenants and other provisions applicable only to periods after the Latest Maturity Date, determined at the date of incurrence of such Indebtedness or Disqualified Equity Interests) of any such modified, refinanced, refunded, renewed or extended Indebtedness or Disqualified Equity Interests, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness or Disqualified Equity Interests being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness or Disqualified Equity Interests, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or Disqualified Equity Interests or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness or Disqualified Equity Interests being modified, refinanced, refunded, renewed or extended and no additional obligors become liable for such Indebtedness or Disqualified Equity Interests, and (e) in the case of any Permitted Refinancing in respect of the Term Facility, such Permitted Refinancing is secured only by assets pursuant to one or more security agreements subject to the Intercreditor Agreement (or another intercreditor agreement containing terms, taken as a whole, that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement).

“Permitted Sale-Leaseback Transaction” means any sale and leaseback transaction of any assets of the Borrower or any of its Restricted Subsidiaries in a transaction or series of transactions in which the Borrower or any such Restricted Subsidiary receives Fair Market Value (as determined in good faith by the Borrower) for each such sale; provided, that (a) no Event of Default has occurred and is continuing immediately prior to such sale or would occur as a result of such sale, (b) the lease pertaining to such assets is an operating lease for purposes of GAAP or a Capitalized Lease to the extent permitted under Section 9.3(e), and (c) the Net Cash Proceeds from such transaction are used by the Borrower or such Restricted Subsidiary to prepay outstanding Indebtedness (including any Junior Financing) or reinvested in accordance with Section 2.4(b) of the Term Facility Credit Agreement.

“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness issued or incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness is not secured by any property or assets of the Borrower or any Restricted Subsidiary, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness does not mature or have scheduled amortization prior to the Latest Maturity Date, determined at the time such Indebtedness is incurred (other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or other Disposition, casualty event or incurrence of indebtedness that is not permitted thereunder and customary acceleration rights after an event of default), and (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors.  Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 12.8(b).

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations promulgated thereunder and other applicable personal property security legislation of the applicable Canadian province or provinces in connection with the issue, perfection, effect of perfection, enforcement, enforceability, validity, priority or effect of security interests, hypothecs or other applicable Liens (including the Civil Code of the Province of Quebec and the regulations respecting the Register of Personal and Movable Real Rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma Balance Sheet” has the meaning specified in Section 5.5(a)(ii).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.7.

“Pro Forma Financial Statements” has the meaning specified in Section 5.5(a)(ii).

“Pro Forma Fixed Charge Coverage Ratio” has the meaning specified in the definition of “Payment Conditions”.

“Pro Forma Total Leverage Ratio” has the meaning specified in the definition of “Payment Conditions”.

“Proceeds” has the meaning given to such term in Article 9 of the UCC.

“Projections” shall have the meaning specified in Section 7.1(d).

“Protective Advances” means an overadvance made or deemed to exist by the Administrative Agent, in its discretion, which:

(a)           is made to maintain, protect or preserve the Collateral and/or the Lenders rights under the Loan Documents or which is otherwise for the benefit of the Lenders; or

(b)           is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c)           is made to pay any other amounts then due and payable or reimburseable (after giving effect to any applicable grace periods) by any Loan Party under any Loan Document; and

(d)           together with all other Protective Advances then outstanding, shall not (i) exceed five percent (5%) of the Borrowing Base at any time, (ii) unless a Liquidation is taking place, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Requisite Lenders otherwise agree, or (iii) when taken together with the aggregate principal amount of all other Revolving Credit Outstandings, exceed the Revolving Credit Commitments.

“Public Lender” has the meaning specified in Section 12.8(b).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Quarterly Financial Statements” means the unaudited Consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries for the most recent Fiscal Quarters after the date of the Annual Financial Statements and ended at least forty-five (45) days before the Effective Date.

“Ratable Portion”, “Pro Rata Share”, “ratable share” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, the percentage obtained by dividing (a) the Revolving Credit Commitment of such Class of such Lender by (b) the aggregate Revolving Credit Commitments of all Lenders of such Class (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings of such Class owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders of such Class).

“Recovery Event” means the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds (other than proceeds of business interruption insurance) or condemnation awards payable by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries included in the Collateral.

“Reference Date” has the meaning assigned to such term in the definition of “Available Amount.”

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.18.

“Regional Concentration Account” means an Approved Deposit Account and/or an Approved Securities Account maintained by the applicable Loan Party in the name of such Loan Party with Wells Fargo Bank, National Association, any Lender or Affiliate of a Lender or any other institution as shall be reasonably consented to the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

“Register” has the meaning specified in Section 12.2(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reimbursement Date” has the meaning specified in Section 2.4(h).

“Reimbursement Obligations” means, as and when matured, the obligation of any Loan Party to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) in Dollars, all amounts of each drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of any Loan Party to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Indemnified Person” of an Indemnitee means (a) any controlling person (including any member or other equity holders) or controlled affiliate of such Indemnitee, (b) the respective directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents, advisors or other representatives of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition shall pertain to a controlled affiliate or controlling person involved in the negotiation or syndication of the Facility, the Term Facility or the Senior Notes.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Requisite Class Lenders” shall mean, with respect to any Class on any date of determination, Lenders having more than fifty percent (50%) of (i) the aggregate outstanding amount of the Revolving Credit Commitments of such Class or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings of such Class; provided that the unused Revolving Credit Commitment of, and the portion of the Loans and outstanding Letters of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Class Lenders.

“Requisite Lenders” means, collectively, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings; provided that the unused Revolving Credit Commitment of, and the portion of the Loans and outstanding Letters of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Reserves” means any Inventory Reserves and Availability Reserves.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Effective Date, any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.  Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Cash” means cash and Cash Equivalents that (a) would be listed as “restricted” on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries or (b) are subject to any Liens, except for Liens securing Indebtedness permitted under Section 9.3 that is secured by such cash or Cash Equivalents.

“Restricted Investment” means any Investment other than one permitted under Section 9.2 hereof.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of the Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or Holdings’ stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Funds Account” shall have the meaning specified in Section 8.12(e).

“Revolving Commitment Increase” has the meaning specified in Section 2.15(a).

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.15(a).

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and acquire interests in other Revolving Credit Outstandings expressed as an amount representing the maximum principal amount of the Loans to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) a Revolving Commitment Increase, (iii) a New Revolving Credit Commitment, (iv) an Extension, or (v) a Refinancing Amendment.  The initial amount of each Lender’s Revolving Credit Commitment is set forth on Schedule I under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Assumption, Incremental Amendment, Extension Amendment or Refinancing Amendment, in each case executed by such Lender.  The initial aggregate amount of the Revolving Credit Commitments is $175,000,000.

“Revolving Credit Exposure” means, as to each Lender, the sum of the Outstanding Amount of such Lender’s Revolving Loans, its Pro Rata Share of the Letter of Credit Obligations and its Pro Rata Share of the Swing Loan Obligations at such time.

“Revolving Credit Lender” means each Lender that (a) has a Revolving Credit Commitment, (b) holds a Revolving Loan or (c) participates in any Letter of Credit.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans of a given Class owing to such Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“Revolving Credit Termination Date” means the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 and (c) the date on which the Obligations become due and payable pursuant to Section 10.2.

“Revolving Loan” has the meaning specified in Section 2.1(a).

“Rollover Investor Put” means the put right held by certain members of the Management Group pursuant to each such member’s employment agreement with the Company to be entered into in connection with the consummation of the Transaction.

“Royal Bank of Canada” means Royal Bank of Canada, acting in its individual capacity, and its successors and assigns.

“S&P” means Standard & Poor’s Rating Services and any successor thereto.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Scheduled Debt Payments” means, with respect to any Person for any period, the sum of all regularly scheduled amortization payments of principal on Indebtedness of such Person and its Restricted Subsidiaries on a Consolidated basis for such period (including the principal component of payments due on Capitalized Leases during such period); provided, that, for the avoidance of doubt, any payments made pursuant to a mandatory prepayment, mandatory redemption or like provision shall not constitute Scheduled Debt Payments.

“Scheduled Termination Date” means (a) with respect to the Facility, the date that is five (5) years after the Effective Date, as may be extended pursuant to Section 12.1(b) or Section 2.17 hereof, (b) with respect to any Extended Revolving Credit Commitments or New Revolving Credit Commitments of a given Extension Series, the final maturity date as specified in the applicable Extension Amendment accepted by the respective Lender or Lenders, (c) with respect to any Other Loans, the final maturity date as specified in the applicable Refinancing Amendment and (d) with respect to any Loans under any Revolving Commitment Increase, the final maturity date as specified in the applicable Incremental Amendment; provided that, in each case, if such day is not a Business Day, the Scheduled Termination Date shall be the Business Day immediately preceding such day.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any cash management agreement that is entered into by and between any Loan Party (or entered into by Merger Sub and existing at the time of the Merger) and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 9.3(f) that is entered into by and between any Loan Party (or entered into by Merger Sub and existing at the time of the Merger) or any Restricted Subsidiary and any Hedge Bank and designated in writing by the Hedge Bank and the Borrower to the Administrative Agent as a “Secured Hedge Agreement.”

“Secured Obligations” means, in the case of the Borrower, the Obligations, including, without limitation, each extension of credit under this Agreement and all obligations of the Loan Parties and their respective Subsidiaries which arise under the Loan Documents (including the Guaranty) and the obligations of the Loan Parties in respect of Secured Hedge Agreements and Cash Management Obligations, in each case, whether outstanding on the date of this Agreement or extended or arising from time to time after the date of this Agreement.

“Secured Parties” means, collectively, the Lenders, the Issuers, the Administrative Agent, the Collateral Agent, each Hedge Bank, each Cash Management Bank and each co-agent or sub-agent (if any) appointed by the Administrative Agent from time to time pursuant to Section 11.5.

“Securities Account Control Agreement” means, with respect to any securities account, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Collateral Agent, the Approved Securities Intermediary and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Security” means any Equity Interest, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit I, together with each Security Agreement Supplement executed and delivered pursuant to Section 8.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Notes” means up to $250,000,000 in aggregate principal amount of the Borrower’s senior unsecured notes due 2019 and any Registered Equivalent Notes having terms, taken as a whole, that are on substantially identical terms and issued pursuant to the Senior Notes Indenture in exchange for the initial, unregistered senior unsecured notes.

“Senior Notes Indenture” means the Indenture for the Senior Notes, dated December 29, 2011, between the Borrower and Wilmington Trust, National Association, as trustee, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.

“Senior Notes Issue Date” means December 29, 2011.

“Senior Representative” means, with respect to any series of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Leverage Ratio” means, with respect to any Test Period for which financial statements are required to have been delivered pursuant to Section 7.1(a) or (b), the ratio of (a) Consolidated Senior Secured Net Debt of the Borrower as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Shareholders Agreement” means the Voting Agreement, dated as of the Effective Date, among the Company, Holdings and ACOF III.

“Shrink Reserve” means an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the shrink reflected in current books and records of the Borrower and the Restricted Subsidiaries would be reasonably equivalent to the shrink calculated as part of the Borrower’s most recent physical Inventory; provided that no Shrink Reserve established by the Administrative Agent shall be duplicative of any shrink as so reflected in the current books and records of the Borrower and the Restricted Subsidiaries or estimated by the Borrower for purposes of computing the Borrowing Base).  The proviso to the last sentence of the definition of Borrowing Base is hereby incorporated herein mutatis mutandis.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 12.2(g).

“Specified Event of Default” means any Event of Default under Section 10.1(a), Section 10.1(b)(i)(A), Section 10.1(b)(ii), Section 10.1(b)(iii), Section 10.1(b)(iv), Section 10.1(e) with respect to the Term Facility and Section 10.1(f).

“Specified Payment” means any Permitted Acquisition, any Investment made pursuant to Section 9.2(r), any Restricted Payment made pursuant to Section 9.6(l) or any payment made pursuant to Section 9.11(i), that in each case is subject to the satisfaction of the Payment Conditions.

“Specified Representations” means those representations and warranties made by the Borrower in Sections 5.1(a) (with respect to organizational existence only), 5.1(b)(ii), 5.2(a), 5.2(b)(i), 5.4, 5.12, 5.15, 5.16 and 5.18.

“Specified Transaction” means (i) any Investment that results in a Person becoming a Restricted Subsidiary, (ii) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (iii) any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation (as determined in accordance with GAAP), in each case with respect to an operating unit of a business that the Borrower or any Restricted Subsidiary has made, or (iv) any incurrence or repayment of Indebtedness, Restricted Payment, Investment or Revolving Commitment Increase that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Sponsor” means any of (a) ACOF III, the Canada Pension Plan Investment Board, and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including any portfolio company of any of the foregoing and (b) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with ACOF III, Canada Pension Plan Investment Board or any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including any portfolio company of any of the foregoing.

“Sponsor Management Agreement” means any management services agreement by and among ACOF Operating Manager III, LLC and/or Canada Pension Plan Investment Board or certain of the management companies associated with each of them or their advisors and Holdings and/or the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Sponsor Termination Fees” means the one-time payment under any Sponsor Management Agreement of a termination fee to one or more of the Sponsors in the event of either a Change of Control or the completion of a Qualifying IPO.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Rate Loans shall be deemed to constitute eurodollar funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which includes any real property, fixtures, equipment, Inventory and other property related thereto) operated, or to be operated, by the Borrower or any Restricted Subsidiary.

“Store Deposit Account” has the meaning specified in Section 8.12(a)(i).

“Subsidiary” means, with respect to any Person (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or Controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise Controls such entity.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Borrower” has the meaning specified in Section 9.4(d).

“Supermajority Lenders” means, as of any date of determination, Lenders having two-thirds or more of the sum of the (a) Revolving Credit Outstandings (with the aggregate principal amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and Swing Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Loans and outstanding Letters of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Loan” has the meaning specified in Section 2.3(a).

“Swing Loan Lender” means Royal Bank of Canada in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Obligations” means, as at any date of determination, the aggregate Outstanding Amount of all Swing Loans.

“Swing Loan Request” has the meaning specified in Section 2.3(b).

“Swing Loan Sublimit” means the lesser of (a) $17,500,000 and (b) the aggregate principal amount of the Revolving Credit Commitments.  The Swing Loan Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Systems Reserve” means a reserve in an amount equal to 5.0% of the aggregate amount of Store level Inventory only until such time as a perpetual inventory reporting system for the Stores is in effect, which has been verified by a Field Examination reasonably satisfactory to the Administrative Agent.

“Taxes” has the meaning specified in Section 3.1(a).

“Term Facility” means the credit facilities under the Term Facility Credit Agreement.

“Term Facility Administrative Agent” means Royal Bank of Canada in its capacity as administrative agent and collateral agent under the Term Facility Credit Agreement, or any successor administrative agent and collateral agent under the Term Facility Credit Agreement.

“Term Facility Credit Agreement” means that certain credit agreement dated as of the date hereof, among the Borrower, Holdings, the lenders party thereto and Royal Bank of Canada, as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced, from time to time, in whole or in part, in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.

“Term Facility Documentation” means the Term Facility Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith.

“Test Period” in effect at any time means the most recent period of four consecutive Fiscal Quarters of the Borrower ended on or prior to such time (taken as one accounting period). A Test Period may be designated by reference to the last day thereof (i.e., the “April 2, 2012 Test Period” refers to the period of four consecutive Fiscal Quarters of the Borrower ended April 2, 2012), and a Test Period shall be deemed to end on the last day thereof.

“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries on a Consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Sections 7.1(a) or 7.1(b) or, for the period prior to the time any such statements are so delivered pursuant to Sections 7.1(a) or 7.1(b), the Pro Forma Financial Statements.

“Total Leverage Ratio” means, with respect to any Test Period for which financial statements are required to have been delivered pursuant to Section 7.1(a) or (b), the ratio of (a) Consolidated Total Net Debt of the Borrower as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Transaction” means, collectively, (a) the Equity Contribution, (b) the Merger, (c) the issuance of the Senior Notes, if any, (d) the funding of the loans under the Term Facility Credit Agreement on the Effective Date, (e) the execution and delivery of this Agreement and the funding of the Loans on the Effective Date, if any, (f) the funding of the loans under the senior bridge facility on the Effective Date, if any, (g) the consummation of any other transactions in connection with the foregoing, and (i) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transaction, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 8.3 subsequent to the date hereof, in each case, until such Person ceases to be an Unrestricted Subsidiary of the Borrower in accordance with Section 8.3 or ceases to be a Subsidiary of the Borrower.

“Unused Commitment Fee” has the meaning specified in Section 2.12(a).

“Updated Inventory Appraisal” has the meaning specified in Section 7.4(c).

“U.S. Lender” has the meaning specified in Section 3.1(d).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Weekly Monitoring Event” means the Borrower has failed to maintain, for five (5) consecutive Business Days, Excess Availability of the greater of (i) $15,000,000 and (ii) 12.5% of the Maximum Credit; provided that a Weekly Monitoring Event shall be deemed continuing until the date on which, Excess Availability has been greater than or equal to the greater of (i) $15,000,000 and (ii) 12.5% of the Maximum Credit, in each case under clauses (i) and (ii), for at least thirty (30) consecutive days.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Equity Interests or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the product of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Equity Interests or Preferred Stock multiplied by the amount of such payment, by (b) the sum of all such payments.

“Wholly-Owned Subsidiary” of a Person means a Subsidiary of such Person, all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are  owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2            Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)        (i)         The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)         References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears,

(iii)        The term “including” is by way of example and not limitation, subject, in the case of computations of time periods, to clause (d) below,

(iv)        The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form,

(v)         Unless otherwise expressly indicated herein, the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause; and

(vi)        The words “assets” and “property” shall be construed to have the same meaning and effect.

(c)           The terms “Lender,” “Issuer” and “Administrative Agent” include, without limitation, their respective successors.

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(e)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(f)           For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatary”.

SECTION 1.3            Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

SECTION 1.4            Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.5            References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to Constituent Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all appendices, exhibits and schedules thereto and all subsequent amendments, restatements, extensions, supplements and other modifications thereto (but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document); and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.6            Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.7            Pro Forma Calculations.

(a)           Notwithstanding anything to the contrary herein, the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.7; provided that, notwithstanding anything to the contrary in this Section 1.7, when calculating the Fixed Charge Coverage Ratio for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with Section 6.1, the events described in this Section 1.7 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)           For purposes of calculating the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Fixed Charge Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made, in each case without duplication, (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, or consolidated with or into the Borrower or any of the Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.7, then the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto for such period as if the Specified Transaction had occurred on the first day of the applicable Test Period in accordance with this Section 1.7.  Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower as set forth in a certificate from a Responsible Officer, to reflect, in each case without duplication, (i) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Transaction) based on actions already taken and for which the full run-rate effect of such actions is expected to be realized within eighteen (18) months of such action, and (ii) all adjustments of the nature set forth in Schedule 1.7(b) to the extent such adjustments, without duplication, continue to be applicable to the relevant Test Period.

(c)           In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Fixed Charge Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable Test Period.

(d)           If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurodollar interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.

(e)           Any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

ARTICLE II

THE FACILITY

SECTION 2.1             The Revolving Credit Commitments.

(a)           On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans in Dollars (each, a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Lender be obligated to make a Revolving Loan in excess of such Lender’s Ratable Portion of the Maximum Credit.  Within the limits of the Revolving Credit Commitment of each Lender, amounts of Loans repaid may be reborrowed under this Section 2.1.

(b)           Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.2), the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make Revolving Loans to the Borrower, on behalf of all Lenders at any time that any condition precedent set forth in Section 4.2 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable for the purposes specified in the definition of “Protective Advances”.  Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Credit Exposure to exceed the Borrowing Base; provided that the aggregate amount of outstanding Protective Advances plus the aggregate of all other Revolving Credit Exposure shall not exceed the Aggregate Commitments.  Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute a Base Rate Loan.  The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Requisite Lenders.  Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.  The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion.  At any time that the conditions precedent set forth in Section 4.2 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Base Rate Loan to repay a Protective Advance.  At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.1(c).

(c)           Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage.  From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.2             Borrowing Procedures.

(a)           Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than (i) 11:00 a.m. on the same Business Day as the date of the proposed Borrowing, in the case of a Borrowing of Base Rate Loans, and (ii)  12:00 noon three (3) Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing of Eurocurrency Rate Loans.  Each such notice shall be in substantially the form of Exhibit C (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing, which shall be a Business Day, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurocurrency Rate Loans, (D) the initial Interest Period or Interest Periods for any Eurocurrency Rate Loans, (E) the Class of such proposed Borrowing, and (F)  with respect to any Borrowing the proceeds of which will be used to fund a Restricted Payment subject to the satisfaction of the Payment Conditions, an additional solvency representation and warranty of the Borrower and its Subsidiaries, on a Consolidated basis, after giving effect to such Borrowing and the use of proceeds thereof.  The Loans shall be made as Base Rate Loans, unless, subject to Section 3.3, the Notice of Borrowing specifies that all or a portion thereof shall be Eurocurrency Rate Loans.  Each Borrowing shall be in an aggregate amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof.

(b)           The Administrative Agent shall give to each Appropriate Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing, and, if Eurocurrency Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a).  Each Lender shall, before 1:00 p.m. on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 12.8(a)(i), in Same Day Funds in Dollars, such Lender’s Ratable Portion of such proposed Borrowing.  Upon fulfillment (or due waiver in accordance with Section 12.1) (i) on the Effective Date, of the applicable conditions set forth in Section 4.1 and (ii) at any time (including the Effective Date), of the applicable conditions set forth in Section 4.2, and, subject to clause (c) below, after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower as promptly as reasonably practicable and, in any event, on the date of the proposed Borrowing.

(c)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made its Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made its Ratable Portion available to the Administrative Agent, the Administrative Agent shall be entitled to recover the corresponding amount from such Lender.  If such Lender does not pay the corresponding amount promptly upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall pay the corresponding amount to the Administrative Agent.  The Administrative Agent is also entitled to recover from such Lender or the Borrower interest on the corresponding amount for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at a rate per annum equal to (i) if paid by the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) if paid by such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing.  If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.  If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder or under applicable Law to the Borrower.

(d)           The failure of any Defaulting Lender to make on the date specified any Loan or any payment required by it, including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but, except to the extent otherwise provided herein, no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to an Extension Amendment or Refinancing Amendment, the number of Interest Periods otherwise permitted by this Section 2.2(e) shall increase by three (3) Interest Periods for each applicable Class so established.

SECTION 2.3            Swing Loans.

(a)           On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender shall make, in Dollars, loans (each, a “Swing Loan”) otherwise available to the Borrower under the Facility from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Swing Loan made by the Swing Loan Lender hereunder in its capacity as the Swing Loan Lender) not to exceed the Swing Loan Sublimit; provided, however, that (i) at no time shall the Swing Loan Lender make any Swing Loan to the extent that, after giving effect to such Swing Loan, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit, (ii) in the event that the Swing Loan Lender and the Administrative Agent are not the same Person, then the Swing Loan Lender shall only make a Swing Loan after having given prior notice thereof to the Administrative Agent (which notice the Swing Loan Lender shall give as soon as reasonably practicable and, in any event, on or before the date on which the applicable Swing Loan is required to be made), and (iii) the Swing Loan Lender shall not be required to make any Swing Loan to the extent that such Swing Loan Lender reasonably believes that any Lender (other than such Swing Loan Lender) is a Defaulting Lender, unless after giving effect to the requested Swing Loans, there would exist no Fronting Exposure (in the good faith determination of the Swing Loan Lender).  Each Swing Loan shall be, at the option of the Borrower, (i) a Base Rate Loan, or (ii) a Loan bearing interest at a rate per annum offered by the Swing Loan Lender (it being understood that the Swing Loan Lender shall have no obligation to offer a Loan pursuant to this clause (ii)), and, in each case, must be repaid in full in Dollars within seven (7) days after its making or, if sooner, upon any Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date (without giving effect to any extensions of the type referred to in Section 12.1(b) hereof).  Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b)           In order to request a Swing Loan, the Borrower shall telecopy (or forward by electronic mail or similar means) to the Swing Loan Lender, with a copy to the Administrative Agent, a duly completed request in substantially the form of Exhibit D, setting forth the requested amount and date of such Swing Loan (a “Swing Loan Request”), to be received by the Swing Loan Lender not later than 1:00 p.m. on the day of the proposed borrowing.  Promptly after receipt by the Swing Loan Lender of any Swing Loan Request, the Swing Loan Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Loan Request and, if not, the Swing Loan Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Loan Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any applicable Revolver Lender) prior to 1:00 p.m. on the date of the proposed Swing Loan Borrowing (i) directing the Swing Loan Lender not to make such Swing Loan as a result of the limitations set forth in Section 2.3(a), or (ii) that one or more of the applicable conditions contained in Section 4.2 (and, if the date of the proposed Swing Loan Borrowing is the Effective Date, Section 4.1) is not then satisfied or duly waived, then, subject to the terms of this Agreement, the Swing Loan Lender shall make a Swing Loan available to the Borrower as promptly as reasonably practicable on the date set forth in the relevant Swing Loan Request.

(c)           The Swing Loan Lender may demand at any time that each Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (d) below, such Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(d)           The Administrative Agent shall forward each demand referred to in clause (c) above to each Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. on any Business Day or any such notice or demand received on a day that is not a Business Day shall not be required to be forwarded to the Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 4.2 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), each Lender shall, before 11:00 a.m. on the Business Day next succeeding the date of such Lender’s receipt of such notice or demand, make available to the Administrative Agent, in Same Day Funds in Dollars, for the account of the Swing Loan Lender, the amount specified in such statement.  Upon such payment by a Lender, such Lender shall, except as provided in clause (e) below, be deemed to have made a Revolving Loan to the Borrower in the amount of such payment.  The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender.

(e)           Upon the occurrence of a Default under Section 10.1(f), each Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Lender pursuant to clause (d) above, which participation shall be in a principal amount equal to such Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (d) above, in Same Day Funds, an amount equal to such Lender’s Ratable Portion of such Swing Loan.  If all or part of such amount is not in fact made available by such Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(f)           From and after the date on which any Lender (i) is deemed to have made a Revolving Loan pursuant to clause (d) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (e) above, the Swing Loan Lender shall promptly distribute to such Lender such Lender’s Ratable Portion of all payments of principal and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Lender pursuant to clause (d) or (e) above.

SECTION 2.4              Letters of Credit.

(a)           Subject to the terms and conditions contained in this Agreement, each Issuer agrees to Issue at the request of the Borrower, for the account of the Borrower or a Restricted Subsidiary (provided that any Letter of Credit issued for the benefit of any Restricted Subsidiary shall be issued naming the Borrower as a joint and several co-applicant or as the account party on any such Letter of Credit but such Letter of Credit may contain a statement that it is being issued for the benefit of such Restricted Subsidiary), one or more Letters of Credit from time to time on any Business Day during the period commencing on the Effective Date and ending on the earlier of the Revolving Credit Termination Date and five (5) Business Days prior to the Scheduled Termination Date (without giving effect to any extension of the type referred to in Section 12.1(b) hereof), or such later date as agreed to by the Administrative Agent in its sole discretion; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii) and (iii) below shall not Issue) any Letter of Credit upon the occurrence of any of the following:

 (i)         any order, judgment or decree of any Governmental Authority or arbitrator having binding powers shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Effective Date or result in any unreimbursed loss, cost or expense that was not applicable or in effect as of the Effective Date and that such Issuer in good faith deems material to it (for which such Issuer is not otherwise compensated);

(ii)         such Issuer shall have received any written notice of the type described in clause (d) below;

(iii)        after giving effect to the Issuance of such Letter of Credit, (A) the Letter of Credit Obligations would exceed $50,000,000, (B) the aggregate Revolving Credit Outstandings would exceed the Maximum Credit at such time or (C) the Revolving Credit Outstandings of any Lender would exceed such Lender’s Revolving Credit Commitment;

(iv)        such Letter of Credit is requested to be denominated in any currency other than Dollars;

(v)         (A) any fees due to the Issuer hereunder in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by the Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit; or

(vi)        any Lender is at that time a Defaulting Lender, unless (i) after giving effect to the requested Issuance, there would exist no Fronting Exposure (in the good faith determination of the applicable Issuer) or (ii) the applicable Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the applicable Issuer (in its good faith determination) with the Borrower or such Lender to eliminate such Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or any other Letter of Credit Obligations as to which such Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.  Any Letter of Credit which has been or deemed Issued hereunder may be amended by the Borrower and the Issuer at any time to reduce the amount outstanding thereunder.

(b)           The expiration date of each Letter of Credit shall be no more than one (1) year after the date of issuance thereof; provided, however, that any Letter of Credit with a term less than or equal to one (1) year may provide for the renewal thereof for additional periods less than or equal to one (1) year, as long as, on or before the expiration of each such term and each such period, the Borrower and the Issuer of such Letter of Credit shall have the option to prevent such renewal; provided further, that, for any Letter of Credit having an expiration date after the Scheduled Termination Date, the Borrower agrees to deliver to the Administrative Agent on or prior to the Scheduled Termination Date a letter of credit or letters of credit in form and substance reasonably acceptable to the Administrative Agent issued by a bank acceptable to the Administrative Agent, in each case in its sole discretion, and/or cash collateral in an amount equal to 101% of the maximum drawable amount of any such Letter of Credit or other credit support satisfactory to the Administrative Agent, in its sole discretion.

(c)           In connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least three (3) Business Days’ prior written notice for a Standby Letter of Credit and at least five (5) Business Days’ prior written notice for a Documentary Letter of Credit (or, in each case, such shorter period as may be agreed to by the Issuer), in substantially the form of Exhibit E (or in such other written or electronic form as is acceptable to such Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”).  Such notice shall specify the Issuer of such Letter of Credit, the face amount in Dollars of the Letter of Credit requested, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued.  Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. on the last Business Day on which such notice can be given under the first sentence of this clause (c); provided that the relevant Issuer and the Administrative Agent may agree in a particular instance in their sole discretion to a later time and date.

(d)           Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower or the applicable Restricted Subsidiary in accordance with such Issuer’s usual and customary business practices.  No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 4.2 or clause (a) above are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived.  No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.2 have been satisfied in connection with the Issuance of any Letter of Credit.

(e)           The Borrower agrees that, if requested by the Issuer of any Letter of Credit prior to the issuance of a Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect of any Letter of Credit Issued hereunder.  In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f)           Each Issuer shall comply with the following:

 (i)         give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);

(ii)         upon the request of any Lender, furnish to such Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Lender in connection therewith; and

(iii)        on the first Business Day of each calendar month, if requested by the Administrative Agent, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the Borrower separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each preceding month, and any information requested by the Borrower or the Administrative Agent relating thereto.

(g)           Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h)           The Borrower agrees to pay to the Issuer of any Letter of Credit in Dollars, and, to the extent so financed, all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the Business Day immediately following the Business Day on which the Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit in accordance with its terms (such date, the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person.  In the event that any Issuer makes any payment under any Letter of Credit in accordance with its terms and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) (directly or by application of the deemed Loans described below in this clause (h) or by virtue of the penultimate sentence of this clause (h)) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable in Dollars on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to but excluding the Reimbursement Date, at the rate of interest applicable during such period to Base Rate Loans, and (ii) from and including the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Ratable Portion of such payment in Same Day Funds in Dollars.  If the Administrative Agent so notifies such Lender prior to 11:00 a.m. on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in Same Day Funds in Dollars.  Upon such payment by a Lender, such Lender shall, except during the continuance of a Default or Event of Default under Section 10.1(f) and notwithstanding whether or not the conditions precedent set forth in Section 4.2 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the Borrower in the principal amount of such payment.  Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Lender, in Same Day Funds in Dollars, an amount equal to such Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.  (A) In the absence of written notice to the contrary from the Borrower, and subject to the other provisions of this Agreement (but without regard to the conditions to borrowing set forth in Section 4.2), Reimbursement Obligations shall be financed when due with Swing Loans or Base Rate Loans, in each case to the Borrower in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Swing Loan or Base Rate Loan, as the case may be, and (B) in the event that the Borrower has notified the Administrative Agent that it will not so finance any such payments, the Borrower will make payment directly to the applicable Issuer when due. The Administrative Agent shall promptly remit the proceeds from any Loans made pursuant to clause (A) above in reimbursement of a draw under a Letter of Credit to the applicable Issuer.

(i)           Each Defaulting Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Facility.

(j)           The Borrower’s obligations to pay each Reimbursement Obligation and the obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever (it being understood that any such payment by the Borrower shall be without prejudice to, and shall not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by an Issuer pursuant to any Letter of Credit or the reimbursement by the Borrower thereof), including the occurrence of any Default or Event of Default, and irrespective of any of the following:

 (i)         any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)         any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)         the existence of any claim, set-off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)         any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)         payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply, but that does substantially comply, with the terms of such Letter of Credit; and

(vi)         any other act or omission to act or delay of any kind of any Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrower or any Lender.  In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuers may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the applicable Issuer.

(k)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the relevant Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Documentary Letter of Credit.

SECTION 2.5             Reduction and Termination of the Revolving Credit Commitments.  The Borrower may, upon at least three (3) Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of any Class of Revolving Credit Commitments of the Lenders without premium or penalty other than any amount required to be paid by the Borrower pursuant to Section 3.5; provided, however, that each partial reduction shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof; provided, further, that no reduction or termination of Revolving Credit Commitments having a later maturity shall be permitted on a greater than pro rata basis with commitments having an earlier maturity.  Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Revolving Credit Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

SECTION 2.6              Repayment of Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate unpaid principal amount of the Loans (including any Letter of Credit Borrowings) and the Swing Loans on the Revolving Credit Termination Date or earlier, if otherwise required by the terms hereof.

SECTION 2.7              Evidence of Indebtedness.

(a)           The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)           (i) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.7(a) and by each Lender in its account or accounts pursuant to Section 2.7(a) shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

(ii)         Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Revolving Credit Notes, if any, evidencing such Loans) and the drawn Letters of Credit are registered obligations and the right, title, and interest of the Lenders and the Issuers and their assignees in and to such Loans or drawn Letters of Credit, as the case may be, shall be transferable only upon notation of such transfer in the Register.  A Revolving Credit Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Revolving Credit Note to be considered a bearer instrument or obligation.  This Section 2.7(b) and Section 12.2 shall be construed so that the Loans and drawn Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(c)           The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above and Section 12.2 hereof shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.  In addition, the Loan Parties, the Administrative Agent, the Lenders and the Issuers shall treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement.  Information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Borrower, the Administrative Agent, such Lender (as to its interest only) or such Issuer (as to its interest only) at any reasonable time and from time to time upon reasonable prior notice.

(d)           Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Revolving Credit Note or Revolving Credit Notes to such Lender evidencing the Loans of such Lender, substantially in the form of Exhibit B.  Each Lender may attach schedules to its Revolving Credit Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto; provided that the failure to do so shall in no way affect the obligations of the Borrower or any other Loan Party under any Loan Document.

SECTION 2.8              Optional Prepayments.  The Borrower may prepay, in Dollars, the outstanding principal amount of the Loans and Swing Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurocurrency Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 3.5.

SECTION 2.9               Mandatory Prepayments.

(a)           If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Maximum Credit at such time, the Borrower shall forthwith, upon notification by the Administrative Agent, prepay, in Dollars, the Swing Loans first and then the other Loans then outstanding in an amount equal to such excess.  If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and the other Loans, the Borrower shall Cash Collateralize the Letter of Credit Obligations in the manner set forth in Section 10.5 in an amount equal to 101% of such excess.

(b)           If (x) at any time during a Cash Dominion Period or (y) in respect of any Disposition that would result in the occurrence of a Cash Dominion Period, any Loan Party or any of its Subsidiaries receives any Net Cash Proceeds arising from any Disposition in respect of any Collateral included in the Borrowing Base outside of the ordinary course of business, the Borrower shall promptly (but in any event within five (5) Business Days of such receipt) prepay the Loans in an amount equal to 100% of such Net Cash Proceeds (and, to the extent such Net Cash Proceeds exceed the aggregate principal amount of Loans outstanding, Cash Collateralize Letters of Credit in an amount equal to up to 101% of the aggregate maximum drawable amount of such Letters of Credit).

(c)           If (x) at any time during a Cash Dominion Period or (y) in respect of any Recovery Event that would result in the occurrence of a Cash Dominion Period, any Loan Party or any of its Subsidiaries receives any Net Cash Proceeds arising from any Recovery Event in respect of any Collateral included in the Borrowing Base, the Borrower shall promptly (but in any event within five (5) Business Days of such receipt) prepay the Loans in an amount equal to 100% of such Net Cash Proceeds (and, to the extent such Net Cash Proceeds exceed the aggregate principal amount of Loans outstanding, Cash Collateralize Letters of Credit in an amount equal to up to 101% of the aggregate maximum drawable amount of such Letters of Credit).

(d)           If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness that constitutes Credit Agreement Refinancing Indebtedness, the Borrower shall prepay an aggregate principal amount of the Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds by the Borrower or such Restricted Subsidiary, as applicable.

(e)           Subject to Section 3.5 hereof, all such payments in respect of the Loans pursuant to this Section 2.9 shall be without premium or penalty.  All interest accrued on the principal amount of the Loans paid pursuant to this Section 2.9 shall be paid, or may be charged by the Administrative Agent to any loan account(s) of the Borrower, at the Administrative Agent’s option, on the date of such payment.  Interest shall accrue and be due, until the next Business Day, if the amount so paid by the Borrower to the bank account designated by the Administrative Agent for such purpose is received in such bank account after 3:00 p.m.

(f)           At all times after the occurrence and during the continuance of Cash Dominion Period and notification thereof by the Administrative Agent to the Borrower (subject to the provisions of Section 10.3 and to the terms of the Security Agreement), on each Business Day, at or before 1:00 p.m., the Agent shall apply all Same Day Funds credited to the Agent Sweep Account and all amounts received pursuant to Section 2.9(b) and (c), first to pay any fees or expense reimbursements then due to the Administrative Agent, the Issuers and the Lenders (other than in connection with Cash Management Obligations, Obligations in respect of Secured Hedge Agreements or any Revolving Commitment Increases), pro rata, second to pay interest due and payable in respect of any Loans (including Swing Loans) and any Protective Advances that may be outstanding, pro rata, third to prepay the principal of any Protective Advances that may be outstanding, pro rata, and fourth to prepay the principal of the Loans (including Swing Loans) and to Cash Collateralize outstanding Letter of Credit Obligations, pro rata.

SECTION 2.10             Interest.

(a)           Rate of Interest.  All Loans and the outstanding amount of all other Obligations owing under the Loan Documents shall bear interest, in the case of any Class of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

 (i)         if a Base Rate Loan or such other Obligation (except as otherwise provided in this Section 2.10(a)), at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin for Base Rate Loans; and

(ii)         if a Eurocurrency Rate Loan, at a rate per annum equal to the sum of (A) the Adjusted Eurocurrency Rate determined for the applicable Interest Period and (B) the Applicable Margin applicable to Eurocurrency Rate Loans in effect from time to time during such Interest Period.

(b)           Interest Payments.  (i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) on the first Business Day of each January, April, July and October, commencing on the first such day following the making of such Base Rate Loan, and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on Swing Loans shall be payable in arrears on the first Business Day of the immediately succeeding calendar month, (iii) interest accrued on each Eurocurrency Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three (3) months, on each date during such Interest Period occurring every three (3) months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurocurrency Rate Loan and (iv) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c)           Default Interest.  Following the occurrence and during the continuation of an Event of Default under Section 10.1(a) or Section 10.1(f), the Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

SECTION 2.11             Conversion/Continuation Option.

(a)           The Borrower may elect (i) at any time on any Business Day, to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurocurrency Rate Loans, and (ii) at the end of any applicable Interest Period, to convert Eurocurrency Rate Loans or any portion thereof into Base Rate Loans, or to continue such Eurocurrency Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurocurrency Rate Loans for each Interest Period and Base Rate Loans converted or continued must be in the amount of at least $500,000 or an integral multiple of $100,000 in excess thereof.  Each conversion or continuation shall be made on notice given by the Borrower to the Administrative Agent not later than (i) 11:00 a.m. on the same Business Day as the proposed conversion or continuation of any Loan into a Base Rate Loan, and (ii) 12:00 noon three (3) Business Days prior to the date of the proposed conversion or continuation of any Loan into a Eurocurrency Rate Loans, in each case prior to the date of the proposed conversion or continuation.  Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion.  Each such election shall be in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least two (2) Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurocurrency Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

(b)           The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein.  Notwithstanding the foregoing, the Administrative Agent or the Requisite Lenders may require by notice to the Borrower that no conversion in whole or in part of Base Rate Loans to Eurocurrency Rate Loans, and no continuation in whole or in part of Eurocurrency Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (A) an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurocurrency Rate Loan would violate any provision of Section 3.3.  If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurocurrency Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans.  Each Notice of Conversion or Continuation shall be irrevocable.

SECTION 2.12             Fees.

(a)           Unused Commitment Fee.  The Borrower shall pay in Same Day Funds in Dollars to the Administrative Agent for the account of each Lender a commitment fee (the “Unused Commitment Fee”) on the average daily amount by which the Revolving Credit Commitment of such Lender exceeds such Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Loans (other than Swing Loans) for the applicable Class and (ii) the outstanding amount of the aggregate Letter of Credit Undrawn Amounts from the Effective Date through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the Effective Date and (y) on the Revolving Credit Termination Date.

(b)           Letter of Credit Fees.  The Borrower shall pay the following amounts with respect to Letters of Credit issued by any Issuer:

 (i)          to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to the greater of (x) 0.125% per annum of the average daily maximum undrawn face amount of such Letter of Credit for the immediately preceding calendar quarter (or portion thereof), or (y) $125 per quarter, payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii)          to the Administrative Agent for the ratable benefit of the Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Loans (the “Letter of Credit Fee”), in each case multiplied by the average daily maximum undrawn face amount of such Letter of Credit for the immediately preceding calendar quarter (or portion thereof), payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuer pursuant to Section 2.4 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the applicable Issuer for its own account; and

(iii)         to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, customary documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c)           Additional Fees.  The Borrower shall pay to the Administrative Agent and the Arrangers such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Except as otherwise provided in any written agreement among the Borrower, the Administrative Agent and the Arrangers, such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

SECTION 2.13             Payments and Computations.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  The Borrower shall make each payment and prepayment hereunder (including fees and expenses) not later than 2:00 p.m. on the day when due, in Dollars, in each case to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds without condition or deduction for any defense, recoupment, set-off or counterclaim.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall, in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)           Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurocurrency Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.  All repayments of any Loans shall be applied as follows:  first, to repay any such Loans outstanding as Base Rate Loans and then, to repay any such Loans outstanding as Eurocurrency Rate Loans, with those Eurocurrency Rate Loans, as applicable, having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(d)           Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall not be so required to), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have made such payment to the Administrative Agent in Same Day Funds in Dollars, then each Lender shall repay to the Administrative Agent forthwith on demand the portion of such assumed payment that was made available to such Lender in Same Day Funds in Dollars, together with interest thereon in respect of each day from and including the date such amount was made available to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds in Dollars at the applicable Overnight Rate from time to time in effect.

(e)           Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of Section 10.2(b) below (or required to be applied in accordance with Section 2.9), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates.  Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

(f)           At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Loans and Protective Advances may be paid from the proceeds of Swing Loans or the Revolving Loans unless the Borrower makes such payments on the next succeeding Business Day after the Borrower receives written notice from the Administrative Agent requesting such payments.  The Borrower hereby authorizes the Swing Loan Lender to make such Swing Loans pursuant to Section 2.3(a) and the Lenders to make such Loans pursuant to Section 2.2(a) from time to time in the amounts of any and all principal payable with respect to the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Loans and Protective Advances, and further authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Swing Loans and the Revolving Loans and to distribute the proceeds of such Swing Loans and the Revolving Loans to pay such amounts.  The Borrower agrees that all such Swing Loans and the Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 4.2, which conditions the Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

SECTION 2.14            Determination of Adjusted Eurocurrency Rate.  The Adjusted Eurocurrency Rate for each Interest Period for Eurocurrency Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurocurrency Rate”.  The Administrative Agent’s determination shall be presumed to be correct and binding on the Loan Parties, absent manifest error.

SECTION 2.15             Revolving Commitment Increase.

(a)           The Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the amount of any Class of Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”); provided that (i) before and after giving effect to such Revolving Commitment Increase, no Default or Event of Default shall exist, (ii) any Revolving Loans made under such Revolving Commitment Increase will rank pari passu in right of payment with existing Revolving Loans and the Liens securing any Revolving Loans made under such Revolving Commitment Increase will rank pari passu with the Liens securing the existing Revolving Loans, (iii) the final maturity date of such Revolving Commitment Increase shall be no earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (iv) the Borrower shall be in compliance with Article VI, whether or not in effect, as of the end of the Test Period most recently ended after giving Pro Forma Effect to such Revolving Commitment Increase and any Acquisition permitted under this Agreement and/or any other transactions related to such Revolving Commitment Increase (and, in each case, with respect to any Revolving Commitment Increase, assuming a borrowing of the maximum amount of Loans available under such Revolving Commitment Increase and any Revolving Commitment Increase previously made pursuant to this Section 2.15) and (v) the Senior Secured Leverage Ratio shall be no greater than 3.50 to 1.00 as of the end of the Test Period most recently ended after giving Pro Forma Effect to such Revolving Commitment Increase and any Acquisition permitted under this Agreement and/or any other transactions related to such Revolving Commitment Increase (and, in each case, with respect to any Revolving Commitment Increase, assuming a borrowing of the maximum amount of Loans available under such Revolving Commitment Increase and any Revolving Commitment Increase previously made pursuant to this Section 2.15, but excluding the proceeds from any borrowing under such Revolving Commitment Increase from any “net debt” determination).  Each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $12,500,000 (provided that such amount may be less than $12,500,000 if such amount represents all remaining availability under the limit set forth in the next sentence).  Notwithstanding anything to the contrary herein, the aggregate amount of the Revolving Commitment Increases shall not exceed $50,000,000.  Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Revolving Commitment Increases.  Revolving Commitment Increases may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide a portion of any Revolving Commitment Increase), in each case on terms permitted in this Section 2.15 and otherwise on terms reasonably acceptable to the Administrative Agent, or by any other bank or other financial institution or institutional lender or investor (any such other bank or other financial institution or institutional lender or investor being called an “Additional Lender”), provided that the Administrative Agent, each Issuer and the Swing Loan Lender shall have consented (in each case, such consent not to be unreasonably withheld, delayed or conditioned) to such Lender’s or Additional Lender’s providing such Revolving Commitment Increases if such consent by the Administrative Agent, the applicable Issuer and the Swing Loan Lender, as the case may be, would be required under Section 12.2(b) for an assignment of Loans or Revolving Credit Commitments to such Lender or Additional Lender.  Revolving Credit Commitments in respect of Revolving Commitment Increases shall become Revolving Credit Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Revolving Credit Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  The Incremental Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the Lenders providing the applicable Revolving Commitment Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Effective Date”) of each of the conditions set forth in Section 4.2 (it being understood that all references to “the date of such Loan or Issuance” or similar language in such Section 4.2 shall be deemed to refer to the effective date of such Incremental Amendment) and the satisfaction of such other conditions (if any) as the parties thereto shall agree and, to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, Board of Director resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date, together with such supplements and/or amendments to the Collateral Documents as the Administrative Agent shall reasonably request (including, in the case of the Mortgages, mortgage amendments and date down endorsements with respect to the applicable title insurance policies). Any Revolving Commitment Increase shall be documented as an increase to the Facility and shall be on terms identical to those applicable to the Facility, except with respect to any original issue discount or any commitment, arrangement, upfront or similar fees that may be agreed to among the Borrower and the lenders agreeing to participate in such Revolving Commitment Increase; provided that if any of the Applicable Margins or the Applicable Unused Commitment Fee Rate with respect to any Revolving Commitment Increase exceed any of Applicable Margins or Applicable Unused Commitment Fee Rate, as the case may be, with respect to the existing Revolving Credit Commitment Facility, the Applicable Margins and/or Applicable Unused Commitment Fee Rate, as applicable, shall be increased to equal the Applicable Margins and the Applicable Unused Commitment Fee Rate with respect to such Revolving Commitment Increase.  The Borrower shall use Revolving Commitment Increases for any purpose not prohibited by this Agreement.  Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.15, (x) each Lender of the applicable Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase of the applicable Class (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit, (ii) participations hereunder in Swing Loans held by each Lender of the applicable Class and (iii) participations in Protective Advances held by each Lender of the applicable Class (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders of such Class represented by such Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Revolving Loans of such Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Loans of such Class made hereunder (reflecting such increase in Revolving Credit Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 3.5.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b)           This Section 2.15 shall supersede any provisions in Section 12.1 or Section 12.7 to the contrary.

SECTION 2.16             Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

 (i)         Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.1.

(ii)         Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.6), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuer or the Swing Loan Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuer or the Swing Loan Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any Issuer or the Swing Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuer or the Swing Loan Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender for such period) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.12(b).

(iv)         Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Loans pursuant to Sections 2.3 and 2.4, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, Swing Loan Lender and the Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower for the period that such Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, the applicable Issuer or the Swing Loan Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

SECTION 2.17              Extensions of Loans.

(a)           Extension of Revolving Credit Commitments.  The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Scheduled Termination Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.17; provided that there shall be no more than three (3) Classes of Loans and Commitments outstanding pursuant to this Section 2.17 at any time.  In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, an “Extension Request”) setting forth the proposed terms (which shall be determined in consultation with the Administrative Agent) of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the Scheduled Termination Date of the Extended Revolving Credit Commitments shall be later than the Scheduled Termination Date of the Revolving Credit Commitments of such Existing Revolver Tranche, (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iii) all borrowings under the Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Revolving Credit Termination Date of the non-extending Revolving Credit Commitments); provided, further, that (A) the conditions precedent to a Borrowing set forth in Section 4.2 shall be satisfied or duly waived as of the date of such Extension Amendment and at the time when any Loans are made in respect of any Extended Revolving Credit Commitment, (B) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (C) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect) and (D) all documentation in respect of the such Extension Amendment shall be consistent with the foregoing.  Any Extended Revolving Credit Commitments amended pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Revolver Tranche.  Each Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.17 shall be in an aggregate principal amount equal to not less than $35,000,000.

(b)           Extension Request.  The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Revolver Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.17.  No Lender shall have any obligation to agree to provide any Extended Revolving Credit Commitment pursuant to any Extension Request.  Any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Credit Commitments under the Existing Revolver Tranche which it has elected to request be amended into Extended Revolving Credit Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent).  In the event that the aggregate principal amount of Revolving Credit Commitments under the Existing Revolver Tranche in respect of which applicable Revolving Credit Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Revolving Credit Commitments requested to be extended pursuant to the Extension Request, Revolving Credit Commitments subject to Extension Elections shall be amended to reflect allocations of the Extended Revolving Credit Commitments, which Extended Revolving Credit Commitments shall be allocated as agreed by Administrative Agent and the Borrower.

(c)           New Revolving Commitment Lenders.  Following any Extension Request made by the Borrower in accordance with Sections 2.17(a) and 2.17(b), if the Lenders shall have declined to agree during the period specified in Section 2.17(b) above to provide Extended Revolving Credit Commitments in an aggregate principal amount equal to the amount requested by the Borrower in such Extension Request, the Borrower may request that banks, financial institutions or other institutional lenders or investors other than the Lenders or Extended Revolving Credit Lenders (the “New Revolving Commitment Lenders”), which New Revolving Commitment Lenders may elect to provide an Extended Revolving Credit Commitment hereunder (each, a “New Revolving Credit Commitment”); provided that such New Revolving Credit Commitments of such New Revolving Commitment Lenders (i) shall be in an aggregate principal amount for all such New Revolving Commitment Lenders not to exceed the aggregate principal amount of Extended Revolving Credit Commitments so declined to be provided by the existing Lenders and (ii) shall be on identical terms to the terms applicable to the terms specified in the applicable Extension Request (and any Extended Revolving Credit Commitments provided by existing Lenders in respect thereof); provided further that, as a condition to the effectiveness of any New Revolving Credit Commitment of any New Revolving Commitment Lender, the Administrative Agent, each Issuer and the Swing Loan Lender shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to each New Revolving Commitment Lender if such consent would be required under Section 12.2(b)(iii) for an assignment of Revolving Credit Commitments to such Person.  Notwithstanding anything herein to the contrary, any New Revolving Credit Commitment provided by New Revolving Commitment Lenders shall be pro rata to each New Revolving Commitment Lender.  Upon effectiveness of the Extension Amendment to which each such New Revolving Commitment Lender is a party, (a) the Revolving Credit Commitments of all existing Revolving Credit Lenders of each Class specified in the Extension Amendment in accordance with this Section 2.17 will be permanently reduced pro rata by an aggregate amount equal to the aggregate principal amount of the New Revolving Credit Commitments of such New Revolving Commitment Lenders and (b) the Revolving Credit Commitment of each such New Revolving Commitment Lender will become effective.  The New Revolving Credit Commitments of New Revolving Commitment Lenders will be incorporated as Revolving Credit Commitments hereunder in the same manner in which Extended Revolving Credit Commitments of existing Lenders are incorporated hereunder pursuant to this Section 2.17, and for the avoidance of doubt, all Borrowings and repayments of Revolving Loans from and after the effectiveness of such Extension Amendment shall be made pro rata across all Classes of Revolving Credit Commitments including such New Revolving Commitment Lenders (based on the outstanding principal amounts of the respective Classes of Revolving Credit Commitments) except for (x) payments of interest and fees at different rates for each Class of Revolving Credit Commitments (and related Outstanding Amounts) and (y) repayments required on the Revolving Credit Termination Date for any particular Class of Revolving Credit Commitments.  Upon the effectiveness of each New Revolving Credit Commitment pursuant to this Section 2.17(c), (a) each Revolving Credit Lender of all applicable existing Classes of Revolving Credit Commitments immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each New Revolving Commitment Lender, and each such New Revolving Commitment Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Loans such that, after giving effect to each such deemed assignment and assumption of participations, subject to Section 2.16, the percentage of the outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Loans held by each Revolving Credit Lender of each Class of Revolving Credit Commitments (including each such New Revolving Commitment Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Classes of Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such effectiveness, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such New Revolving Credit Commitment be prepaid from the proceeds of Loans outstanding after giving effect to such New Revolving Credit Commitments, which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.5.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d)           Extension Amendment.  Extended Revolving Credit Commitments and New Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Revolving Credit Lender and each New Revolving Commitment Lender, if any, providing an Extended Revolving Credit Commitment or a New Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.17(a), (b) and (c) above (and shall not require the consent of any other Person).  The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 4.2(a) and (b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Effective Date other than changes to such legal opinion resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Revolving Credit Commitments or the New Revolving Credit Commitments, as the case may be, are provided with the benefit of the applicable Loan Documents (including, in the case of the Mortgages, mortgage amendments and date down endorsements with respect to the applicable title insurance policies).  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment.  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any Person other than the Administrative Agent, the Borrower and the Lenders providing the applicable Extended Revolving Credit Commitments or New Revolving Credit Commitments, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Revolving Credit Commitments or the New Revolving Credit Commitments, as the case may be, incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents (without the consent of the Requisite Lenders) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, and the Requisite Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e)           No conversion of Loans pursuant to any Extension in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 2.18               Refinancing Amendments.  After the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans and Commitments then outstanding under this Agreement in each case pursuant to a Refinancing Amendment; provided that there shall be no obligors in respect of any Credit Agreement Refinancing Indebtedness that are not Loan Parties; provided, further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.  Any Other Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, as specified in the applicable Refinancing Amendment.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) (including, in the case of the Mortgages, mortgage amendments and date down endorsements with respect to the applicable title insurance policies).  Each incurrence of Credit Agreement Refinancing Indebtedness under this Section 2.18 shall be in an aggregate principal amount of not less than $75,000,000.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans and/or Other Commitments).  Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the Lenders providing the applicable Credit Agreement Refinancing Indebtedness, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18.  This Section 2.18 shall supersede any provisions in Section 12.7 or 12.1 to the contrary.  It is understood that (x) any Lender approached to provide all or a portion of Credit Agreement Refinancing Indebtedness may elect or decline, in its sole discretion, to provide such Credit Agreement Refinancing Indebtedness (it being understood that there is no obligation to approach any existing Lenders to provide any Other Commitment), and (y) the Administrative Agent shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to such Person’s providing such Credit Agreement Refinancing Indebtedness if such consent would be required under Section 12.2 for an assignment of Loans or Commitments to such Person.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

SECTION 3.1               Taxes.

(a)           Except as required by law, any and all payments by the Borrower (the term “Borrower” under this Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by net income (however denominated, and including branch profits and similar taxes), and franchise or similar taxes, in each case (A) imposed by the jurisdiction under the laws of which it is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (B) taxes imposed by reason of any connection between such Agent or Lender and the taxing jurisdiction imposing such tax (other than a connection arising solely by executing or entering into any Loan Document, receiving payments thereunder or having been a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, any Loan Documents), (iii) subject to Section 3.1(e), any U.S. federal tax that is (or would be) required to be withheld with respect to amounts payable hereunder in respect of an interest arising under any Loan Document that is assigned to an Eligible Assignee (pursuant to an assignment under Section 12.2) on the date such assignee becomes an Eligible Assignee to the extent such tax is in excess of the tax that would have been applicable had such assigning Lender not assigned its interest arising under any Loan Document (unless such assignment is made at the express written request of the Borrower), (iv) in the case of any Foreign Lender, any U.S. federal withholding taxes imposed as a result of the failure of any Agent or Lender to comply with the provisions of Sections 3.1(b) and 3.1(c), (v) in the case of any U.S. Lender, any U.S. federal withholding taxes imposed as a result of the failure of any Agent or Lender to comply with the provisions of Section 3.1(d), (vi) any taxes imposed on any amount payable to or for the account of any Agent or Lender as a result of the failure of such recipient to comply with its obligations under Section 3.1(l), (vii) amounts excluded pursuant to Section 3.1(e) hereto, and (viii) penalties and interest on the foregoing amounts (all such non excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities being hereinafter referred to as “Taxes”). If the Borrower, Guarantor or other applicable withholding agent is required to deduct any Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.1(a)), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower, Guarantor or other applicable withholding agent shall make such deductions, (iii) the Borrower, Guarantor or other applicable withholding agent shall pay the full amount deducted to the relevant taxing authority, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as practicable thereafter), the Borrower or Guarantor shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt has been made available to the Borrower or Guarantor (or other evidence of payment reasonably satisfactory to the Administrative Agent).  If the Borrower or Guarantor fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence that has been made available to the Borrower or Guarantor, the Borrower or Guarantor shall indemnify such Agent and such Lender for any incremental Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b)           To the extent it is legally able to do so, each Agent or Lender (including an Eligible Assignee to which a Lender assigns its interest in accordance with Section 12.2) that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent on or prior to the date on which the Agent or Lender (or Eligible Assignee) becomes a party hereto, two (2) accurate, complete and original signed copies of whichever of the following is applicable:  (i) in the case of a Foreign Lender claiming the benefits under an income tax treaty to which the United States is a party, an IRS Form W-8BEN certifying that it is entitled to such benefits; (ii) in the case of a Foreign Lender claiming that the income receivable pursuant to any Loan Document is effectively connected with the conduct of a trade or business in the United States, an IRS Form W-8ECI certifying to this effect; (iii) if the Foreign Lender is claiming the benefits of the exemption for portfolio interest under either Section 871(h) or Section 881(c) of the Code and is not (A) a bank described in Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder described in Section 871(h)(3)(B) of the Code, or (C) a controlled foreign corporation related to the Borrower within the meaning of Section 864(d) of the Code, a certificate to that effect in substantially the form attached hereto as Exhibit N (a “Non-Bank Certificate”) and an IRS Form W-8BEN, certifying that the Foreign Lender is not a United States person; (iv) to the extent a Lender is not the beneficial owner for U.S. federal income tax purposes, an IRS Form W-8IMY (or any successor form thereto) of the Lender, accompanied by, as and to the extent applicable, an IRS Form W-8BEN, an IRS Form W-8ECI, Non-Bank Certificate, an IRS Form W-9, additional IRS Forms W-8IMY (further accompanied by required attachments thereto) and any other required supporting information from each beneficial owner (it being understood that a Lender need not provide certificates or supporting documentation from beneficial owners if (x) the Lender is a “qualified intermediary” or “withholding foreign partnership” for U.S. federal income tax purposes and (y) such Lender is as a result able to establish, and does establish, that payments to such Lender are, to the extent applicable, entitled to an exemption from or, if an exemption is not available, a reduction in the rate of, U.S. federal withholding taxes without providing such certificates or supporting documentation); or (v) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made except, and solely for the purposes of this clause (v), to the extent, in the Agent or Lender’s reasonable judgment, such completion, execution, or submission would subject such Agent or Lender to any material unreimbursed costs or expenses or would materially prejudice the legal or commercial position of such Agent or Lender.

(c)           In addition, each such Lender shall, to the extent it is legally entitled to do so, (i) promptly submit to the Borrower and the Administrative Agent two (2) accurate, complete and original signed copies of such other or additional forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant taxing authorities) as may then be applicable or available to secure an exemption from or reduction in the rate of U.S. federal withholding tax (A) on or before the date that such Lender’s most recently delivered form, certificate or other evidence expires or becomes obsolete or inaccurate in any material respect, (B) after the occurrence of a change in the Foreign Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent, and (C) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (ii) promptly notify the Borrower and the Administrative Agent in writing of any change in the Foreign Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(d)           Each Agent or Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (each a “U.S. Lender”) agrees to complete and deliver to the Borrower and the Administrative Agent two (2) original copies of accurate, complete and signed IRS Form W-9 or successor form certifying that such Agent or Lender is not subject to United States backup withholding (i) on or prior to the Effective Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or inaccurate in any material respect, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(e)           Notwithstanding anything else herein to the contrary (but subject to the succeeding sentence), if a Lender, Eligible Assignee or Agent is subject to any U.S. federal tax that is required to be withheld with respect to amounts payable hereunder at a rate in excess of zero percent at the time such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in the Loan, or pursuant to a law or other legal requirement in effect at such time, such tax (including additions to tax, penalties and interest imposed with respect to such tax) shall be considered excluded from Taxes (unless and until such time as such Lender, Eligible Assignee or Agent subsequently provides forms and certifications that establish to the reasonable satisfaction of Borrower and the Administrative Agent that such Lender, Eligible Assignee or Agent is subject to a lower rate of tax, at which time tax at such lower rate (including additions to tax, penalties and interest imposed with respect to such tax) shall be considered so excluded for periods during which such forms and certifications remain valid and are sufficient, under the law in effect at the time such forms and certifications are provided (including any law with a delayed effective date), to establish that such Lender, Eligible Assignee or Agent is subject to such lower rate of tax) except, in the case of an Eligible Assignee, to the extent the Lender’s assignor was entitled to additional amounts or indemnity payments immediately prior to the assignment.  Further, the Borrower shall not be required pursuant to this Section 3.1 to pay any additional amount to, or to indemnify, any Lender, Eligible Assignee or Agent, as the case may be, to the extent that such Lender, Eligible Assignee or Agent becomes subject to Taxes subsequent to the Effective Date (or, if later, the date such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in the Loan) solely as a result of a change in the place of organization or place of doing business of such Lender, Eligible Assignee or Agent (or any applicable beneficial owner), a change in the Lending Office of such Lender or Eligible Assignee (or any applicable beneficial owner) (other than at the written request of the Borrower to change such Lending Office), or a change that results in such Lender or Eligible Assignee (or any applicable beneficial owner) being described in clauses (A), (B) or (C) of Section 3.1(b)(iii), occurring after the date that such Lender, Eligible Assignee or Agent becomes a party to this Agreement or otherwise acquires an interest in the Loan.  If an Eligible Assignee acquires an additional interest in a Loan after the date on which it became a party to this Agreement or previously acquired an interest in any Loan, the provisions of this Section 3.1(e) shall apply to such additional interest as of the date such additional interest was acquired.

(f)           The Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document, except to the extent that any such Assignment and Assumption, grant of a participation, transfer, assignment or designation is requested in writing by the Borrower subsequent to the date hereof (all such non-excluded taxes described in this Section 3.1(f) being hereinafter referred to as “Other Taxes”).

(g)           If any Taxes or Other Taxes are directly asserted against any Agent or Lender with respect to any payment received by such Agent or Lender in respect of any Loan Document, such Agent or Lender may pay such Taxes or Other Taxes and the Borrower will promptly indemnify and hold harmless such Agent or Lender for the full amount of such Taxes and Other Taxes (and any Taxes and Other Taxes imposed on amounts payable under this Section 3.1), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted.  Payments under this Section 3.1(g) shall be made within ten (10) days after the date Borrower receives written demand for payment from such Agent or Lender.

(h)           A Participant shall not be entitled to receive any greater payment under Section 3.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with the Borrower’s express written consent to such participation at the time such participation is sold to such Participant or (ii) such entitlement to a greater payment results from a change in any law after the sale of the participation takes place.

(i)            If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the relevant Agent, as applicable, shall cooperate with the Borrower in a reasonable challenge of such taxes if so requested by the Borrower, provided that (a) such Lender or Agent determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of such Agent or Lender and (c) the Borrower indemnifies such Lender or Agent for any liabilities or other costs incurred by such party in connection with such challenge.

(j)            If any Agent or any Lender has received or is entitled to receive a refund in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or Holdings, as the case may be or with respect to which the Borrower or Holdings, as the case may be has paid additional amounts pursuant to this Section 3.1, it shall use commercially reasonable efforts to obtain such refund (to the extent not yet received) (provided that doing so would not otherwise materially disadvantage the Agent or Lender) and it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Holdings, as the case may be under this Section 3.1 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or Holdings, as the case may be, upon the written request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or Holdings (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), as the case may be, to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that such Lender or the Administrative Agent deems confidential in its reasonable discretion).  The Administrative Agent or such Lender, as the case may be, shall provide the Borrower with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that is reasonably deems confidential) to the Borrower, Holdings or any other Person.

(k)           Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.1(a) or (g) with respect to such Lender, it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another Lending Office for any Loan affected by such event and by completing and delivering or filing any tax-related forms which such Lender is legally able to deliver and which would reduce or eliminate any amount of Taxes or Other Taxes required to be deducted or withheld or paid by the Borrower; provided that such efforts are made at the Borrower’s expense and on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.1(k) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.1(a) or (g).

(l)            If a payment made to a recipient under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such recipient were to fail to comply with the applicable reporting requirements of FATCA, such recipient shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by FATCA and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by FATCA requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their respective obligations under FATCA, to determine that such recipient has or has not complied with such recipient’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.

(m)           Notwithstanding any other provision of this Agreement, the Borrower and the Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents, subject to the provisions of this Section 3.1.

(n)           With respect to any Lender’s claim for compensation under this Section 3.1, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower in writing of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(o)           The agreements in this Section 3.1 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.2               Illegality.  If any Lender reasonably determines that any Law has made it unlawful or that any Governmental Authority has asserted that it is unlawful for any Lender or its applicable Lending Office to make, maintain or fund Loans (and, in the reasonable opinion of such Lender (subject to overall policy considerations of such Lender), the designation of a different applicable Lending Office or the assignment by such Lender of its rights hereunder to another of its offices, branches or affiliates would either not avoid such unlawfulness or would be disadvantageous to such Lender in any economic, legal or regulatory respect) whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate or Adjusted Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof within a reasonable time thereafter (if by telephone, confirmed in writing) by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate, or to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give at such time when such circumstances no longer exist).  Upon receipt of such notice within a reasonable time thereafter, (x) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans, and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (and the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans, to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurocurrency Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.3                Inability to Determine Rates.  If the Requisite Lenders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan, or a conversion to or continuation thereof that (a) deposits in Dollars are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) each Eurocurrency Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan, (y) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, and (z) in the event of a determination described in the preceding sentence with respect to the Adjusted Eurocurrency Rate component of the Base Rate, the utilization of the Adjusted Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Requisite Lenders) notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist).  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans, or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.4                Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuer;

(ii)         subject any Lender or any Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuer in respect thereof (except for Taxes covered by Section 3.1 and any taxes and other amounts described in clauses (i) through (viii) of the first sentence of Section 3.1(a) that are imposed with respect to payments for or on account of any Agent or any Lender under any Loan Document, and except for Other Taxes); or

(iii)         impose on any Lender or any Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein, in each case that is not otherwise accounted for in the definition of Adjusted Eurocurrency Rate or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuer hereunder (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender or Issuer setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender or Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or any Issuer reasonably determines that any Change in Law affecting such Lender or such Issuer or any Lending Office of such Lender or such Lender’s or such Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuer, to a level below that which such Lender or such Issuer or such Lender’s or such Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies and the policies of such Lender’s or such Issuer’s holding company with respect to capital adequacy), then from time to time promptly following demand of such Lender or such Issuer setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or an Issuer setting forth the amount or amounts necessary to compensate such Lender or such Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.4 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or any Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.4 shall not constitute a waiver of such Lender’s or such Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an Issuer pursuant to the foregoing provisions of this Section 3.4 for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender or such Issuer, as the case may be, notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Without duplication of any reserves specified in the definition of “Eurocurrency Rate”, the Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Aggregate Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant interest payment date, such additional costs shall be due and payable fifteen (15) days from receipt of such notice.

SECTION 3.5               Funding Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Borrower; or

(c)           (any assignment of a Eurocurrency Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.7;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.6               Matters Applicable to All Requests for Compensation.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.4, or the Borrower is required to pay any additional amount to any Lender, any Issuer, or any Governmental Authority for the account of any Lender or any Issuer pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then such Lender or such Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Lender or such Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Issuer, as the case may be in any material economic, legal or regulatory respect.

(b)           Suspension of Lender Obligations.  If any Lender requests compensation by the Borrower under Section 3.4, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.6(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)           Conversion of Eurocurrency Rate Loans.  If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.2, 3.3 or 3.4 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

SECTION 3.7                Replacement of Lenders under Certain Circumstances.  If (i) any Lender requests compensation under Section 3.4 or ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.2 or Section 3.4, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, (iii) any Lender is a Non-Consenting Lender, (iv) any Lender is a Defaulting Lender, or (v) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.2), all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.2(b)(iv);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           such Lender being replaced pursuant to this Section 3.7 shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, and (ii) deliver any Revolving Credit Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Revolving Credit Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Revolving Credit Notes shall be deemed to be canceled upon such failure;

(d)           the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Revolving Credit Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e)           in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter; and

(f)           such assignment does not conflict with applicable Laws.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans and (iii) the Requisite Lenders or the requisite Lenders of the applicable Class or Classes of the Loans, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.8                Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent, the Collateral Agent, the Swing Loan Lender or any Issuer.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.1                Conditions Precedent to Initial Borrowing.  The obligations of the Lenders to make Revolving Loans and the obligations of any Issuer to Issue Letters of Credit shall, in each case, shall be subject to the satisfaction or due waiver in accordance with Section 12.1 of each of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent (the date on which such conditions are satisfied or waived herein in accordance with Section 12.1 shall be the “Effective Date”):

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent:

 (i)         a Notice of Borrowing in accordance with the requirements hereof provided that such notice shall not include any representation or statement as to the absence (or existence) of any Default;

(ii)         executed counterparts of this Agreement and the Guaranty;

(iii)         a Revolving Credit Note executed by the Borrower in favor of each Lender that has requested a Revolving Credit Note at least two (2) Business Days in advance of the Effective Date;

(iv)         each Collateral Document set forth on Schedule 1.1A required to be executed on the Effective Date as indicated on such schedule, duly executed by each Loan Party thereto, together with:

(A)           copies of certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank;

(B)           [Reserved]; and

(C)           evidence that all other actions, recordings and filings that the Administrative Agent and the Collateral Agent has reasonably requested to be taken, completed or otherwise provided for to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(v)         such certificates of good standing from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Effective Date;

(vi)         an opinion from Proskauer Rose, LLP, New York and California counsel to the Loan Parties substantially in the form of Exhibit G-1;

(vii)         an opinion from Greenberg Traurig LLP, Nevada counsel to the Loan Parties substantially in the form of Exhibit G-2;

(viii)         a solvency certificate from the chief financial officer of the Borrower (as of the Effective Date and after giving effect to the Transaction) substantially in the form attached hereto as Exhibit M;

(ix)         evidence that all insurance (excluding title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect as of the Effective Date and that the Collateral Agent has been named as loss payee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Collateral Agent (i) is entitled under the Loan Documents to be so named, and (ii) shall have requested to be so named;

(x)         certified copies of the Merger Agreement and schedules and other attachments thereto, duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer of the Borrower that such documents are in full force and effect as of the Effective Date;

(xi)         copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties; and

(xii)         a Borrowing Base Certificate, certified as complete and correct in all respects, which calculates the Borrowing Base as of the last Business Day of the most recent month ended at least fifteen (15) days prior to the Effective Date;

provided, however, that, each of the requirements set forth in clause (iv) above, including the delivery of documents and instruments necessary to satisfy the Collateral and Guarantee Requirement (except for the execution and delivery of the Security Agreement and to the extent that a Lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of stock certificates of the Borrower and its wholly owned Domestic Subsidiaries) shall not constitute conditions precedent to the Credit Extensions on the Effective Date after the Borrower’s use of commercially reasonable efforts, without undue burden or cost, to provide such items on or prior to the Effective Date if the Borrower agrees to deliver, or cause to be delivered, such search results, documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within ninety (90) days after the Effective Date (or such later date as the Administrative Agent and the Borrower mutually agree in good faith).  Notwithstanding anything in this Agreement, the terms of the Loan Documents shall be in a form such that they do not impair the availability or funding of the Facility on the Effective Date if the conditions set forth in this Section 4.1 are satisfied or waived by the Arrangers.

(b)           All fees and reasonable and documented out-of-pocket expenses required to be paid on or before the Effective Date hereunder and invoiced at least three (3) Business Days before the Effective Date shall have been paid in full in cash (which such amounts, notwithstanding the foregoing, may be offset against the proceeds of the Facility).

(c)           Prior to or substantially simultaneously with the Initial ABL Borrowing on the Effective Date, (i) the Equity Contribution shall have been consummated; and (ii) the Merger shall be consummated in all material respects in accordance with the terms of the Merger Agreement.

(d)           Prior to or substantially simultaneously with the initial Borrowings on the Effective Date, the Borrower shall have received (i) at least $525,000,000 in gross cash proceeds from borrowings under the Term Facility, and (ii) at least $250,000,000 in gross cash proceeds from the issuance of the Senior Notes.

(e)           The Intercreditor Agreement and the Term Facility Documentation shall have been duly executed and delivered by each party thereto, and shall be in full force and effect.

(f)           Prior to or substantially simultaneously with the initial Borrowing on the Effective Date, the Loan Parties shall have taken all other necessary actions such that, after giving effect to the Transaction, the Borrower and the Restricted Subsidiaries shall have outstanding no material third-party Indebtedness for borrowed money or preferred Equity Interests other than (A) the Loans and Letter of Credit Obligations, (B) borrowings under the Term Facility, (C) borrowings under the Senior Notes and (D) Indebtedness permitted the Loan Documents, the Merger Agreement and/or the Schedules thereto.

(g)           The Arrangers shall have received the Annual Financial Statements and the Quarterly Financial Statements.

(h)           The Arrangers shall have received the Pro Forma Financial Statements.

(i)            The Administrative Agent and the Arrangers shall have received all documentation and other information reasonably requested in writing by them at least ten (10) days prior to the Effective Date in order to allow the Arrangers, the Administrative Agent and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(j)            The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers a Field Examination and the Initial Inventory Appraisal and such other reports, audits or certifications as the Administrative Agent and the Arrangers may reasonably request in respect of the Collateral included in the Borrowing Base not less than ten (10) Business Days prior to the Effective Date.

(k)           Since October 11, 2011, there shall not have been any Event, change or occurrence that, individually or together with any other Event, has had or would reasonably be expected to have a Closing Date Material Adverse Effect.

(l)            After giving effect to the Transaction on the Effective Date, the Excess Availability on the Effective Date (together with any unrestricted cash and Cash Equivalents of the Company and its Subsidiaries) shall be no less than $50,000,000.

(m)           The Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (or, if qualified by “materiality”, “Material Adverse Effect” or similar language, in all respects (after giving effect to such qualification)) on and as of the Effective Date; provided that a failure of any Merger Agreement Representation to be true and correct shall not result in a failure of the condition to the initial availability of the Facility on the Effective Date, unless such failure gives Holdings the right to terminate its obligations under the Merger Agreement.

(n)           The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent, certifying to the matters set forth in Section 4.1(c), (k) and (m).

Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Borrowing on the Effective Date, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing or Swing Loans.

SECTION 4.2               Conditions Precedent to Each Loan and Letter of Credit.  The obligation of each Lender on any date to make any Loan and of each Issuer on any date to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a)           Request for Borrowing or Issuance of Letter of Credit.  With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the applicable Issuer shall have received a duly executed Letter of Credit Request; provided that, with respect to extensions of credit made on the Effective Date, no such notice shall include any representation, warranty or statement as to the absence (or existence) of any Default.

(b)           Representations and Warranties; No Defaults.  The following statements shall be true on the date of such Loan or Issuance, both immediately before and immediately after giving effect thereto and, in the case of any Loan, giving effect to the application of the proceeds thereof by, or at the direction of, the Borrower:

 (i)         The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document (limited to, in the case of the initial Credit Extensions on the Effective Date, the Specified Representations) shall be true and correct in all material respects on and as of the date of such Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and

(ii)         except in the case of the initial Credit Extension on the Effective Date, no Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom by, or at the direction of, the Borrower.

(c)           Borrowing Base.  Immediately after giving effect to the Loans or Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, the Revolving Credit Outstandings shall not exceed the Maximum Credit at such time.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in clause (b) above have been satisfied or duly waived on and as of the date of the making of such Loan or the Issuance of such Letter of Credit.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, each of Holdings and the Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Effective Date and after giving effect to the making of the Loans and the other financial accommodations on the Effective Date and on and as of each date as required by Section 4.2(b)(i):

SECTION 5.1                Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of the Restricted Subsidiaries that is a Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all corporate or other organizational power and authority to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.2                 Authorization; No Contravention.

(a)           The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action by such Person; and

(b)           Neither the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party nor the consummation of the Transaction will (i) contravene the terms of any of such Person’s Constituent Documents, (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 9.1) under (A) any Contractual Obligation to which such Person is a party or by which such Person or its properties are bound or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.3                Governmental Authorization.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) filings necessary to create and perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.4                 Binding Effect.  This Agreement and each other Loan Document to which a Loan Party is a party has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document to which a Loan Party is a party constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

SECTION 5.5                 Financial Statements; No Material Adverse Effect.

(a)           (i) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the respective periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year end adjustments and the absence of footnotes.

(ii)         The unaudited pro forma Consolidated balance sheet of the Borrower and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-Fiscal Quarter period ended at least forty-five (45) days (or ninety (90) days in case such four-Fiscal Quarter period is the end of the Company’s Fiscal Year) prior to the Effective Date, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma Consolidated statement of income of the Borrower and its Subsidiaries for the 12-month period ended at least forty-five (45) days (or ninety (90) days in case such four-Fiscal Quarter period is the end of the Company’s Fiscal Year) prior to the Effective Date, prepared after giving effect to the Transaction as if the Transaction had occurred at the beginning of such period (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual Financial Statements and the Quarterly Financial Statements and have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Subsidiaries as at October 1, 2011, and their estimated results of operations for the period covered thereby.

(b)           Since the Effective Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c)           All Projections delivered pursuant to Section 7.1(d) have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts, are subject to significant uncertainties and contingencies, and actual results may vary materially from such Projections.

SECTION 5.6                           Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.7                           Ownership of Property; Liens.  Each Loan Party and each of the Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for (i) Liens permitted by Section 9.1 and (ii) where the failure to have such title or other interest would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.8                           Environmental Matters.

(a)           Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of its Subsidiaries is in compliance with all Environmental Laws (including having obtained all Environmental Permits) and (ii) none of the Loan Parties or any of their respective Subsidiaries is subject to any pending, or to the knowledge of the Borrower, threatened Environmental Claim or any other Environmental Liability that remains outstanding or unresolved.

(b)           None of the Loan Parties or any of their respective Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly operated real estate or facility relating to its business in a manner that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.9                           Taxes.  Except would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, Holdings, the Borrower and its Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed under applicable Law, and have timely paid all Federal and state and other taxes, assessments, fees and other governmental charges (including satisfying their withholding tax obligations) levied or imposed on their properties, income or assets that have become due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves (in the good faith judgment of management of Holdings, the Borrower or the Restricted Subsidiaries) have been provided in accordance with GAAP.

SECTION 5.10                           ERISA Compliance.

(a)           Except as set forth in Schedule 5.10(a) or as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)           (i) No ERISA Event has occurred within the one-year period prior to the date on which this representation is made or deemed made; (ii) no Pension Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan; (iii) none of the Loan Parties or any of their respective ERISA Affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA; and (v) neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4242 of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and no such Multiemployer Plan is expected to be in reorganization, insolvent or endangered or critical status, except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.11                           Subsidiaries.  As of the Effective Date, neither Holdings nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in the Borrower and the Subsidiaries (in each case, to the extent constituting Collateral) have been validly issued and are fully paid and (if applicable) nonassessable, and all Equity Interests owned by Holdings or any other Loan Party are owned free and clear of all security interests of any person except (i) those created under the Collateral Documents or under the Term Facility Documentation (which Liens shall be subject to the Intercreditor Agreement) and (ii) any other Lien that is permitted under Section 9.1.  As of the Effective Date, Schedule 5.11 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary the Equity Interests of which are required to be pledged on the Effective Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.12                           Margin Regulations; Investment Company Act.

(a)           As of the Effective Date, none of the Collateral is comprised of any Margin Stock.  No Loan Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b)           Neither the Borrower nor any Guarantor is an “investment company” under the Investment Company Act of 1940.

SECTION 5.13                           Disclosure.  None of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document when furnished and when taken as a whole contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein, when taken as a whole, in the light of the circumstances under which such statements were made, not materially misleading; it being understood that for purposes of this Section 5.13, such information and data shall not include projections and pro forma financial information (including financial estimates, financial models, forecasts and other forward-looking information) or information of a general economic or general industry nature.

SECTION 5.14                           Intellectual Property; Licenses, Etc.  The Borrower and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how database rights, rights of privacy and publicity, licenses and other intellectual property rights that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted (collectively, “IP Rights”), except where the failure to have any such title, license or other rights would not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any of the Restricted Subsidiaries as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.15                           Solvency.  On the Effective Date after giving effect to the Transaction, the Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.

SECTION 5.16                           Subordination of Junior Financing.  The Obligations are “Designated Senior Debt,” “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any indenture or document governing any applicable Junior Financing Documentation in respect of Indebtedness that is subordinated in right of payment to the Obligations.

SECTION 5.17                           USA PATRIOT Act.  ii) To the extent applicable, each of Holdings, the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.  No part of the proceeds of the Loans will be used by Holdings, the Borrower or any of their Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)           None of the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Restricted Subsidiary, (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise knowingly make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

SECTION 5.18                           Collateral Documents.  Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the filings of appropriate financing statements with the office of the Secretary of State of the state of organization of each Loan Party, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the proper recordation of Mortgages and fixture filings with respect to Material Real Properties, in each case in favor of the Collateral Agent and the delivery to Collateral Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 9.1 and subject to the Intercreditor Agreement) on all right, title and interest of the respective Loan Parties in the Collateral described therein, to the extent that a security interest therein can be perfected by the foregoing actions.

SECTION 5.19                           Use of Proceeds.  The proceeds of the Initial ABL Borrowings have been or will be used in accordance with the Permitted Initial ABL Borrowing Purposes.  The proceeds of Revolving Loans made after the Effective Date have been used for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including the financing of Acquisitions permitted under this Agreement.

SECTION 5.20                           Insurance.  The insurance maintained by the Loan Parties complies with the requirements set forth in Section 8.5.

SECTION 5.21                           Broker’s or Finder’s Commissions.  No broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents.

SECTION 5.22                           Borrowing Base Certificate.  At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that requires the approval or satisfaction of the Administrative Agent are approved by or satisfactory to the Administrative Agent, each Credit Card Receivable reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Credit Card Receivable, the Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory and the In-Transit Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible In-Transit Inventory.

ARTICLE VI

FINANCIAL COVENANT

Until the Discharge of Obligations, the Borrower agrees with the Lenders, the Issuers and the Administrative Agent to the following:

SECTION 6.1                           Minimum Fixed Charge Coverage Ratio.  At any time that a Covenant Trigger Event shall be in effect, the Fixed Charge Coverage Ratio of the Borrower and the Restricted Subsidiaries (on a Consolidated basis) for the Test Period ending on the last day of the most recent Fiscal Quarter for which financial statements of the Borrower and the Restricted Subsidiaries were required to have been delivered pursuant to Section 7.1(a) or (b), as applicable, and each subsequent Test Period during the continuance of such Covenant Trigger Event, shall be not less than 1.00 to 1.00 and the Borrower shall promptly deliver to the Administrative Agent a Compliance Certificate of the chief financial officer of the Borrower as required by Section 7.2(a) setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio.

ARTICLE VII

REPORTING COVENANTS

Until the Discharge of Obligations, Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.1, 7.2 and 7.3) cause each of the Restricted Subsidiaries to:

SECTION 7.1                           Financial Statements, Etc.

Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

(a)           within ninety (90) days after the end of each Fiscal Year of the Borrower (beginning with the Fiscal Year ending March 31, 2012 and, with respect to such Fiscal Year only, one hundred twenty (120) days after the end thereof), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations and cash flows for such Fiscal Year together with related notes thereto and management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of BDO USA, LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than a going concern or like qualification or exception resulting solely from an upcoming maturity date under the Facility, the Term Facility or the Senior Notes occurring within one year from the time such opinion is delivered) or any qualification or exception as to the scope of such audit;

(b)           within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower (beginning with the Fiscal Quarter ending June 30, 2012), a condensed Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related (i) condensed Consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and (ii) condensed Consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, together with management’s discussion and analysis describing results of operations;

(c)           within thirty (30) days after the end of each of the first two (2) months of each Fiscal Quarter of the Borrower (beginning with the Fiscal Quarter ending March 31, 2012), a Consolidated (and consolidating to the extent prepared by the Borrower) balance sheet of the Borrower and its Subsidiaries as of the end of such month, and the related Consolidated (and consolidating to the extent prepared by the Borrower) statements of income or operations, for such month, in the form prepared by management of the Borrower;

(d)           within ninety (90) days after the end of each Fiscal Year of the Borrower (beginning with the Fiscal Year ending March 31, 2012), a reasonably detailed Consolidated budget for the following Fiscal Year as customarily prepared by management of the Borrower for its internal use (including a projected Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following Fiscal Year, the related Consolidated statements of projected operations or income and projected cash flow and setting forth the material underlying assumptions applicable thereto) in each case on a fiscal quarter basis (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made, it being understood that actual results may vary from such Projections and that such variations may be material;

(e)           concurrently with the delivery of each set of Consolidated financial statements referred to in Sections 7.1(a) and 7.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such Consolidated financial statements; and

(f)           quarterly, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to clause (a) above and the information delivered pursuant to clause (b) above for each Fiscal Quarter, participate in a conference call for Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered, which requirement may be satisfied by including the Lenders and the Administrative Agent on quarterly conference calls with the Term Facility Lenders or the noteholders in respect of the Senior Notes.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 7.1 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower that holds all of the Equity Interests of the Borrower or (B) the Borrower’s or such entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Borrower (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 7.1(a), such materials are accompanied by a report and an opinion of BDO USA, LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than a going concern or like qualification or exception resulting solely from an upcoming maturity date under the Facility or the Term Facility or other Indebtedness permitted under Section 9.3 occurring within one year from the time such opinion is delivered) or any qualification or exception as to the scope of such audit.

Any financial statements required to be delivered pursuant to Sections 7.1(a) and (b) shall not be required to contain all purchase or recapitalization accounting adjustments relating to the Transaction to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 7.2                           Certificates; Other Information.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)           concurrently with the delivery of the financial statements referred to in Section 7.1(a) and Section 7.1(b), a duly completed Compliance Certificate signed by the chief financial officer of the Borrower; provided that if such Compliance Certificate demonstrates an Event of Default in respect of the financial covenant under Section 6.1, any of the Permitted Holders may deliver, prior to or together with such Compliance Certificate, a notice of their intent to cure (a “Notice of Intent to Cure”) pursuant to Section 10.4 to the extent permitted thereunder;

(b)           promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which Holdings or the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 7.2;

(c)           promptly after the furnishing thereof, copies of any material statements or material reports furnished to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than $25,000,000 or pursuant to the terms of the Term Facility Credit Agreement or the Senior Notes Indenture, in each case, so long as the aggregate outstanding principal amount thereunder is greater than $25,000,000 and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 7.2;

(d)           together with the delivery of each Compliance Certificate delivered pursuant to Section 7.2(a), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement (or confirming that there has been no change in such information since the Effective Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last Fiscal Quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.9 and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary at the end of such Fiscal Year or Fiscal Quarter, as the case may be or a confirmation that there is no change in such information since the later of the Effective Date and the end of the preceding Fiscal Year or Fiscal Quarter, as applicable;

(e)           on the date on which the delivery of financial statements is required to be made pursuant to Section 7.1(a), the Borrower shall furnish to the Administrative Agent a summary, in reasonable detail, of all material insurance coverage required to be maintained by the Loan Parties pursuant to Section 8.5;

(f)           prior to or concurrent with the making of any Specified Payment subject to compliance with the Payment Condition, a reasonably detailed calculation of the Fixed Charge Coverage Ratio, the Total Leverage Ratio and projected Excess Availability as required pursuant to clauses (b), (c) and (d) of the definition of “Payment Conditions”, together with a certification that no Event of Default exists immediately prior to the making of the subject Specified Payment or would thereafter result from the making of such subject Specified Payment; and

(g)           promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance by any such Person with the terms of the Loan Documents to which it is a party, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request in writing.

Documents required to be delivered pursuant to Section 7.1(a) or (b) or Section 7.2(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.8 and so notifies the Administrative Agent; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is received by the Borrower from the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 7.3                           Notices.  Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a)           of the occurrence of any Default; and

(b)           of (i) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (ii) the filing or commencement of, or any material development in, any litigation or proceeding against any Loan Party that or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iii) the occurrence of any ERISA Event that, in any such case referred to in clauses (i), (ii) or (iii), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 7.3 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 7.4                           Borrowing Base Certificate.

(a)           The Borrower shall provide the Administrative Agent within fifteen (15) days after the end thereof after the end of each fiscal month of the Borrower with a Borrowing Base Certificate setting forth the calculation of the Borrowing Base and of Excess Availability as of the last Business Day of the immediately preceding fiscal month of the Borrower, duly completed and executed by a Responsible Officer of the Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (such certification, a “Monthly Borrowing Base Certificate”); provided that the Borrower may elect, at its option, to deliver more frequent Borrowing Base Certificates, in which case such Borrowing Base Certificates shall be computed in accordance with the requirements in respect of Borrowing Base Certificates required to be delivered during the continuance of a Weekly Monitoring Event and the Borrower shall continue to deliver Borrowing Base Certificates on a weekly basis for the remainder of the current Fiscal Year; provided further that at any time after the occurrence and during the continuation of a Specified Event of Default, the Borrower shall provide the Administrative Agent with a Borrowing Base Certificate setting forth the calculation of the Borrowing Base  on a more frequent basis as the Administrative Agent may direct.

(b)           At any time after the occurrence and during the continuation of a Weekly Monitoring Event, the Borrower shall furnish a Borrowing Base Certificate calculated as of the close of business on Saturday of the immediately preceding calendar week, on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day): provided that after the occurrence and during the continuation of a Specified Event of Default, the Borrower shall provide the Administrative Agent with a Borrowing Base Certificate setting forth the calculation of the Borrowing Base on a more frequent basis as the Administrative Agent may direct.

(c)           The Administrative Agent may carry out, at the Borrower’s reasonable expense, one (1) update to the Initial Inventory Appraisal that shall be in form and detail and from third-party appraisers reasonably acceptable to the Administrative Agent (each, an “Updated Inventory Appraisal”) for the purpose of determining the amount of the Borrowing Base attributable to Inventory in any period of 12 consecutive months; provided, however, that notwithstanding the foregoing limitations (i) at any time on or after the date on which Excess Availability has been less than 30% of the Maximum Credit for five (5) consecutive Business Days, the Administrative Agent may carry out, at the Borrower’s expense, two (2) Updated Inventory Appraisals in any period of twelve (12) consecutive months, and (ii) at any time during the continuation of an Event of Default, the Administrative Agent may carry out, at the Borrower’s reasonable expense, Updated Inventory Appraisals as frequently as determined by the Administrative Agent in its reasonable discretion.  The Borrower shall cooperate with (and cause the Restricted Subsidiaries to cooperate with) the Administrative Agent, in connection with any such Updated Inventory Appraisals.  The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein .

(d)           The Administrative Agent may carry out, at the Borrower’s reasonable expense, one (1) investigation and review of each Loan Party’s property (including a field audit conducted by the Administrative Agent) (each, a “Field Examination”) in any period of twelve (12) consecutive months; provided, however, that notwithstanding the foregoing limitations, (x)(i) at any time on or after the date on which Excess Availability has been less than 30% of the Maximum Credit, in each case, for five (5) consecutive Business Days, the Administrative Agent may carry out, at the Borrower’s reasonable expense, two (2) Field Examinations in any period of twelve (12) consecutive months, and (ii) at any time during the continuation of an Event of Default, the Administrative Agent may carry out, at the Borrower’s reasonable expense, Field Examinations as frequently as determined by the Administrative Agent in its reasonable discretion and (y) in addition to the foregoing clause (x), the Administrative Agent may carry out, at the Lenders’ expense, one (1) additional Field Examination in any period of twelve (12) consecutive months which includes the first day of a Cash Dominion Period.  The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(e)           The Borrower shall provide the Administrative Agent as soon as possible after the end of each fiscal month (but in any event within fifteen (15) days after the end thereof), in each case as of the close of business on the last day of the immediately preceding fiscal month, such supporting information with respect to the Collateral in the Borrowing Base as reasonably requested by the Administrative Agent in such detail as is satisfactory to the Administrative Agent in its Permitted Discretion.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Discharge of Obligations, Holdings and the Borrower shall, and shall cause each of the Restricted Subsidiaries to:

SECTION 8.1                           Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to obtain, preserve, renew and keep in full force and effect its the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except in the case of clause (a) or (b) to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that failure to do so would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article IX.

SECTION 8.2                           Compliance with Laws, Etc.  Comply in all material respects with its Constituent Documents and the requirements of all Laws (including, without limitation, ERISA and the USA PATRIOT Act), and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 8.3                           Designation of Subsidiaries.  The Board of Directors of the Borrower may at any time designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary of the Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that (i) before and after such designation, no Event of Default shall have occurred and be continuing, (ii) before and after such designation, the Borrower shall be in compliance on a Pro Forma Basis with Article VI, whether or not in effect at such time, and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the Term Facility, the Senior Notes, or any other Junior Financing or any other Indebtedness of any Loan Party.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value as determined by the Borrower in good faith of the Borrower’s or its Subsidiary’s (as applicable) Investment therein.  The Board of Directors of the Borrower may at any time designate or re-designate any Unrestricted Subsidiary of the Borrower to be a Restricted Subsidiary, so long as such designation or re-designation would not result in an Event of Default.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the Fair Market Value as determined by the Borrower in good faith at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Notwithstanding the foregoing, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary, unless such re-designation would not result in an Event of Default.

SECTION 8.4                           Payment of Taxes, Etc.  Pay, discharge or otherwise satisfy, before they become delinquent, all material liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such tax, assessment, charge or levy is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay, discharge or otherwise satisfy the same would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

SECTION 8.5                           Maintenance of Insurance.  Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in at least such amounts (after giving effect to any self-insurance the Borrower believes (in the good faith judgment of its management) as is reasonable and prudent in light of the size and nature of its business), and will furnish to the Administrative Agent (for further delivery to the Lenders), upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so required to be carried.  Each such policy of insurance shall, as appropriate, (i) name the Collateral Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear with respect to any such required general liability insurance and/or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Collateral Agent, on behalf of the Lenders as the loss payee thereunder.

SECTION 8.6                           Inspection Rights.  In addition to the requirements pursuant to Section 7.4, permit officers, employees and designated representatives of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 8.6 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year if Excess Availability shall be less than 30% of the Maximum Credit for a period of five consecutive days during such calendar year, and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  Notwithstanding anything to the contrary in this Section 8.6, none of Holdings, the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any bona fide arm’s length third party contract or (b) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 8.7                           Books and Records.  Maintain proper books of record and account (a) in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or such Restricted Subsidiary, as the case may be, and (b) that permit financial statements in conformity with GAAP to be derived therefrom.

SECTION 8.8                           Maintenance of Properties.  Except if the failure to do so would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, keep and maintain all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

SECTION 8.9                           Use of Proceeds.  Use the proceeds of the Loans only in compliance with (and not in contravention of) applicable Laws and each Loan Document and, in respect of the Initial ABL Borrowing, use the proceeds in accordance with the Permitted Initial ABL Borrowing Purposes.

SECTION 8.10                           Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all commercially reasonable actions to cause any lessees, tenants and subtenants to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

SECTION 8.11                           Covenant to Guarantee Obligations and Give Security.  At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement is satisfied, including:

(a)           (x) upon the formation or acquisition of any new Wholly-Owned Subsidiary that is a Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary, but including any Subsidiary that ceases to constitute an Excluded Subsidiary) by any Loan Party, the designation in accordance with Section 8.3, of any existing Wholly-Owned Subsidiary that is a Material Domestic Subsidiary as a Restricted Subsidiary or any Subsidiary becoming a Wholly-Owned Subsidiary that is a Material Domestic Subsidiary, (y) upon the acquisition of any material assets (including Material Real Property) by the Borrower or any other Loan Party or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary (in each case, other than (1) assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien), and (2) Excluded Property (as defined in the Security Agreement)):

(i)         within forty-five (45) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its reasonable discretion, cause each such Material Domestic Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Collateral Agent a description of the Material Real Properties owned by such Material Domestic Subsidiary in detail reasonably satisfactory to the Collateral Agent;

(ii)         within forty-five (45) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its reasonable discretion, cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents, as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Effective Date), in each case granting Liens required by the Collateral and Guarantee Requirement; provided that Holdings, the Borrower and any of their respective Subsidiaries shall not be required to enter into any Collateral Documents or other pledge or security agreements governed or purported to be governed by foreign law;

(iii)         within forty-five (45) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its reasonable discretion, cause each such Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver (A) any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and (B) instruments evidencing the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent; provided that no such Material Domestic Subsidiary shall be required to enter into any Collateral Documents or other pledge or security agreements governed or purported to be governed by foreign law;

(iv)         within forty-five (45) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its reasonable discretion, (1) take and cause the applicable Material Domestic Subsidiary and each direct or indirect parent of the applicable Material Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the filing of UCC and PPSA financing statements and delivery of stock and membership interest certificates to the extent certificated) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law) and (2) comply with the requirements of Section 8.12; provided that no such Material Domestic Subsidiary shall be required to enter into any Collateral Documents or other pledge or security documents governed or purported to be governed by foreign law;

(v)         within forty-five (45) days after the written request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of a legal opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 8.11(a) as the Administrative Agent may reasonably request; and

(vi)         after the Effective Date, promptly after the acquisition of any Material Real Property by any Loan Party other than Holdings, if such Material Property shall not already be subject to a perfected Lien pursuant to Section 8.13, the Borrower shall give notice thereof to the Collateral Agent and will take, or cause the relevant Loan Party to take, the actions set forth in Section 8.13(b) with respect to such Material Real Property.

SECTION 8.12                           Cash Receipts.

(a)           Within ninety (90) days after the Effective Date (or such longer period as may be consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed):

(i)         cause each Store to deposit promptly upon receipt in accordance with historical practices all cash, checks, proceeds of collections of Accounts and other amounts received by or on behalf of such Store into an Approved Deposit Account (a “Store Deposit Account”), maintained in the name of the Borrower or the applicable Restricted Subsidiary, as the case may be; provided that each Loan Party may maintain credit balances (including Cash Equivalents) in Store Deposit Accounts or other deposit or securities accounts that are not Approved Deposit Accounts or Approved Securities Accounts (“Other Accounts”), so long as the aggregate credit balances in Store Deposit Accounts and balances in all such Other Accounts, does not exceed $3,000,000 (such amount, the “Excluded Amount”); and

(ii)         instruct each Approved Account Bank at which any Store Deposit Account or Merchant Card Account or, subject to the proviso of Section 8.12(e)(ii) below, the Retained Funds Account, is maintained to cause all amounts on deposit and available at the end of each Business Day on which such Approved Account Bank is not closed due to a local bank holiday in such Store Deposit Account or Merchant Card Account (in each case, net of any minimum balance as may be required to be kept in the subject Store Deposit Account or Merchant Card Account, as the case may be, by the Approved Account Bank at which such Store Deposit Account or Merchant Card Account, as applicable, is maintained and other balances in an aggregate amount (together with any such balances held in Other Accounts) not in excess of the Excluded Amount), as applicable, to be transferred to a Regional Concentration Account or an Approved Securities Account designated by the applicable Loan Party (or the Borrower on behalf of such Loan Party), on such Business Day by ACH or wire transfer of immediately available funds.

Notwithstanding anything herein to the contrary, the provisions of this Section 8.12(a) shall not apply to any Deposit Account that is (i) acquired by a Loan Party in connection with an Acquisition or other Investment permitted under this Agreement, or (ii) opened by any Loan Party in connection with an Acquisition or other Investment permitted under this Agreement, in each case prior to the date that is ninety (90) days (or such later date as may be consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed) following the date of such Acquisition or other Investment; provided that the balances held in such Deposit Accounts, together with any other balances in Other Accounts, do not exceed, in the aggregate, the Excluded Amount.

(b)           Each Loan Party shall deliver Credit Card Notifications duly executed by each applicable Loan Party to the Administrative Agent within thirty (30) days following the Effective Date (or such longer period as may be consented to by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed).  Each Credit Card Notification shall require (without further consent of the Loan Parties) the ACH, Depositary Transfer Check, Electronic Depository Transfer or wire transfer by each Credit Card Issuer and Credit Card Processor no less frequently than each Business Day on which such Approved Account Bank is not closed due to a local bank holiday to an Approved Deposit Account (each a “Merchant Card Account”) the cash proceeds of all credit card charges (including Credit Card Receivables).

(c)           Subject to (x) the Intercreditor Agreement and (y) compliance with the provisions of Section 2.9(b) or 2.9(c), as and to the extent applicable, the Loan Parties shall cause, after the occurrence and during the continuance of a Cash Dominion Period, (A) all amounts on deposit and available at the end of each Business Day on which the applicable Approved Account Bank is not closed due to a local bank holiday (and whether or not there are then any outstanding Obligations) in each Approved Deposit Account to be transferred to a Regional Concentration Account, (B) all amounts on deposit and available at the end of each Business Day on which the applicable Approved Account Bank or Approved Securities Intermediary is not closed due to a local bank holiday (and whether or not there are then any outstanding Obligations) in each Regional Concentration Account and Approved Securities Account to be transferred to a deposit account designated by, and maintained by and in the name of and under the sole dominion and control of, the Administrative Agent (the “Agent Sweep Account”) and (C) all other Cash Receipts to be transferred promptly upon receipt in accordance with historical practices to an Approved Deposit Account.  “Cash Receipts” shall mean all cash receipts and collections of Collateral, including, to the extent constituting Collateral, the following :

(i)         all available cash receipts from the sale of Inventory and other Current Asset Collateral or casualty insurance proceeds arising from any of the foregoing;

(ii)         all proceeds of collections of Accounts (including Credit Card Receivables);

(iii)         the then contents of each Approved Deposit Account (net of any minimum balance as may be required to be kept in the subject Deposit Account by the Approved Account Bank at which such Deposit Account is maintained); and

(iv)         the cash proceeds of all credit card charges contained in any Deposit Account (net of any minimum balance as may be required to be kept in the subject Deposit Account by the Approved Account Bank at which such Deposit Account is maintained).

(d)           The Agent Sweep Account shall at all times be under the sole dominion and control of the Administrative Agent.  The Loan Parties hereby acknowledge and agree that (i) the Loan Parties have no right of withdrawal from the Agent Sweep Account, (ii) the funds on deposit in the Agent Sweep Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Agent Sweep Account shall be applied as provided in Section 10.3 of this Agreement.  In the event that, notwithstanding the provisions of this Section 8.12, after the occurrence and during the continuation of any Cash Dominion Period, any Loan Party receives or otherwise has control over any such Cash Receipts, such Cash Receipts shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party, shall promptly be applied in accordance with Section 2.9(b) or 2.9(c), as and to the extent applicable, and shall, not later than the Business Day after receipt thereof, be deposited into an Approved Deposit Account or dealt with in such other fashion as such Loan Party may be instructed in writing by the Administrative Agent.

(e)           Any amounts remaining in the Agent Sweep Account (i) at any time when a Cash Dominion Period is no longer continuing for purposes of this Agreement shall be remitted to a Regional Concentration Account designated by the Borrower, or (ii) after application of amounts received in the Agent Sweep Account as set forth in Section 10.3, shall be remitted to an Approved Deposit Account designated by the Borrower (the “Retained Funds Account”); provided that any amounts on deposit in such Retained Funds Account on any Business Day shall not be swept to a Regional Concentration Account unless there are outstanding Obligations.

(f)           So long as no Cash Dominion Period is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in any Approved Deposit Accounts or Approved Securities Account (including the Store Deposit Accounts, the Retained Funds Account or any Regional Concentration Account) or any other account.

(g)           Any amounts received in the Agent Sweep Account at any time following the Discharge of Obligations shall be promptly remitted to the Borrower.

(h)           The Administrative Agent shall promptly furnish written notice to each bank or securities intermediary, as applicable, at which an Approved Deposit Account or an Approved Securities Account is maintained of (i) any termination of a Cash Dominion Period and (ii) the Discharge of Obligations.

SECTION 8.13                           Further Assurances and Post-Closing Covenants.  Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the reasonable expense of the Loan Parties:

(a)           Promptly upon reasonable request by the Administrative Agent or the Collateral Agent or as may be required by applicable law (i) correct any material defect or error that is discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time, in order to grant, preserve and perfect the security interests created or intended to be created by the Collateral Documents.

(b)           In the case of Material Real Property, provide the Collateral Agent with a Mortgage with respect to such Material Real Property within (x) in the case of Material Real Property acquired by the Loan Parties after the Effective Date, ninety (90) days (or such longer period as the Collateral Agent may agree in its reasonable discretion) after the acquisition of such Material Real Property, (y) in the case of Material Real Property constituting distribution centers owned by the Loan Parties on the Effective Date, ninety (90) days (or such longer period as the Collateral Agent may agree in its reasonable discretion) after the Effective Date and (z) in the case of Material Real Property (other than distribution centers) owned by the Loan Parties on the Effective Date, ninety (90) days (or such longer period as the Collateral Agent may agree in its reasonable discretion) after the first anniversary of the Effective Date; provided that, any Designated Sale-Leaseback Property shall not be subject to the requirements of this clause (b); in each case together with:

(i)         evidence that counterparts of the Mortgage have been duly executed, acknowledged and delivered and that such Mortgages are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent deems reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii)         a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction and in amount, reasonably acceptable to the Collateral Agent (not to exceed the lesser of (i) the Fair Market Value (as determined in good faith by the Borrower) of the real properties covered thereby and (ii) the aggregate Revolving Credit Commitments), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgage to be a valid Liens on the property described therein, subject only to Liens permitted by Section 9.1, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction;

(iii)         an opinion of local counsel for the Loan Parties in the state in which the Material Real Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filing in form and substance reasonably satisfactory to the Administrative Agent; and

(iv)         such other evidence that all other actions that the Administrative Agent or Collateral Agent reasonably deems necessary or desirable in order to create a valid Lien on the property described in the Mortgage has been taken.

(c)           As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 8.13 or such later date as the Administrative Agent may agree in its discretion, the Loan Parties shall deliver the documents or take the actions specified in Schedule 8.13, in each case except to the extent otherwise agreed by the Administrative Agent in its discretion.

SECTION 8.14                           [Reserved].

SECTION 8.15                           Physical Inventories.  Cause not less than one (1) physical inventory to be undertaken at substantially all Store locations and in each twelve (12) month period (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion), and periodic cycle counts of Inventory at each distribution center to be undertaken, at the expense of the Loan Parties in accordance with the Borrower’s usual business practices, conducted using methodology routinely used by such Loan Parties in their ordinary course of business with respect to such Inventory counts or as otherwise consistent with standard and customary business practices, and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable and, following the completion of such Inventory count, deliver a summary, in a form routinely used by such Loan Parties in their ordinary course of business with respect to such Inventory counts or as otherwise consistent with standard and customary business practices, of the results of such count to the Administrative Agent.

ARTICLE IX

NEGATIVE COVENANTS

Until the Discharge of Obligations, Holdings and the Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to:

SECTION 9.1                           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens created pursuant to any Loan Document;

(b)           Liens existing on the date hereof and set forth on Schedule 9.1(b);

(c)           Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days or that are not subject to penalties for non-payment or that are being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP;

(d)           statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens or other customary Liens in favor of landlords, so long as, in each case, such Liens secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)           (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii)  deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiaries;

(f)           (i) good faith deposits to secure the performance of bids, tenders, contracts and leases (other than Indebtedness for borrowed money), public or statutory obligations, surety, stay, customs and appeal bonds, performance bonds, other obligations of a like nature (including those to secure health, safety and environmental obligations) and deposits as security for contested taxes or import duties, in each case, incurred in the ordinary course of business and (ii) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of a Loan Party in the ordinary course of business;

(g)           easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances, minor survey exceptions and title defects affecting real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, that were not incurred in connection with Indebtedness and that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole, or materially impair the use of the property for its intended purpose, and any other exceptions to title on the Mortgage Policies accepted by the Collateral Agent in accordance with this Agreement;

(h)           Liens arising from judgments or orders for the payment of money not constituting an Event of Default under Section 10.1(g) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(i)           Liens securing obligations in respect of Indebtedness permitted under Section 9.3(e) (provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and improvements, additions and accessions to such property and the proceeds and the products thereof and customary security deposits; provided that individual financings of equipment provided by one lender or lessor may be cross collateralized to other financings of equipment provided by such lender or lessor);

(j)           leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (including with respect to real property) which do not (i) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(k)           Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) other than Current Asset Collateral, on specific items of inventory or other goods (and the proceeds of the foregoing) of any Loan Party securing such Loan Party’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Loan Party to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(l)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(m)           Liens (i) on, or consisting of, cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 9.2(i), (m), (r) or (s) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 9.5, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)           Liens on property of any Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred pursuant to Section 9.3(r);

(o)           Liens in favor of Holdings, the Borrower or a Subsidiary Guarantor;

(p)           Liens existing on property or shares of stock of a Person at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 8.3), in each case after the Effective Date; provided that (i) such Lien does not extend to or cover any other assets or property  or shares of stock (other than (A) the proceeds or products thereof, (B) improvements, additions and accessions to such property, and (C) after-acquired property of such acquired Restricted Subsidiary to the extent that such property is of a type covered by such Lien at such time of acquisition), and (ii) any Indebtedness secured thereby is permitted under Sections 9.3(e), (i) or (u);

(q)           any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than Capitalized Leases) or licenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(s)           Liens solely on, or consisting of, any cash earnest money deposits made by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with an Acquisition permitted under this Agreement or any other Investment or any letter of intent or purchase agreement permitted hereunder;

(t)           ground leases in respect of real property on which facilities owned or leased by Holdings, the Borrower or any of its Subsidiaries are located;

(u)           purported Liens evidenced by the filing of precautionary UCC and PPSA financing statements or similar public filings;

(v)           Liens securing obligations in respect of Indebtedness permitted under Section 9.3(p)(i) and obligations in respect of any Secured Hedge Agreement and any Cash Management Obligation (in each case, as defined in the Term Facility Credit Agreement) permitted under Section 9.3(p)(ii) (or, in each case, any Permitted Refinancing in respect thereof, and subject to the Intercreditor Agreement or, in the case of any Permitted Refinancing thereof, another intercreditor agreement containing terms, taken as a whole, that are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement, taken as a whole);

(w)           Liens (i) of a collecting bank arising under Section 4-208 of the UCC on the items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(x)           any zoning, building code or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(y)           the modification, replacement, renewal or extension (or successive modifications, replacements, renewals or extensions), in whole or in part, of any Lien permitted by clauses (b) and (p) of this Section 9.1; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 9.3(e), and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 9.3;

(z)           rights of set-off against credit balances of the Borrower or any of its Restricted Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, but not rights of set-off against any other property or assets of the Borrower or any of its Restricted Subsidiaries pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of the Borrower or any of its Restricted Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(aa)           without duplication of any other clause of this Section 9.1, other Liens (not covering Current Asset Collateral unless the Liens thereon are subordinated to the Lien of the Collateral Agent in a manner consistent with the terms of the Intercreditor Agreement, taken as a whole) securing obligations outstanding in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(bb)           Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course of business and not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries;

(cc)           Liens on the Equity Interests of Unrestricted Subsidiaries or Joint Ventures; provided that any such Lien is in favor of a creditor or partner of such Unrestricted Subsidiary or Joint Venture, as applicable;

(dd)           Liens of the Escrow Agent on the Escrowed Funds and any Lien contemplated under the Escrow Agreement; and

(ee)           customary Liens granted to an indenture trustee or similar representative to secure fees, expenses and other amounts owed to such Person under the terms of the related indenture or other definitive documentation.

SECTION 9.2                           Investments.

Make or hold any Investments, except, subject to the provisions of the last paragraph of Section 9.14:

(a)           Investments by Holdings, the Borrower or any of the Restricted Subsidiaries in assets that are, and the use of, cash and Cash Equivalents;

(b)           loans or advances to officers, directors, employees and consultants of Holdings (or any direct or indirect parent thereof), the Borrower or any of the Restricted Subsidiaries (i) for reasonable business-related travel, entertainment, relocation and similar ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower or Holdings (or any direct or indirect parent thereof) and (iii) for any other purpose, in an aggregate principal amount outstanding under this clause (iii) not to exceed $5,000,000;

(c)           Investments (i) by the Borrower or any Restricted Subsidiary that is a Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party, (ii) by any Non-Loan Party in any other Non-Loan Party that is a Restricted Subsidiary, (iii) by any Non-Loan Party in the Borrower or any Restricted Subsidiary that is a Loan Party and (iv) without duplication of any other clauses of this Section 9.2, by any Loan Party in any Non-Loan Party that is a Restricted Subsidiary; provided that (A) any such Investments made pursuant to this clause (iv) in the form of intercompany loans shall be evidenced by notes that have been pledged to the extent required by the Collateral Documents, the Collateral and Guarantee Requirement, Section 8.11 or Section 8.13 (individually or pursuant to a global note) to the Collateral Agent for the benefit of the Lenders (it being understood and agreed that any Investments permitted under this clause (iv) that are not so evidenced as of the Effective Date are not required to be so evidenced and pledged until the date that is sixty (60) days after the Effective Date (or such later date as may be consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed))) and (B) the aggregate amount of Investments made pursuant to this clause (iv) shall not exceed $15,000,000 at any time outstanding (determined at the time such Investment was made);

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)           Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 9.1, 9.3 (other than 9.3(c)(ii) or (d)), 9.4 (other than 9.4(c)(ii), (d) or (e)), 9.5 (other than 9.5(d)(ii) or (e)) and 9.6 (other than 9.6(d) or (g)(iv)), respectively;

(f)           Investments existing on the date hereof or made pursuant to legally binding commitment in existence on the Effective Date, in each case, set forth on Schedule 9.2(f) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 9.2(f) is not increased from the amount of such Investment on the Effective Date except pursuant to the terms of such Investment as of the Effective Date (including the terms of any legally binding commitment in respect thereof in effect as of the Effective Date) or as otherwise permitted by another clause of this Section 9.2;

(g)           Investments in Swap Contracts permitted under Section 9.3;

(h)           promissory notes and other non-cash consideration that is permitted to be received in connection with Dispositions permitted by Section 9.5;

(i)           Permitted Acquisitions;

(j)           Investments made to effect the Transaction;

(k)           Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy, workout, recapitalization or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers, suppliers or other issuer of an Investment or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(l)           loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such direct or indirect parent) in accordance with Section 9.6(f) or (g);

(m)           without duplication of any other clauses of this Section 9.2, other Investments that do not exceed when combined with all Restricted Payments made under Section 9.6(k), the greater of $40,000,000 and 2.0% of Total Assets (determined as of the date such Investment was made) in the aggregate at any time outstanding;

(n)           advances of payroll payments to employees in the ordinary course of business;

(o)           Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or any direct or indirect parent thereof);

(p)           Investments held by a Restricted Subsidiary acquired after the Effective Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 9.4 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q)           Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(r)           without duplication of any other clause of this Section 9.2, the Borrower and the Restricted Subsidiaries may make other Investments from the Available Amount as long as the Payment Conditions are satisfied with respect thereto;

(s)           Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment made pursuant to clauses (c)(iv), (i) or (m) of this Section 9.2.

(t)           Guarantees by the Borrower or any of the Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u)           Investments consisting of cash earnest money deposits made in accordance with Section 9.1(s);

(v)           Investments in Joint Ventures in an aggregate amount outstanding at any time under this clause (v) not to exceed $15,000,000;

(w)           Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(x)           Investments consisting of purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business; and

(y)           to the extent constituting an Investment, the exercise by Holdings of its rights under the Shareholders Agreement.

SECTION 9.3                           Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, other than, subject to the provisions of the last paragraph of Section 9.14:

(a)           Indebtedness under the Loan Documents;

(b)           (i) Indebtedness existing on the date hereof set forth on Schedule 9.3(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the date hereof; provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Intercompany Subordination Agreement;

(c)           (i) Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder (other than Guarantees by a Loan Party of Indebtedness of a Non-Loan Party and except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 9.3(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 9.3); provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty, and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty on terms (taken as a whole) at least as favorable to the Lenders as those contained in the subordination terms of such Indebtedness (taken as a whole), and (ii) any Guarantee by a Loan Party of Indebtedness of a Restricted Subsidiary that would have been permitted as an Investment by such Loan Party in such Restricted Subsidiary under Section 9.2(c);

(d)           Indebtedness of the Borrower or any of the Restricted Subsidiaries owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 9.2; provided that (i) all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the Intercompany Subordination Agreement and (ii) in the event of any such Indebtedness in respect of the sale, transfer or assignment of Current Asset Collateral, such Indebtedness shall be duly noted on the books and records of the Loan Parties as being owing in respect of Current Asset Collateral;

(e)           (i) Capitalized Lease Obligations of the Borrower and the Restricted Subsidiaries, (ii) mortgage financings and other purchase money obligations or Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries or (iii) Disqualified Equity Interests issued by the Borrower or any of the Restricted Subsidiaries, in each case, incurred to finance the acquisition, lease, construction, repair, replacement or improvement of property, real or personal, and whether through the direct purchase of property or the Equity Interests of any Person owning such property; provided that such Indebtedness or Disqualified Equity Interests is incurred prior to or within two hundred seventy (270) days after the applicable acquisition, lease, construction, repair, replacement or improvement; provided further that the aggregate principal amount of such Indebtedness and Disqualified Equity Interests at any one time outstanding incurred pursuant to this clause (e) (and any Permitted Refinancing thereof) shall not exceed the greater of $50,000,000 and 2.75% of Total Assets (measured at the time of incurrence); provided, further, that the aggregate principal amount of such Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of Joint Ventures of the Borrower or any Restricted Subsidiary under this clause (e) shall not exceed $10,000,000 at any time outstanding;

(f)           Indebtedness in respect of Swap Contracts that are not for speculative purposes and that are designed to hedge against Holdings’, the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks;

(g)           Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(h)           Indebtedness to future, current or former officers, directors, managers, consultants and employees of the Borrower (or any direct or indirect parent thereof) and its Restricted Subsidiaries, their respective estates, spouses or former spouses, in each case, to finance the purchase or redemption of Equity Interests of the Borrower (or any direct or indirect parent of the Borrower) permitted by Section 9.6(f);

(i)           Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in an Acquisition permitted under this Agreement, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments; provided, in the case of any Disposition, any such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Borrower and its Restricted Subsidiaries in connection with such Disposition;

(j)           Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with the Transaction and Acquisitions expressly permitted under this Agreement or any other Investment expressly permitted hereunder;

(k)           Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof;

(l)           Indebtedness or Disqualified Equity Interests of the Borrower and the Restricted Subsidiaries in an aggregate principal amount or liquidation preference at any time outstanding not to exceed the greater of $75,000,000 and 4.0% of Total Assets (measured at the time of incurrence);

(m)           Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in ordinary course supply arrangements;

(n)           Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other benefits to employees, former employees or their families or property, casualty or liability insurance or self-insurance or letters of credit in connection with the maintenance, or pursuant to the requirements, of environmental or other permits or licenses from Governmental Authorities, or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(o)           obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries, in each case in the ordinary course of business or consistent with past practice or industry practice;

(p)           (i) Indebtedness in an aggregate principal amount not to exceed $675,000,000 at any time outstanding under the Term Facility and (ii) the amount of obligations in respect of (ii)(A) obligations under Secured Hedge Agreements and (B) Cash Management Obligations (in the case of each of the foregoing clauses (A) and (B), as defined in the Term Facility Credit Agreement) at any time outstanding and not incurred in violation of Section 9.3(f), in each case and, in respect of clauses (i) and (ii), any Permitted Refinancing thereof;

(q)           (i) Indebtedness in respect of the Senior Notes (including any guarantees thereof) and (ii) any Permitted Refinancing thereof;

(r)           Indebtedness incurred by a Non-Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (r) and then outstanding, does not exceed $25,000,000, at any one time outstanding;

(s)           other unsecured Indebtedness of the Borrower or any Subsidiary Guarantor; provided that (i) the maturity date and Weighted Average Life to Maturity of such Indebtedness are at least ninety-one (91) days after the Latest Maturity Date determined at the time of incurrence of such Indebtedness (and any Permitted Refinancing thereof); (ii) no Event of Default exists immediately prior to, or would thereafter result from, the incurrence of such Indebtedness; (iii) the Total Leverage Ratio as of the end of the most recently ended Test Period for which financial statements have been or are required to have been delivered pursuant to Section 7.1(a) or (b) shall not be greater than 4.50 to 1.00 after giving Pro Forma Effect to the incurrence of such Indebtedness as if such Indebtedness had been incurred as of the first day of such period; and (iv)the terms and conditions of such Indebtedness (except (A) as otherwise provided in clause (i) above, (B) with respect to pricing (including interest rate, fees, funding discounts and other pricing terms), prepayment or other premiums, optional prepayment or redemption terms and subordination, and (C) for covenants or other provisions applicable only to periods after the Latest Maturity Date determined at the time of incurrence of such Indebtedness) are (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness than those under the Loan Documents, taken as a whole (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the material documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees));

(t)           Indebtedness in respect of letters of credit issued for the account of any of the Subsidiaries of Holdings to finance the purchase of Inventory so long as (x) such Indebtedness is unsecured and (y) the aggregate principal amount of such Indebtedness does not exceed $7,500,000 at any time;

(u)           Indebtedness or Disqualified Equity Interests (i) of the Borrower or any Restricted Subsidiary incurred to finance any Acquisition permitted under this Agreement and any Permitted Refinancing thereof, (ii) of any Person that becomes a Restricted Subsidiary after the date hereof, which Indebtedness or Disqualified Equity Interests is existing at the time such Person becomes a Restricted Subsidiary, and is not incurred in contemplation of such Person becoming a Restricted Subsidiary that is non-recourse to the Borrower, Holdings or any other Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary) and is either (A) unsecured or (B) secured only by Liens on the assets of such Restricted Subsidiary permitted under Section 9.1(p) and, in each case, any Permitted Refinancing thereof, and (iii) of the Borrower or any Restricted Subsidiary incurred or assumed in connection with any Acquisition permitted under this Agreement that is secured only by Liens permitted under Section 9.1(p) (and any Permitted Refinancing of any of the foregoing), so long as the aggregate principal amount of such Indebtedness or Disqualified Equity Interests and all Indebtedness or Disqualified Equity Interests resulting from any Permitted Refinancing thereof at any time outstanding pursuant to clause (u)(i) above and this clause (u)(iii) does not exceed $35,000,000 in the aggregate at any one time outstanding together with all other Indebtedness or Disqualified Equity Interests incurred or assumed by Non-Loan Parties under this Section 9.3(u); provided that Indebtedness incurred under clause (ii)(B) or clause (iii) of this Section 9.3(u) that is secured by assets of a type that would constitute Current Asset Collateral shall not exceed an aggregate amount outstanding of $20,000,000 and any such assets shall have been and at all times be segregated from, and not commingled with, Current Asset Collateral, with reasonably satisfactory evidence of compliance with the foregoing to be provided to the Administrative Agent promptly upon request;

(v)           Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements;

(w)           Indebtedness of the Borrower or any Restricted Subsidiary supported by, and recourse only to, a letter of credit permitted under this Section 9.3, in a principal amount not in excess of the face amount of such letter of credit; and

(x)           all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.

The accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Equity Interests, as applicable, the accretion of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness or Disqualified Equity Interests for purposes of this Section 9.3.

SECTION 9.4                           Fundamental Changes.  Merge, amalgamate, dissolve, liquidate, consolidate with or into or wind up or convert into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)           Holdings or any Restricted Subsidiary may merge, consolidate or amalgamate with or into, or convert or wind up into the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, (y) such merger, consolidation, amalgamation, conversion or winding up does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia, and (z) in the case of a merger, consolidation or amalgamation of Holdings with and into or converting or winding up into the Borrower, Holdings shall not be an obligor in respect of any Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement, shall have no direct Subsidiaries at the time of such merger, consolidation, amalgamation, conversion or winding up other than the Borrower and, after giving effect to such merger, consolidation, amalgamation, conversion or winding up, the direct parent of the Borrower shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(b)           (i) any Restricted Subsidiary that is not a Loan Party may merge, consolidate or amalgamate with or into or convert or wind up into any other Restricted Subsidiary of the Borrower that is not a Loan Party, (ii) any Restricted Subsidiary may merge, consolidate or amalgamate with or into or convert or wind up into any other Restricted Subsidiary of the Borrower that is a Loan Party, (iii) any merger, consolidation, amalgamation, conversion or winding up the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted and (iv) any Restricted Subsidiary may wind up, liquidate, convert or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders; provided, in the case of clauses (ii) through (iv) of this paragraph (b), that (A) no Event of Default shall result therefrom, (B) no Change of Control shall result therefrom and (C) the surviving Person (or, with respect to clause (iv), the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary that is a Guarantor) shall be a Loan Party;

(c)           any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) such Investment must be a permitted Investment in a Restricted Subsidiary which is not a Loan Party in accordance with Section 9.2 (other than clause (e) thereof) and must be a permitted Disposition in accordance with Section 9.5;

(d)           so long as no Default would exist immediately after giving effect thereto, the Borrower may merge, consolidate or amalgamate with or into, or convert into, any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger, consolidation, amalgamation or conversion is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have by a supplement to the Guaranty confirmed that its Guarantee of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Loan Party, unless it is the other party to such merger, consolidation or amalgamation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, consolidation or amalgamation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, consolidation, amalgamation or conversion and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e)           so long as no Default would exist immediately after giving effect thereto, any Restricted Subsidiary may merge, consolidate, amalgamate with or into, or convert or wind up into any other Person in order to effect an Investment permitted pursuant to Section 9.2 (other than Section 9.2(e)); provided that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the applicable requirements of Sections 8.11, 8.12 and 8.13;

(f)           the Transaction may be consummated; and

(g)           so long as no Default would exist immediately after giving effect thereto, a merger, dissolution, liquidation, consolidation, amalgamation, conversion, winding up or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 9.5 (other than Section 9.5(e)).

SECTION 9.5                           Dispositions.  Make any Disposition, except:

(a)           Dispositions of obsolete, worn out or damaged property or equipment, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory and goods held for sale in the ordinary course of business;

(c)           Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Current Asset Collateral, such replacement property shall constitute Current Asset Collateral;

(d)           Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party, (ii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 9.2 (other than Section 9.2(e)) or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair value (as determined by the Person making such Disposition in good faith) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 9.2 (other than Section 9.2(e) or (h)); provided further that no Disposition of Current Asset Collateral (other than cash and Cash Equivalents) shall be permitted pursuant to this clause (d) unless the Borrower shall have (A) in respect of any Disposition pursuant to this clause (d) of property with an aggregate Fair Market Value in excess of $2,000,000, delivered to the Administrative Agent written notice of such Disposition in reasonable detail and (B) if reasonably requested by the Administrative Agent, delivered to the Administrative Agent an updated Borrowing Base Certificate; provided further that Dispositions of Intellectual Property pursuant to this Section 9.5(d) shall comply with the terms of Section 9.5(j)(iv);

(e)           Dispositions permitted by Section 9.2 (other than Section 9.2(e)), Section 9.4 (other than Section 9.4(g)) and Section 9.6 (other than Section 9.6(d)) and Liens permitted by Section 9.1(other than Section 9.1(m)(ii));

(f)           Dispositions of property (other than Current Assets Collateral) pursuant to Permitted Sale-Leaseback Transactions;

(g)           any issuance or sale of Equity Interests in, or issuance or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;

(h)           leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(i)           Dispositions of property other than Current Assets Collateral subject to Recovery Events;

(j)           Dispositions of property (other than Current Asset Collateral and other than in connection with any sale and leaseback transaction) not otherwise permitted under this Section 9.5; provided that: (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default would exist immediately after giving effect thereto), no Default would exist immediately after giving effect to such Disposition; (ii) the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than Liens permitted by Section  9.1); provided, however, that for the purposes of this clause (ii), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the payment in cash of the Obligations (other than contingent indemnification and reimbursement obligations as to which no claim has been asserted by the Person entitled thereto), that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash (to the extent of the cash received) within one hundred eighty (180) days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate Fair Market Value as determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $25,000,000 and 1.5% of Total Assets (measured at the time such Designated Non-Cash Consideration is received), with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash; (iii) [reserved]; and (iv) in the event of a Disposition of Intellectual Property used or useful in connection with the Current Asset Collateral, the purchaser, assignee or other transferee thereof agrees in writing to be bound by a non-exclusive royalty-free worldwide license of such Intellectual Property in favor of the Collateral Agent for use in connection with the exercise of the rights and remedies of the Secured Parties following the occurrence and during the continuation of an Event of Default, which license shall be in form and substance reasonably satisfactory to the Collateral Agent, and provided further that in the case of a Disposition of Intellectual Property licensed by the Borrower or one of its Restricted Subsidiaries from a third party, the transferee thereof shall be required to provide such a license only to the extent to which the applicable license gives it a right to do so;

(k)           Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;

(l)           bulk sales or other Dispositions of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length, provided that such Store closures and related Inventory Dispositions shall not exceed in any transaction or series of related transactions, 10.0% of the number of the Loan Parties’ Stores as of the date of such bulk sale or other Disposition, unless the Borrower shall have delivered to the Administrative Agent an updated Borrowing Base Certificate; provided further that when such Store closures (net of new Store openings) first exceed 15.0% in the aggregate during any twelve-month period of the number of the Loan Parties’ Stores in existence at the beginning of such period, the Borrower (x) shall have delivered immediately prior to such event written notice to the Administrative Agent of such Disposition in reasonable detail and (y) if requested by the Administrative Agent, shall permit an Updated Inventory Appraisal in form and detail and from an appraiser reasonably satisfactory to the Administrative Agent; provided further that all Net Cash Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.9 hereof;

(m)           the unwinding of any Swap Contract;

(n)           the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any IP Rights that are immaterial to the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(o)           to the extent allowable under Section 1031 of the Code (or comparable or successor provision) of comparable or greater market value or usefulness to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of the Restricted Subsidiaries that is not in contravention of Section 9.7;

(p)           Dispositions of accounts receivable in connection with the collection or compromise thereof other than in connection with a financing transaction; provided that no disposition of Eligible Credit Card Receivables shall be permitted pursuant to this clause (p) unless the Borrower shall have (i) in the case of a Disposition of Eligible Credit Card Receivables in an amount in excess of $100,000, delivered to the Administrative Agent written notice of such Disposition in reasonable detail and (ii) if reasonably requested by the Administrative Agent, delivered to the Administrative Agent an updated Borrowing Base Certificate;

(q)           sales or other Dispositions by the Borrower or any Restricted Subsidiary of assets in connection with the closing or sale of a Store in the ordinary course of business of the Borrower and its Subsidiaries which consist of leasehold interests in the premises of such Store, the equipment and fixtures located at such premises and the books and records relating directly to the operations of such Store; provided that as to each and all such sales and closings, (A) no Event of Default shall result therefrom and (B) each such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction; and

(r)           Dispositions of cash and Cash Equivalents;

provided that any Disposition of any property pursuant to this Section 9.5 (except pursuant to Sections 9.5(a), (e), (i), (k), (m), (n), (o) and (p) and except for Dispositions from the Borrower or a Restricted Subsidiary that is a Loan Party to the Borrower or a Restricted Subsidiary that is a Loan Party), shall be for no less than the Fair Market Value of such property at the time of such Disposition as determined by the Borrower in good faith.  To the extent any Collateral is Disposed of as expressly permitted by this Section 9.5 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by a Responsible Officer of the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 9.6                           Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except, subject to the provisions of the last paragraph of Section 9.14:

(a)           each Restricted Subsidiary may make Restricted Payments to the Borrower and to its other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)           the Borrower and each of the Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 9.3) of such Person;

(c)           Restricted Payments used to fund the Transaction and the payment of any fees and expenses incurred in connection with the Transaction or owed by the Borrower or any direct or indirect parent of the Borrower or the Restricted Subsidiaries to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Borrower to enable it to make payments in connection with the consummation of the Transaction or as contemplated by the Acquisition Documents, whether payable on the Effective Date or thereafter, in each case, to the extent permitted by Section 9.8 and set forth on Schedule 9.6(c);

(d)           to the extent constituting Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 9.2 (other than Section 9.2(e) or (l)), or 9.4 (other than a merger, amalgamation or consolidation of Holdings and the Borrower);

(e)           repurchases of Equity Interests in Holdings, the Borrower or any of the Restricted Subsidiaries deemed to occur upon the non-cash exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)           the Borrower may pay (or make Restricted Payments to allow Holdings or any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any direct or indirect parent of Holdings) held directly or indirectly by any future, present or former employee, director or consultant (or any spouses, former spouses, successors, executors, administrators, estate or tax planning entities, heirs, legatees or distributees of any of the foregoing) of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or any agreement or arrangement with any employee, director or consultant of the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries in an aggregate amount after the Effective Date together with the aggregate amount of loans and advances to Holdings made pursuant to Section 9.2(l) in lieu of Restricted Payments permitted by this clause (f) not to exceed $10,000,000 in any calendar year (with any unused amounts in any calendar year being carried over to the two immediately succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30,000,000 in any calendar year); provided, that such amount in any calendar year may be increased by an amount not to exceed the sum of:

(i)         the cash proceeds of key man life insurance policies received by the Borrower, any direct or indirect parent of the Borrower (to the extent contributed to the Borrower) or any of the Restricted Subsidiaries after the Effective Date, other than in connection with, or pursuant to, the Equity Contribution; plus

(ii)         the cash proceeds received by the Borrower or any of the Restricted Subsidiaries from the sale of Qualified Equity Interests (other than any amount designated as a Cure Amount or any amount increasing the Available Amount) of the Borrower or any direct or indirect parent of the Borrower (to the extent contributed to the Borrower) to members of management, directors or consultants of the Borrower and the Restricted Subsidiaries or any direct or indirect parent of the Borrower that occurs after the Effective Date; plus

(iii)         the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Borrower or any of the Restricted Subsidiaries or any of the Borrower’s direct or indirect parents in connection with the Transaction that are foregone in return for the receipt of Equity Interests of the Borrower or any of its direct or indirect parents; minus

(iv)         the aggregate amount of Restricted Payments previously made with the cash proceeds described in foregoing clauses (i), (ii), and (iii);

(g)           the Borrower may make Restricted Payments to Holdings or to any direct or indirect parent of Holdings:

(i)         the proceeds of which will be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) foreign, federal, state or local income taxes (as the case may be) imposed directly on such parent in respect of which a consolidated, combined, unitary or affiliated return is filed by Holdings (or such direct or indirect parent) that includes the Borrower and/or any of its Subsidiaries, to the extent such income tax liability does not exceed the lesser of (A) the taxes that would have been payable by the Borrower and/or its Restricted Subsidiaries as a stand-alone group and (B) the actual tax liability of Holdings’ consolidated, combined, unitary or affiliated group (or, if Holdings is not the parent of the actual group, the taxes that would have been paid by Holdings, the Borrower and/or the Borrower’s Restricted Subsidiaries as a stand-alone group), reduced by any such taxes paid or to be paid directly by the Borrower or its Restricted Subsidiaries;

(ii)         the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) operating costs and expenses of Holdings or its direct or indirect parents incurred in the ordinary course of business and other corporate overhead costs and expenses, which are incurred in the ordinary course of business to the extent attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii)         the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) franchise taxes and other fees, taxes and expenses required to maintain its (or any of such direct or indirect parent’s) corporate existence to the extent attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iv)         to finance any Investment permitted to be made pursuant to Section 9.2; provided that (A) such Restricted Payment shall be made concurrently with the closing of such Investment (and no earlier than one (1) Business Day prior to the closing of such Investment), (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Restricted Subsidiary or (2) the merger, consolidation, amalgamation, conversion, winding up or Disposition (to the extent permitted in Section 9.4) of the Person formed or acquired into the Borrower or a Restricted Subsidiary in order to consummate such Investment, in each case, in accordance with the requirements of Sections 8.11, 8.13 and 9.2, (C) such direct or indirect parent company and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with Section 9.8, (D) any property received by the Borrower shall not increase the Available Amount pursuant to clause (c) of the definition thereof and (E) such Investment shall be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to a provision of Section 9.2 (other than clause (o) thereof);

(v)         the proceeds of which shall be used to pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering of such parent;

(vi)         the proceeds of which (A) shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries or (B) shall be used to make payments permitted under Sections 9.8(c), (g) and (i) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Restricted Subsidiary); and

(vii)         the proceeds of which shall be used to pay interest and/or principal on Indebtedness the proceeds of which Indebtedness have been contributed to the Borrower or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower incurred in accordance with Section 9.3 and any such interest in respect of such Indebtedness paid or required to be paid by the Borrower or any of its Restricted Subsidiaries is included in Consolidated Interest Expense;

(h)           Holdings, the Borrower or any of the Restricted Subsidiaries may pay cash in lieu of the issuance of fractional Equity Interests upon the exercise of options or warrants or the conversion or exchange of Equity Interests of any such Person or such Person’s direct or indirect parents;

(i)           the declaration and payment of dividends on the Borrower’s common stock (or a dividend or other distribution to any direct or indirect parent of the Borrower to fund the payment by such direct or indirect parent of the Borrower of dividends on such entity’s common stock) following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parents after the Effective Date, of up to 6.0% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(j)           repurchases of Equity Interests (i) deemed to occur upon the non-cash exercise of options by the delivery of Equity Interests in satisfaction of the exercise price of such options or (ii) in consideration of withholding or similar Taxes payable directly or indirectly by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, estate or tax planning entities, heirs, legatees or distributes of any of the foregoing), including deemed repurchases in connection with the exercise of stock options;

(k)           without duplication of any other clauses of this Section 9.6, other Restricted Payments in an aggregate amount, when combined with any Investments made under Section 9.2(m), not to exceed the greater of $40,000,000 and 2.0% of Total Assets (measured at the time made);

(l)           Restricted Payments out of the Available Amount so long as the Payment Conditions shall have been satisfied with respect thereto;

(m)           Restricted Payments made with the proceeds of Excluded Contributions; provided that (i) the aggregate amount of such Restricted Payments does not exceed $10,000,000 in any Fiscal Year, (ii) no Event of Default would result immediately thereafter from the making of any such Restricted Payment, (iii) each such Restricted Payment shall be made within one year following the receipt of the related Excluded Contributions, and (iv) there is no increase in the Revolving Credit Outstandings immediately after giving effect thereto.

(n)           Restricted Payments by the Borrower, including to a direct or indirect parent of the Borrower, for the purpose of funding the obligation to repurchase shares pursuant to the Rollover Investor Put in an aggregate amount not to exceed $37,500,000; provided that, with respect to such Restricted Payment pursuant to this clause (n), at the time of such Restricted Payment and after giving pro forma effect thereto, the Total Leverage Ratio would not exceed 3.25 to 1.00;

(o)           the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing;

(p)           payments or distributions to dissenting stockholders pursuant to applicable Law, pursuant to or in connection with the Acquisition Documents; and

(q)           the distribution, by dividend or otherwise, of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries.

SECTION 9.7                           Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by Holdings, the Borrower and the Restricted Subsidiaries on the Effective Date or any business reasonably related or ancillary thereto.

SECTION 9.8                           Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate (other than Holdings) of the Borrower, whether or not in the ordinary course of business, other than:

(a)           transactions between or among the Borrower or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)           transactions on terms not materially less favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)           the execution of the Transaction and the payment of fees and expenses related to the Transaction, other than in connection with any Sponsor Management Agreement and the Lease Letter Agreement;

(d)           the issuance of Equity Interests of Holdings to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries or any direct or indirect parent of Holdings in connection with the Transaction;

(e)           the entering into of any Sponsor Management Agreement or any other agreement (and any amendment or modification of any such agreement) to pay, and the payment of management, consulting, monitoring, advisory, termination and other fees, indemnities, expenses and reimbursements to the Sponsors pursuant to any Sponsor Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees, indemnities, expenses and reimbursements accrued in any prior year) and any Sponsor Termination Fees pursuant to any Sponsor Management Agreement in an aggregate amount not in excess of $5,000,000 in any fiscal year; provided that during any period in which an Event of Default shall have occurred and be continuing or would immediately thereafter result from the making of such payment, the annual fixed management fee and any termination fees pursuant to any Sponsor Management Agreement may accrue, but not be paid, and following the waiver or cure of such Event of Default, such accrued management fee may be paid to the Sponsors; provided, further, that any payment not made in any Fiscal Year may be carried forward and paid in any succeeding Fiscal Year;

(f)           the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or any direct or indirect parent of the Borrower or of a Restricted Subsidiary, as appropriate, in good faith;

(g)           the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnities provided on behalf of, directors, officers, employees and consultants of Holdings, the Borrower and the Restricted Subsidiaries or any direct or indirect parent of Holdings;

(h)           any agreement, instrument or arrangement as in effect as of the Effective Date and set forth on Schedule 9.8(h), or any amendment thereto (so long as any such amendment, taken together with all other amendments thereto since the Effective Date, is not more adverse to the Lenders in any material respect as compared to the applicable agreement as in effect on the Effective Date) or any transaction contemplated thereby as determined in good faith by the Borrower;

(i)           Investments permitted under Section 9.2;

(j)           Restricted Payments permitted under Section 9.6;

(k)           payments by the Borrower and any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the Board of Directors of the Borrower in good faith;

(l)           transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 9.8;

(m)           the issuance of Qualified Equity Interests of Holdings to any Permitted Holder or to any member of the Management Group;

(n)           payments to or from, and transactions with, Joint Ventures (other than Joint Ventures in which any Affiliate of the Borrower (other than the Borrower and its Restricted Subsidiaries) has an ownership or control interest) in the ordinary course of business to the extent otherwise permitted under Section 9.2;

(o)           employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers, employees or consultants in the ordinary course of business;

(p)           the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, the Acquisition Documents, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Effective Date (other than any Sponsor Management Agreement) and any amendment thereto or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Effective Date shall only be permitted by this clause (p) to the extent that the terms of any such existing transaction, arrangement or agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, arrangement or agreement as in effect on the Effective Date in the reasonable determination of a Responsible Officer of the Borrower;

(q)           transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(r)           the entering into of any tax sharing agreement or arrangement and payments made with respect thereto, in each case between or among the Borrower (and/or any direct or indirect parent thereof) and its Subsidiaries; provided that in each case the amount of such payments in any taxable year does not exceed the amount that the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such taxable year were the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent company of the Borrower;

(s)           transactions between the Borrower or any Restricted Subsidiaries and any Person other than an Unrestricted Subsidiary which would constitute a transaction with an Affiliate solely because a director of such Person is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(t)           any contribution to the capital of the Borrower;

(u)           the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, the Lease Letter Agreement; and

(v)           pledges of Equity Interests of Unrestricted Subsidiaries.

SECTION 9.9                           Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facility and the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i)         (x) exist on the date hereof (including the Acquisition Documents) and (to the extent not otherwise permitted by this Section 9.9) are listed on Schedule 9.9 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(ii)         are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary and such Contractual Obligations are not applicable to any other Person, or the properties of any other Person, other than the Person and its Subsidiaries, or the property (and the proceeds and products thereof) of the Person and its Subsidiaries, so acquired;

(iii)         represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 9.3, so long as such Contractual Obligations will not materially affect the Borrower’s ability to make anticipated principal or interest payments on the Loans (as determined in good faith by the Borrower);

(iv)         are customary restrictions that arise in connection with (x) any Lien permitted by Section  9.1 or any document or restriction governing or evidencing such permitted Lien, and relate only to the property subject to such Lien or (y) any Disposition permitted by Section 9.5 applicable pending such Disposition solely to the assets subject to such Disposition;

(v)         are customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures permitted under Section 9.2 and applicable solely to such Joint Venture entered into in the ordinary course of business;

(vi)         are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 9.3 but solely to the extent any negative pledge or restriction on Lien relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) and the proceeds and products thereof and, in the case of the Term Facility and any Permitted Refinancing thereof, permit the Liens securing the Obligations without restriction (subject to the Intercreditor Agreement);

(vii)         are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(viii)         comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 9.3 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(ix)         are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(x)         are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xi)         are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii)         are restrictions contained in the Term Facility Credit Agreement, the Term Facility Documentation, the Senior Notes Indenture or the Senior Notes and any Permitted Refinancing of any of the foregoing;

(xiii)         comprise restrictions imposed by any agreement governing Indebtedness entered into after the Effective Date and permitted under Section 9.3 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive, taken as a whole, than the restrictions contained in this Agreement, taken as a whole), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(xiv)         exist under or by reason of applicable Law;

(xv)         exist under or by reason of any Contractual Obligation of a Person acquired by the Borrower or any Restricted Subsidiary in an Acquisition permitted under this Agreement which was in existence at the time of such Acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(xvi)         are restrictions contained in Letter of Credit Reimbursement Agreements and other standard documentation that any Issuer requires to be executed by any Loan Party with respect to the issuance of any Letter of Credit;

(xvii)        are restrictions contained in the Escrow Agreement;

(xviii)       are restrictions contained in the Shareholders Agreement; or

(xix)         are imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xviii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other restrictions than those contained in the dividend or other restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 9.9, the subordination of loans or advances made to Holdings, the Borrower or a Restricted Subsidiary to other Indebtedness incurred by Holdings, the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advance.

SECTION 9.10                           Fiscal Year.

Make any change in its Fiscal Year; provided, however, that Holdings, the Borrower and the Restricted Subsidiaries may, upon written notice to the Administrative Agent, change their Fiscal Year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that the Borrower and the Administrative Agent mutually agree, acting reasonably, are necessary to reflect such change in fiscal year.

SECTION 9.11                           Prepayments, Etc. of Junior Financing.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Financing (it being understood that payments of regularly scheduled principal and interest and mandatory offers to repay any Junior Financing or mandatory prepayments of principal, premium and interest shall be permitted), except (i) so long as the Payment Conditions are satisfied after giving effect thereto, any prepayment, redemption, purchase, defeasance or other satisfaction of any Junior Financing may be made out of the Available Amount; (ii) [Reserved]; (iii) the conversion (or exchange) of any Junior Financing to Qualified Equity Interests or Indebtedness of any of Holdings’ direct or indirect parents; (iv) the prepayment of Junior Financing of the Borrower or any Restricted Subsidiary owed to Holdings, the Borrower or a Restricted Subsidiary; (v) any Permitted Refinancing of any Junior Financing; (vi) any prepayment, redemption, purchase, defeasance or other satisfaction with the Net Cash Proceeds of any Permitted Equity Issuance; (vii) the prepayment of Junior Financing incurred pursuant to clauses  (e), (f),(h), (k) and (u) of Section 9.3; and (viii) any prepayment, redemption, purchase, defeasance or other satisfaction with the Net Cash Proceeds of any Permitted Sale-Leaseback Transactions; provided that after giving pro forma effect thereto, the Senior Secured Leverage Ratio would not exceed 2.75 to 1.00.

SECTION 9.12                           Modification of Agreements.

Amend, modify or change in any manner materially adverse to the interest of the Lenders (i) any term or condition of any Junior Financing Documentation (other than as a result of a Permitted Refinancing thereof and in any event excluding the Term Facility and any Permitted Refinancing thereof and any Indebtedness under the Loan Documents), (ii) any Constituent Documents of Holdings, the Borrower or any Restricted Subsidiaries, (iii) any Sponsor Management Agreement and (iv) the Shareholders Agreement, in each case, without the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned).

SECTION 9.13                           Holdings.  In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than the following (and activities or operations incidental thereto):  (i) its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the Term Facility, any Senior Notes, or the Senior Notes Indenture, the Lease Letter Agreement, the Shareholders Agreement, the Acquisition Documents or the other agreements contemplated by the Term Facility, the Senior Notes, the Senior Notes Indenture and the Acquisition Documents, (iv) any public offering of its common stock or any other issuance of its Equity Interests or making payments or restricted payments with any amounts received in any transaction permitted under Section 9.6, (v) the issuance of Qualified Equity Interests, (vi) making contributions to the capital of its Subsidiaries, (vii) guaranteeing the obligations of the Borrower and its Subsidiaries solely to the extent such obligations of the Borrower and its Subsidiaries are not prohibited hereunder, (viii) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings, any direct or indirect parent of Holdings, and the Borrower, (ix) holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 9.6 pending application or further distribution thereof by Holdings, (x) providing indemnification to officers and directors, (xi) the performance of its obligations with respect to the documentation for any Indebtedness of Holdings permitted under Section 9.3, (xii) any other actions expressly permitted to be undertaken by Holdings under any of the Loan Documents or the Acquisition Documents; and (xiii) activities or operations incidental to the businesses or activities described in clauses (i) to (xii) of this Section 9.13.

SECTION 9.14                           Capital Expenditures.  Incur, or permit to be incurred by the Borrower and the Restricted Subsidiaries, Capital Expenditures in the aggregate during each Fiscal Year set forth below in excess of the maximum amount set forth below for such Fiscal Year:

FISCAL YEAR ENDING (ON OR ABOUT)	MAXIMUM CAPITAL EXPENDITURES

Fiscal Year ending March 31, 2013	$48,800,000

Fiscal Year ending March 31, 2014	$51,200,000

Fiscal Year ending March 31, 2015	$54,500,000

Fiscal Year ending March 31, 2016	$51,000,000

Fiscal Year ending March 31, 2017	$56,000,000

provided, however, that, (a) to the extent that actual Capital Expenditures incurred in any such Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (without giving effect to the carryover permitted by this clause (a)), 100% of the difference between such stated maximum amount and such actual Capital Expenditures shall, in addition to any amount permitted above, be available for Capital Expenditures in the next succeeding Fiscal Year; which Capital Expenditures incurred in any Fiscal Year shall be deemed to have been incurred first, in respect of amounts permitted pursuant to this Section 9.14 without giving effect to this clause (a) and then, in respect of any amount permitted solely by reason of this clause (a), and (b) to the extent that Capital Expenditures for any Fiscal Year exceed the applicable amount set forth above for such Fiscal Year (without giving effect to the pull-forward permitted by this clause (b)), an amount equal to up to 50% of the amount allocated to the succeeding year (but not any year thereafter) may be carried back and utilized to make Capital Expenditures during such Fiscal Year (and the amount permitted in such subsequent year shall be reduced by the amount so carried back); provided further that with respect to any Fiscal Year in which an Acquisition permitted under this Agreement is consummated and for each Fiscal Year subsequent thereto, the maximum amount Capital Expenditures for any Fiscal Year set forth above shall be increased (subject to the next succeeding proviso) by an amount equal to 130% of the quotient obtained by dividing (A)(i) the amount of Capital Expenditures made by the acquired entity, business or asset(s) for the thirty-six (36) month period immediately preceding the consummation of such Acquisition by (ii) three (3) (the “Acquired Capital Expenditure Amount”) or (B) if the acquired entity, business or asset(s) has been in existence for less than thirty-six (36) months prior to the consummation of the Acquisition, (i) the amount of Capital Expenditures made by the acquired entity, business or asset(s) for the number of months such acquired entity, business or asset(s) has been in existence prior to the consummation of such Acquisition by (ii) the number of years rounded to the nearest 1/12 of one year such acquired entity, business or asset(s) has been in existence prior to the consummation of such Acquisition; provided still further that, with respect to any Fiscal Year during which any such Acquisition occurs, the permitted Capital Expenditures amount applicable to such Fiscal Year shall be increased by an amount equal to the product of (x) the Acquired Capital Expenditure Amount, and (y) a fraction, the numerator of which is the number of days remaining in such Fiscal Year and the denominator of which is 365 or 366, as applicable.

Notwithstanding anything to the contrary herein, and without limiting the provisions of the immediately preceding paragraph, the Borrower and the Restricted Subsidiaries may make Capital Expenditures in excess of the maximum amounts set forth above for any Fiscal Year by utilizing amounts that would otherwise have been available to the Borrower and the Restricted Subsidiaries to (i) create, incur or assume Indebtedness or Disqualified Equity Interests under Sections 9.3(l), (ii) to make Investments under Sections 9.2(m), or (iii) to make Restricted Payments under Sections 9.6(k); provided that the Borrower shall have designated to the Administrative Agent in writing signed by a Responsible Officer such amounts so utilized; and provided further that the amount (or liquidation value, in the case of Disqualified Equity Interests) of any such Indebtedness, Disqualified Equity Interests, Investments or Restricted Payments that could otherwise have been created, incurred, assumed or made, as applicable, under any such Section by the Borrower or any Restricted Subsidiary that is instead utilized to make Capital Expenditures in any Fiscal Year in excess of the amounts otherwise permitted pursuant to this Section 9.14 in such Fiscal Year (taking into account the carryover and pull-forward provisions in the immediately preceding paragraph) shall be reduced Dollar-for-Dollar by the amount thereof utilized to make any such Capital Expenditures in any such Fiscal Year.

ARTICLE X

EVENTS OF DEFAULT

SECTION 10.1                           Events of Default.  Each of the events referred to in clauses (a) through (l) of this Section 10.1 shall constitute an “Event of Default”

(a)           Non-Payment.  The Borrower fails to pay (i) when due, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants.

(i)         The Borrower, any Restricted Subsidiary or, in the case of Section 9.13, Holdings, fails to perform or observe any term, covenant or agreement contained in (A) Article VI; provided that any failure to comply with Article VI shall be subject to cure to the extent provided in Section 10.4, (B) Section 7.2(a) or Section 8.1(a) (solely with respect to the Borrower), (C) Section 8.9 or (D) Article IX;

(ii)         during the continuation of any Cash Dominion Period the Borrower or any other Loan Party fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in Section 8.12; or

(iii)         the Borrower or any other Loan Party fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in (A) Section 7.4(a) and such failure continues for five (5) Business Days after receipt by the Borrower of written notice thereof from the Administrative Agent, or (B) Section 7.4(b) and such failure continues for three (3) Business Days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(iv)         the Borrower or any other Loan Party fails to perform or observe (or to cause to be performed or observed) any covenant or agreement contained in Section 8.5 in respect of any casualty insurance covering Current Asset Collateral and such failure continues for ten (10) Business Days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 10.1(a) or (b) above and, for the purpose of clarity, including any failure to perform or observe any covenant or agreement contained in (x) Section 8.12 other than during the continuation of any Cash Dominion Period or (y) Section 8.5 other than with respect to casualty insurance covering Current Asset Collateral) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e)           Cross-Default.  Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than $25,000,000, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party) the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due or subject to a mandatory offer to repurchase, prepay, defease or redeem such Indebtedness as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Aggregate Commitments or acceleration of the Loans pursuant to Section 10.2; and, provided, further, that no such event under the Term Facility (other than a payment default or any default relating to insolvency or any proceeding under any Debtor Relief Law) shall constitute an Event of Default under this Section 10.1(e) until the earliest to occur of (x) the date that is thirty (30) days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Indebtedness under the Term Facility and (z) the exercise of any remedies by the Term Facility Administrative Agent or collateral agent or any lenders under the Term Facility in respect of any Collateral; or

(f)           Insolvency Proceedings, Etc. Holdings, the Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)           Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h)           ERISA.  (i)  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(i)           Invalidity of Loan Documents.  Any material provision of any Loan Document at any time after its execution and delivery by any Loan Party and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 9.4 or 9.5) or the Discharge of Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any such Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any such Loan Document (other than as a result of the Discharge of Obligations), or purports in writing to revoke or rescind any such Loan Document; or

(j)           Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.1 or 8.11 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction permitted under Section 9.4 or 9.5) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 9.1, except (x) to the extent that any such loss of perfection or priority results from acts or omissions of the Collateral Agent, any co-agent or sub-agent of the Collateral Agent appointed in accordance with Article XI or any Lender, including the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements, or (y) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; provided that, for purposes of this paragraph (j), the Guaranty shall be deemed not to be a Collateral Document; or

(k)           Junior Financing Documentation.  (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation governing Junior Financing subordinated in right of payment to the Obligations under the Loan Documents with an aggregate principal amount of not less than $25,000,000 or (ii) the subordination provisions set forth in any Junior Financing Documentation governing Junior Financing subordinated in right of payment to the Obligations under the Loan Documents with an aggregate principal amount of not less than $25,000,000 shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Junior Financing, if applicable; or

(l)           Change of Control.  There occurs any Change of Control.

SECTION 10.2                           Remedies upon Event of Default.

(a)           If any Event of Default (other than as set forth in the proviso hereto) occurs and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Requisite Lenders take any or all of the following actions by notice to the Borrower:

(i)         declare the Revolving Credit Commitments of each Lender and any obligation of the Issuers to make L/C Credit Extensions to be terminated, whereupon such Revolving Credit Commitments and obligation shall be terminated;

(ii)         declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)         require that the Borrower Cash Collateralize the Letter of Credit Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)         exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the Revolving Credit Commitments of each Lender and any obligation of the Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the Letter of Credit Obligations (in an amount equal to 101% of such Letter of Credit Obligations on such date) as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b)           Without limitation of the rights of the Agents or Secured Parties under Section 8.12, the Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that during the continuance of an Event of Default, and notwithstanding Section 2.13(e) above, the Administrative Agent may in its sole discretion, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 10.2(a), deliver a notice to each Approved Account Bank instructing them to cease complying with any instructions from any Loan Party and to transfer all funds therein to the Administrative Agent and the Administrative Agent shall apply all payments in respect of any Obligations and all funds on deposit in the Agent Sweep Account and all other proceeds of Collateral in the order specified in Section 10.3 hereof.

(c)           Notwithstanding anything to the contrary, if the only Events of Default then having occurred and continuing are the failure to comply with Section 6.1 with respect to the Test Period most recently ended, then the Administrative Agent may not take any of the actions set forth in subclauses (i), (ii), (iii) and (iv) of Section 10.2(a) during the period commencing on the date that the Administrative Agent receives a Notice of Intent to Cure and ending on the Cure Expiration Date with respect thereto in accordance with and to the extent permitted by Section 10.4.

SECTION 10.3                           Application of Funds.  After the occurrence and during the continuance of the exercise of remedies following the occurrence and during the continuance of an Event of Default provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable and the Letter of Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 10.2), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, ratably, pay any reasonable and documented out-of-pocket fees, indemnities, or expense reimbursements then due to the Administrative Agent or any Issuer from the Borrower (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Second, ratably, to pay any reasonable and documented out-of-pocket fees or expense reimbursements then due to the Revolving Credit Lenders from the Borrower (other than in connection with Cash Management Obligations or Obligations in respect of Secured Hedge Agreements);

Third, to pay interest due and payable in respect of any Loans (including any Swing Loans) and any Protective Advances, ratably;

Fourth, to pay principal on the Protective Advances;

Fifth, to pay principal on the Loans (other than the Protective Advances) and unreimbursed Letter of Credit Borrowings and to pay any amounts owing with respect to Obligations in respect of Secured Hedge Agreements (solely to the extent and up to the amount of Availability Reserves imposed with respect to such Obligations in respect of Secured Hedge Agreements), ratably;

Sixth, to pay an amount to the Administrative Agent equal to 101% of the Letter of Credit Obligations on such date, to be held in the Agent Sweep Account as cash collateral for such Obligations;

Seventh, to pay any amounts owing with respect to Cash Management Obligations, ratably;

Eighth, to pay any amounts owing with respect to any Secured Hedge Obligations not paid pursuant to clause Fifth, ratably;

Ninth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower;

Tenth, as provided for under the Intercreditor Agreement; and

Eleventh, after all of the Obligations set forth in foregoing clauses First through Tenth have been paid in full, to the Borrower or as the Borrower shall direct or as otherwise required by Law.

Subject to Sections 2.4, 2.16, 8.12 and 10.5, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Sixth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations then remain outstanding, to the Borrower.

Notwithstanding the foregoing, if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses First through Tenth above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Secured Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Lenders shall be allocated first to repay Protective Advances and Swing Loans pro rata until such Protective Advances and Swing Loans are paid in full and then to repay the Loans.  The order of priority set forth in clauses First through Ninth above may be changed only with the prior written consent of the Administrative Agent in addition to that of all Lenders.

SECTION 10.4                           Borrower’s Right to Cure.

(a)           Notwithstanding anything to the contrary contained in Section 10.1, in the event of any Event of Default under the covenant set forth in Article VI and until the expiration of the tenth (10th) day following the date on which the Fixed Charge Coverage Ratio calculation would be required to be delivered pursuant to Section 6.1 or Section 7.2(a) (such date, the “Cure Expiration Date”), following delivery of a Notice of Intent to Cure by the Permitted Holders (or any subset thereof) of their intent to exercise their rights under this Section 10.4, the Borrower may designate any portion of the Net Cash Proceeds of any issuance of common Equity Interests of the Borrower or any cash capital contribution to the common equity of the Borrower as an increase to Consolidated EBITDA with respect to such applicable quarter; provided that all such Net Cash Proceeds to be so designated (i) are actually received by the Borrower as cash common equity (including through capital contribution of such Net Cash Proceeds directly or indirectly to the Borrower) after the date of such notice and before the Cure Expiration Date and (ii) the aggregate amount of such Net Cash Proceeds or cash capital contribution that are so designated shall not exceed 100% of the aggregate amount necessary to cure such Event of Default under Article VI for any applicable period.

(b)           Upon receipt by the Borrower of any such designated Net Cash Proceeds or cash capital contribution (the “Cure Amount”) in accordance with this Section 10.4, Consolidated EBITDA for any period of calculation which includes the last Fiscal Quarter of the Test Period ending immediately prior to the date on which such Cure Amount was received shall be increased, solely for the purpose of calculating the financial ratio set forth in Article VI, by an amount equal to the Cure Amount.  The resulting increase to Consolidated EBITDA from designation of a Cure Amount shall not result in any adjustment to Consolidated EBITDA or any other financial definition for any purpose under this Agreement other than for purposes of calculating the financial ratio set forth in Article VI and for additional clarification shall not adjust the calculation of Consolidated EBITDA for purposes of determining the Total Leverage Ratio, Senior Secured Leverage Ratio or Fixed Charge Coverage Ratio (other than for purposes of actual compliance with Article VI as of the end of any applicable Test Period).

(c)           If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Article VI, the Borrower shall be deemed to have satisfied the requirements of Article VI as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable existing breach or default of Article VI shall be deemed cured for this purpose of the Agreement.

(d)           In each period of four Fiscal Quarters, there shall be at least two (2) Fiscal Quarters for which Consolidated EBITDA is not increased by exercise of a cure pursuant to Section 10.4(a).

(e)           Consolidated EBITDA shall not be increased by exercise of a cure pursuant to Section 10.4(a) more than five (5) times during the term of this Agreement.

SECTION 10.5                           Actions in Respect of Letters of Credit; Cash Collateral.

(a)           At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in the Agent Sweep Account to Cash Collateralize Letter of Credit Obligations shall be less than 101% of the Letter of Credit Obligations and (iii) as may be required by Section 2.9 or Section 2.16, the Borrower shall pay to the Administrative Agent in Same Day Funds at the Administrative Agent’s office referred to in Section 12.8, for deposit in the Agent Sweep Account, (x) in the case of clauses (i) and (ii) above, the amount required such that, after such payment, the aggregate funds on deposit in the Agent Sweep Account equals or exceeds 101% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (iii) above, the amount required by Section 2.9.  The Administrative Agent may, from time to time after funds are deposited in the Agent Sweep Account, apply funds then held in the Agent Sweep Account to the payment of any amounts, in accordance with Section 2.9 and Section 10.2(b), as shall have become or shall become due and payable by the Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations.  The Administrative Agent shall promptly give the Borrower written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Collateral Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(b)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 10.4 or Sections 2.4, 2.9, 2.12, 2.16 or 10.2 in respect of Letters of Credit or Swing Loans shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, Swing Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(c)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender or, as appropriate, its assignee following compliance with Section 12.2(b)(vi)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 10.4 may be otherwise applied in accordance with Section 10.3), and (y) the Person providing Cash Collateral and the applicable Issuer or Swing Loan Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1                           Appointment and Authorization.

(a)           Each of the Lenders and the Issuers hereby irrevocably appoints Royal Bank of Canada to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article XI (other than Sections 11.6 and 11.11) are solely for the benefit of the Administrative Agent, the Lenders and the Issuers, and the Borrower shall not have rights as a third party beneficiary of any such provision.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and/or Cash Management Bank) and the Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender and such Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and Article XII (including Sections 11.3, 11.13, 12.3, 12.4 and 12.5, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.  Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including the Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 11.2                           Rights as a Lender.  Any Person serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.  The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 11.3                           Exculpatory Provisions.  Neither the Administrative Agent nor any other Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, an Agent (including the Administrative Agent):

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 and 12.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuer.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 11.4                           Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or such greater number or percentage of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

SECTION 11.5                           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 11.6                           Resignation of Administrative Agent or the Collateral Agent.

(a)           The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders and the Issuers, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed), appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or Collateral Agent, as applicable, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or the Collateral Agent on behalf of the Lenders or the Issuers under any of the Loan Documents, the retiring Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent or such Collateral Agent, as applicable, is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Requisite Lenders with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed) appoint a successor Administrative Agent as provided for above in this Section 11.6.  Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Requisite Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s or Collateral Agent’s, as applicable, resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 12.3, 12.4 and 12.5 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, as applicable, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent, as applicable, was acting as Administrative Agent or Collateral Agent, as applicable.

(b)           Any resignation by Royal Bank of Canada as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuer and Swing Loan Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and Swing Loan Lender, (ii) the retiring Issuer and Swing Loan Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit issued by Royal Bank of Canada, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.

SECTION 11.7                           Non-Reliance on Administrative Agent and Other Lenders; Disclosure of Information by Agents.  Each Lender and each Issuer acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder.  Each Lender and each Issuer also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Persons and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 11.8                           No Other Duties; Other Agents, Arrangers, Managers, Etc.  Each of BMO Harris Bank N.A. and Deutsche Bank Securities, Inc. is hereby appointed as a Co-Syndication Agent hereunder, and each Lender hereby authorizes each of BMO Harris Bank N.A. and Deutsche Bank Securities, Inc. to act as a Co-Syndication Agent in accordance with the terms hereof and the other Loan Documents.  Each of City National Bank and Siemens Financial Services, Inc. is hereby appointed Co-Documentation Agent hereunder, and each Lender hereby authorizes City National Bank and Siemens Financial Services, Inc. to act as Co-Documentation Agent in accordance with the terms hereof and the other Loan Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable.  Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Arrangers or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender or Issuer hereunder and such Persons shall have the benefit of this Article XI.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any agency or fiduciary or trust relationship with any Lender, Holdings, the Borrower or any of their respective Subsidiaries.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.  Each Co-Syndication Agent and each Co-Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.  Each Co-Syndication Agent and each Co-Documentation Agent and any other Agent may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.

SECTION 11.9                           Intercreditor Agreement.  The Administrative Agent and the Collateral Agent are authorized to enter into the Intercreditor Agreement, and the parties hereto acknowledge that the Intercreditor Agreement is binding upon them.  Each Lender (a) hereby consents to the subordination of the Liens on the Collateral other than the Current Asset Collateral securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.  The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

SECTION 11.10                           Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Administrative Agent under Sections 2.12, 12.3  and 12.4) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)           any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12, 12.3 and 12.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuer in any such proceeding.

SECTION 11.11                           Collateral and Guaranty Matters.

Each of the Lenders (including in its capacities as a potential or actual Cash Management Bank and a potential Hedge Bank) and the Issuers irrevocably authorizes the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent agrees that it will:

(a)           release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon the Discharge of Obligations, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document (including in connection with a Permitted Sale-Leaseback Transaction) to any Person other than Holdings, the Borrower or any of the Guarantors, (iii) subject to Section 12.1, if the release of such Lien is approved, authorized or ratified in writing by the Requisite Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)           release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.1(i);

(c)           release any Guarantor from its obligations under the Guaranty if (i) in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder or (ii) in the case of Holdings, as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Term Facility, Senior Notes, any Credit Agreement Refinancing Indebtedness or any Junior Financing; and

(d)           if any Guarantor shall cease to be a Material Subsidiary (as certified in writing by a Responsible Officer of the Borrower), and the Borrower notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Guaranty and provides the Administrative Agent and the Collateral Agent such certifications or documents with respect thereto as either such Agent shall reasonably request, (i) release such Subsidiary from its obligations under the Guaranty and (ii) release any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; provided that no such release shall occur if such Subsidiary continues to be a guarantor in respect of the Term Facility, the Senior Notes, any Credit Agreement Refinancing Indebtedness or any other Junior Financing.

Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its security interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.11.

Notwithstanding the foregoing, in each case as specified in this Section 11.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, promptly execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 11.11.

In connection with the delivery of any such release or subordination documentation by the Administrative Agent pursuant to this Section 11.11, the Borrower shall have delivered to the Administrative Agent, prior to the date of the proposed release or subordination, a written request for release or subordination identifying the relevant Guarantor and/or Collateral and the terms of the sale or other disposition or transaction in reasonable detail, including such other information as the Administrative Agent shall reasonably request, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.

SECTION 11.12                           Secured Cash Management Agreements and Secured Hedge Agreements.

(a)           Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.3, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than solely in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

(b)           Each Secured Party hereby agrees (i) that, after the occurrence and during the continuance of a Cash Dominion Period (and thereafter at such frequency as the Administrative Agent may reasonably request in writing), it will provide to the Administrative Agent, promptly upon the written request of the Administrative Agent, a summary of all Obligations owing to it under this Agreement and (ii) that the benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not an Agent, a Lender or an Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance reasonably acceptable to the Administrative Agent) this Article XI and Sections 3.1, Sections 12.4, 12.6, 12.16, 12.19 and 12.22 and the Intercreditor Agreement, and the decisions and actions of any Agent and the Requisite Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing clause (ii), (x) such Secured Party shall be bound by Sections 12.3, 12.4 and 12.5 only to the extent of liabilities, reimbursement obligations, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements with respect to or otherwise relating to the Liens and Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (y) each of the Agents, the Lenders and the Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (z) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

SECTION 11.13                           Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation, if any, of any Loan Party to do so), pro rata, and hold harmless the Administrative Agent and each other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Requisite Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.13.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 11.13 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations (if any) with respect thereto, provided further that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof.  The undertaking in this Section 11.13 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent, the Swing Loan Lender or any Issuer.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1                           Amendments, Etc.  Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Requisite Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a)           extend or increase the Revolving Credit Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that (i) a waiver of any condition precedent set forth in Section 4.1 or Section 4.2 or (ii) the waiver of any Default, mandatory prepayment or mandatory reduction of the Revolving Credit Commitments, in each case, shall not constitute an extension or increase of any Revolving Credit Commitment of any Lender);

(b)           postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.6 or 2.10 without the written consent of each Lender directly and adversely affected thereby (it being understood that (i) any change to any component of “Excess Availability”, the definitions of Fixed Charge Coverage Ratio, Total Leverage Ratio or Senior Secured Leverage Ratio or, in each case, in the component definitions thereof, (ii) a waiver of any condition precedent set forth in Section 4.1 or Section 4.2, (iii) the waiver of any Default, mandatory prepayment or mandatory reduction of the Revolving Credit Commitments or (iv) a waiver of applicability of any post-default increase in interest rates, in each case, shall not constitute a postponement of any date scheduled for the payment of principal or interest or a reduction in the amount of any payment of interest); provided that only the consent of the Requisite Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Loan Party to pay interest at the Default Rate);

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Borrowing, or (subject to clause (iii) of the second proviso to this Section 12.1) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (it being understood that (i) any change to any component of “Excess Availability”, the definitions of Fixed Charge Coverage Ratio, Total Leverage Ratio or Senior Secured Leverage Ratio or, in each case, in the component definitions thereof, (ii) a waiver of any condition precedent set forth in Section 4.1 or Section 4.2, (iii) the waiver of any Default, mandatory prepayment or mandatory reduction of the Revolving Credit Commitments or (iv) a waiver of applicability of any post-default increase in interest rates, in each case, shall not constitute a reduction in the rate of interest); provided that only the consent of the Requisite Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Loan Party to pay interest at the Default Rate;

(d)           change any provision of this Section 12.1, the definition of “Requisite Lenders”, “Requisite Class Lenders”, “Supermajority Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Revolving Credit Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly and adversely affected thereby;

(e)           other than in a transaction permitted under Section 9.4 or 9.5 or pursuant to Section 11.11,, release all or substantially all of the Collateral in any transaction or series of related transactions (except as expressly permitted by the Collateral Documents or this Agreement), without the written consent of each Lender;

(f)           other than in a transaction permitted under Section 9.4 or 9.5 or pursuant to Section 11.11,, release all or substantially all of the Guarantors (except as expressly permitted by the Guaranty or this Agreement), without the written consent of each Lender directly and adversely affected thereby;

(g)           change the definition of the term “Borrowing Base” or any component definition thereof, if as a result thereof the amounts available to be borrowed by the Borrower would be increased, without the written consent of the Supermajority Lenders, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves without the consent of any Lenders;

(h)           without the prior written consent of all Lenders directly and adversely affected thereby, (i) subordinate the Obligations hereunder to any other Indebtedness, or (ii) except as provided by operation of applicable Law or in the Intercreditor Agreement or pursuant to Section 11.11, subordinate the Liens granted hereunder or under the other Loan Documents to any other Lien; or

(i)           change the order of the application of funds specified in Section 10.3 without the written consent of each Lender directly affected thereby;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each Issuer in addition to the Lenders required above, affect the rights or duties of an Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above, affect the rights or duties of the Swing Loan Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 12.2(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) the consent of Requisite Class Lenders shall be required with respect to any amendment that by its terms directly and adversely affects the rights of such Class in respect of payments hereunder in a manner different than such amendment affects other Classes; (vi) no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement, (A) that is for the purpose of adding the holders of Indebtedness incurred or issued pursuant to a Permitted Refinancing of the Term Facility (or any agent or trustee of such holders) as parties thereto, as expressly contemplated by the terms of the Intercreditor Agreement and permitted under Section 9.3(p) (it being understood that any such amendment or supplement may make such other changes to the Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (B) that is expressly contemplated by Sections 5.2(c) or 7.4 of the Intercreditor Agreement with respect to a Permitted Refinancing of the Term Facility permitted under Section 9.3(p) (or the comparable provisions, if any, of any successor intercreditor agreement with respect to a Permitted Refinancing of the Term Facility permitted under Section 9.3(p)); provided further that no such agreement shall, pursuant to this clause (vi), amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable, and (vii) only the consent of the Administrative Agent and the Borrower is required to effect any amendment or supplement of the Fee Letter.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary contained in this Section 12.1 or otherwise in this Agreement or any other Loan Document, (i) this Agreement and any other Loan Document may be amended, supplemented or otherwise modified to effect the provisions of Sections 2.15, 2.17 and 2.18, (ii) this Agreement and any other Loan Document may be amended, supplemented or otherwise modified, or any provision thereof waived, with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender or Issuer, if such amendment, supplement, modification or waiver is delivered in order to (A) cure ambiguities, omissions, mistakes or defects or (B) cause any Collateral Document to be consistent with this Agreement and the other Loan Documents and (iii) without the consent of any Lender or Issuer, the Borrower and the Administrative Agent or any other collateral agent may enter into any amendment, supplement or modification of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest of the Secured Parties in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interests for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.  The Agent shall make available to the Lenders copies of each such amendment or other modification to this Agreement.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender and that has been approved by the Requisite Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 3.7; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

SECTION 12.2                           Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 9.4, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans (including for purposes of this subsection (b), participations in Letter of Credit Obligations and in Swing Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)         Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans of any Class at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate unused amount of the Revolving Credit Commitment (plus the principal outstanding balance of the Loans) or, if the Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 10.1(a) or (f), has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)         Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Credit Commitment assigned, except that this clause (ii) shall not apply to rights in respect of the Swing Loan Lender’s rights and obligations in respect of Swing Loans;

(iii)         Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) shall be required unless (1) an Event of Default under Section 10.1(a) or Section 10.1(f), has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to an assignment (including any consent required under subsection (b)(i)(B) of this Section) unless it shall have objected thereto by written notice (including via e-mail) to the Administrative Agent within ten (10) Business Days after having received written notice thereof from the Administrative Agent;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)           the consent of the Issuers (such consent not to be unreasonably withheld, delayed or conditioned) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)           the consent of the Swing Loan Lender (such consent not to be unreasonably withheld, delayed or conditioned) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding);

(iv)         Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  All assignments shall be by novation.

(v)         No Assignment to Certain Persons.  No such assignment shall be made (A) to Holdings, the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person, or (D) to a Disqualified Lender.

(vi)         Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, 12.3, 12.4 and 12.5 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Revolving Credit Note, the Borrower (at its expense) shall execute and deliver a Revolving Credit Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office  a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and related interest amounts) of the Loans and Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  This Section 12.2(c) and Section 2.7 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Obligations and/or Swing Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents, the other Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any  provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.1 (other than clause (d) thereof) that directly and adversely affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 (subject to the requirements of Sections 3.1(b), (c) or (d), as applicable), Section 3.4 and Section 3.5 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 12.6 as though it were a Lender, provided such Participant agrees to be subject to Section 12.7 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.4 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s express prior written consent to such sale.  A Participant shall not be entitled to the benefits of Section 3.1 unless the Borrower is notified of the participation sold to such Participant (provided, that the receipt of such notice without more shall not be deemed to imply or constitute the Borrower’s consent to such sale for purposes of this Section or Section 3.1(e))and such Participant agrees, for the benefit of the Borrower, to comply and does in fact comply with Section 3.1 as though it were a Lender.  Each Lender that sells a participation shall (acting solely for this purpose as an agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  A Lender shall be obligated to disclose the Participant Register to any Person (including for the avoidance of doubt the Borrower and the Administrative Agent) to the extent such disclosure is necessary to establish that any Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)           Any Lender may, at any time, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Credit Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Revolving Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Revolving Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(e).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Sections 3.1, 3.4 and 3.5), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Revolving Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Revolving Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Revolving Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)           Resignation as Issuer or Swing Loan Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Royal Bank of Canada or any other Issuer assigns all of its Revolving Credit Commitment and Revolving Loans pursuant to subsection (b) above, Royal Bank of Canada or the applicable Issuer may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Issuer and/or (ii) if applicable, upon thirty (30) days’ notice to the Borrower, resign as Swing Loan Lender.  In the event of any such resignation as Issuer or Swing Loan Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuer or Swing Loan Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Royal Bank of Canada or the applicable Issuer as Issuer or (as applicable) Swing Loan Lender, as the case may be.  If Royal Bank of Canada or the applicable Issuer resigns as Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuer and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts under Letters of Credit pursuant to Section 2.4).  If Royal Bank of Canada resigns as Swing Loan Lender, it shall retain all the rights of the Swing Loan Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Loans pursuant to Section 2.3.  Upon the appointment of a successor Issuer and/or Swing Loan Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer or Swing Loan Lender, as the case may be, and (b) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Royal Bank of Canada or the applicable Issuer to effectively assume the obligations of Royal Bank of Canada or the applicable Issuer with respect to such Letters of Credit.

SECTION 12.3                           Costs and Expenses.  The Borrower agrees (a) if the Effective Date occurs, to pay or reimburse the Administrative Agent upon presentation of a summary statement for all reasonable, documented and invoiced out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including

 (i) all Attorney Costs of Paul Hastings LLP and, if reasonably necessary, a single firm of local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole (which may include a single special counsel acting in multiple jurisdictions), and (ii) reasonable, documented and invoiced out-of-pocket fees and expenses incurred in connection with Field Examinations, the Initial Inventory Appraisal and any Updated Inventory Appraisal, and (b) to pay or reimburse the Administrative Agent, the Issuers and the Lenders for all reasonable, documented and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such reasonable, documented and invoiced out-of-pocket costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of a single firm of counsel to the Administrative Agent, the Issuers and the Lenders taken as a whole (and, if reasonably necessary, a single firm of local counsel in any relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions).  The agreements in this Section 12.3 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 12.3 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 12.4                           Indemnities.  The Borrower shall indemnify and hold harmless the Agents, each Lender, each Issuer and their respective Affiliates, directors, officers, employees, agents, controlling persons and other representatives and the successors and permitted assigns of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims, and reasonable, documented and invoiced out-of-pocket fees and expenses (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (but limited, in the case of Attorney Costs, to the reasonable, documented and invoiced out-of-pocket fees, disbursements and other charges of a single firm of counsel to all Indemnitees taken as a whole and, if necessary, a single firm of local counsel for all Indemnitees taken as a whole in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions), and solely in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower and thereafter retains its own counsel, one additional firm of counsel for each group of affected Indemnitees similarly situated taken as a whole)

(i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Revolving Credit Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liabilities, in each case arising out of the activities or operations of the Borrower, any Subsidiary or any other Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, losses, damages, claims, costs, expenses or disbursements resulted from (A) (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Related Indemnified Person or (y) a breach of any obligations under any Loan Document by such Indemnitee or of any Related Indemnified Person, in each case, as determined by a final, non appealable judgment of a court of competent jurisdiction or (B) any dispute solely between or among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Facility (excluding their role as a Lender) and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates.  To the extent that the undertakings to indemnify and hold harmless set forth in this Section 12.4 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.4 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  All amounts due under this Section 12.4 shall be paid within twenty (20) Business Days after written demand thereof from the Administrative Agent or the Indemnitee entitled thereto.  The agreements in this Section 12.4 shall survive the resignation of the Administrative Agent, the Collateral Agent, the Swing Loan Lender or any Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.  This Section 12.4 shall not apply to Taxes, or amounts excluded from the definition of Taxes pursuant to clauses (i) through (viii) of the first sentence of Section 3.1(a), that are imposed with respect to payments to or for account of any Agent or any Lender under any Loan Document, which shall be governed by Section 3.1.  This Section 12.4 also shall not apply to Other Taxes or to taxes covered by Section 3.4.

SECTION 12.5                           Limitation of Liability.  The Loan Parties agree that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or bad faith or breach by such Indemnitee of its material obligations under this Agreement.  In no event, shall any party hereto or any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each party hereto hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 12.6                           Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party  against any and all of the obligations of the Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness;  provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.7                           Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans made by it, or the participations in Letter of Credit Obligations and Swing Loans held by it (in each case, whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in Letter of Credit Obligations or Swing Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment of principal of or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.13 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The provisions of this Section shall not be construed to apply to the application of Cash Collateral provided for in Sections 10.3 and 10.5.  For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.6) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 12.7 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 12.7 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 12.8                           Notices and Other Communications; Facsimile Copies.

(a)           General.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)         if to Holdings, the Borrower, the Administrative Agent, an Issuer or the Swing Loan Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.8; and

(ii)         if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuer pursuant to Article II if such Lender or Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(c)           Receipt.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)           The Platform.  THE “PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, any Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, any Issuer or any other Person under this Section 12.8 for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e)           Change of Address.  Each of Holdings, the Borrower, the Administrative Agent, each Issuer and the Swing Loan Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuer and the Swing Loan Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(f)           Reliance by Administrative Agent, Issuers and Lenders.  The Administrative Agent, the Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing or Swing Loan Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Issuer, each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower; provided that such indemnity shall not be available to the extent that such losses, costs, expenses and liabilities resulted from (x) the gross negligence, bad faith or willful misconduct of such Person or (y) a breach of any obligations under any Loan Document by such Person, in each case, as determined by a final, non appealable judgment of a court of competent jurisdiction.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 12.9                           No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 12.10                           Binding Effect.  This Agreement shall become effective when (i) it shall have been executed by the Borrower, Holdings and the Administrative Agent and (ii) the Administrative Agent shall have been notified by each Lender, Swing Loan Lender and each Issuer (and the Administrative Agent, in turn, shall have notified the Borrower thereof) that each such Lender, Swing Loan Lender and Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 12.11                           Governing Law; Submission to Jurisdiction; Service of Process.

(a)           THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE INTERPRETATION OF ANY PROVISION OF THE MERGER AGREEMENT, INCLUDING THE DETERMINATION OF THE ACCURACY OF ANY REPRESENTATION OR WARRANTY OR THE SATISFACTION OF ANY CONDITION CONTAINED THEREIN (INCLUDING ANY DETERMINATION OR DISPUTE CONCERNING A “CLOSING DATE MATERIAL ADVERSE EFFECT”) SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA AND SECTION 9.08 OF THE MERGER AGREEMENT SHALL GOVERN WITH RESPECT THERETO.

(b)           THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT, EACH ISSUER AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c)           THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT, EACH ISSUER AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.8.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 12.12                           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.13                           Marshaling; Payments Set Aside.  None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 12.14                           Execution In Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 12.15                           Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.16                           Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuers agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such Information and who are informed of the confidential nature of such Information are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 12.16 (or provisions at least as restrictive as those of this Section 12.16, taken as a whole,) (with each such Administrative Agent, Lender and Issuer responsible for such Person’s compliance with this paragraph), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) in which case the Administrative Agent, the Lenders and the Issuers agree (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, to notify the Borrower promptly thereof prior to disclosure by such Person, (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Administrative Agent or such Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, to inform the Borrower promptly thereof prior to disclosure), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section 12.16, taken as a whole, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be an Additional Lender or (ii) any actual or prospective direct or indirect counterparty to any swap or derivative transaction relating to the Borrower and its obligations, in each case who agree to be bound by the terms of this Section 12.16 (or provisions at least as restrictive as those of this Section 12.16, taken as a whole,), (g) with the written consent of the Borrower; (h) to any rating agency in connection with obtaining ratings for the Borrower, the Facility, the Term Facility or the Senior Notes; or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or improper disclosure by the Administrative Agent, any Lender or any Issuer or any of their respective Affiliates or any related parties thereto in violation of any confidentiality obligations owing to the Borrower, the Company, any Permitted Holder or any of their respective Affiliates or (ii) becomes available to the Administrative Agent, any Issuer, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of the Borrower, the Company, any Permitted Holder or any of their respective Affiliates.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, it being understood that all information received from or on behalf of Holdings, the Borrower or any Subsidiary after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Issuers and the Lenders acknowledges that (a) the Information may include material non-public information concerning any Loan Party or a Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 12.17                           Use of Name, Logo, etc.  Each Loan Party consents to the publication in the ordinary course by Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark.  Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers.

SECTION 12.18                           USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 12.19                           No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Agents and the Arrangers, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings their respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arrangers nor any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 12.20                           Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 12.20, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the applicable Issuer or the Swing Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 12.21                           Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent, each Issuer and each Lender, regardless of any investigation made by the Administrative Agent, any Issuer or any Lender or on their behalf and notwithstanding that the Administrative Agent, any Issuer or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the Discharge of Obligations.

SECTION 12.22                           Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents (including the exercise of any right of set-off, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party (including, without limitation, with respect to any Secured Hedge Agreement), without the prior written consent of the Administrative Agent (which shall not be withheld in contravention of Section 11.4).  The provision of this Section 12.22 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 12.23                           Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NUMBER MERGER SUB, INC. (which on the Effective Date shall be merged with and into 99¢ Only Stores, with 99¢ Only Stores surviving such merger as the Borrower),

By:	/s/Adam Stein
Name: Adam Stein
Title: Vice President

By:	/s/Shane Feeney
Name: Shane Feeney
Title: Vice President

The undersigned hereby confirms that, as a result of its merger with Number Merger Sub, Inc., it hereby assumes all of the rights and obligations of Number Merger Sub, Inc. under this Agreement (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and hereby is joined to this Agreement as the Borrower thereunder.

99¢ ONLY STORES

By:	/s/Eric Schiffer
Name: Eric Schiffer
Title: Chief Executive Officer

NUMBER HOLDINGS, INC., as Holdings,

By:	/s/Eric Schiffer
Name: Eric Schiffer
Title: Chief Executive Officer

ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent

By:	/s/Susan Khokher
Name: Susan Khokher
Title: Manager, Agen

ROYAL BANK OF CANADA, as Swing Loan Lender, Issuer and a Lender

By:	/s/Daniel Gioia
Name: Daniel Gioia
Title: Authorized Signatory

BANK OF MONTREAL, as a Lender

By:	/s/Michael W. Scolaro
Name: Michael W. Scolaro
Title: Managing Director and Group Head

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/Dusan Lazarov
Name: Dusan Lazarov
Title: Director

By:	/s/Benjamin Souh
Name: Benjamin Souh
Title: Vice President

CITY NATIONAL BANK, a national banking association, as a Lender

By:	/s/ Mia Bolin
Name: Mia Bolin
Title: Vice President

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ Anthony Casciano
Name: Anthony Casciano
Title: Senior Vice President

By:	/s/ Paul Ramseur
Name: Paul Ramseur
Title: Vice President/Head of Risk Mgt.

HSBC BANK USA N.A., as a Lender

By:	/s/ Andrew W. Hietala
Name: Andrew W. Hietala
Title: Vice President